Exhibit 99.2
CONSOLIDATED STATEMENTS OF CONDITION

	December 31
(Dollars in thousands)	2009	2008

Assets:
Cash and due from banks (Note 18)	$465,712	$552,423
Federal funds sold and securities purchased under agreements to resell	452,883	772,357

Total cash and cash equivalents	918,595	1,324,780

Interest-bearing cash	539,300	207,792
Trading securities	699,900	945,766
Loans held for sale	452,501	566,654
Securities available for sale (Note 3)	2,694,468	3,125,153
Loans, net of unearned income (Note 4)	18,123,884	21,278,190
Less: Allowance for loan losses	896,914	849,210

Total net loans	17,226,970	20,428,980

Mortgage servicing rights, net (Note 6)	302,611	376,844
Goodwill (Note 7)	165,528	192,408
Other intangible assets, net (Note 7)	38,256	45,082
Capital markets receivables	334,404	1,178,932
Premises and equipment, net (Note 5)	313,824	333,931
Real estate acquired by foreclosure	125,190	125,538
Other assets	2,257,131	2,170,120

Total assets	$26,068,678	$31,021,980

Liabilities and equity:
Deposits:
Savings	$4,847,709	$4,824,939
Time deposits	1,895,992	2,294,644
Other interest-bearing deposits	3,169,474	1,783,362
Certificates of deposit $100,000 and more	559,944	1,382,236

Interest-bearing	10,473,119	10,285,181
Noninterest-bearing	4,394,096	3,956,633

Total deposits	14,867,215	14,241,814

Federal funds purchased and securities sold under agreements to repurchase (Note 9)	2,874,353	1,751,079
Trading liabilities (Note 9)	293,387	359,502
Other short-term borrowings and commercial paper (Note 9)	761,758	4,279,689
Term borrowings	2,190,544	4,022,297
Other collateralized borrowings	700,589	745,363

Total long-term debt (Note 10)	2,891,133	4,767,660

Capital markets payables	292,975	1,115,428
Other liabilities	785,389	932,176

Total liabilities	22,766,210	27,447,348

Equity:
First Horizon National Corporation Shareholders’ Equity:
Preferred stock — no par value (shares authorized — 5,000,000; shares issued — series CPP 866,540 on December 31, 2009 and 2008) (Note 12)	798,685	782,680
Common stock — $.625 par value (shares authorized - 400,000,000; shares issued — 236,098,435 on December 31, 2009 and 234,784,332 on December 31, 2008) *	138,738	128,302
Capital surplus	1,208,649	1,048,602
Capital surplus common stock warrant — CPP (Note 12)	83,860	83,860
Undivided profits	891,580	1,387,854
Accumulated other comprehensive loss, net (Note 15)	(114,209)	(151,831)

Total First Horizon National Corporation Shareholders’ Equity	3,007,303	3,279,467

Noncontrolling interest (Note 12)	295,165	295,165

Total equity	3,302,468	3,574,632

Total liabilities and equity	$26,068,678	$31,021,980

See accompanying notes to consolidated financial statements.
Certain previously reported amounts have been reclassified to agree with current presentation.

*	Outstanding shares have been restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(Dollars in thousands except per share data)	2009	2008	2007

Interest income:
Interest and fees on loans	$769,748	$1,153,546	$1,621,881
Interest on investment securities	141,853	162,306	188,733
Interest on loans held for sale	25,811	151,554	253,587
Interest on trading securities	53,162	114,625	174,188
Interest on other earning assets	2,365	24,694	67,570

Total interest income	992,939	1,606,725	2,305,959

Interest expense:
Interest on deposits:
Savings	38,886	79,921	115,954
Time deposits	60,857	101,225	136,571
Other interest-bearing deposits	5,012	13,863	25,852
Certificates of deposit $100,000 and more	27,709	76,293	369,313
Interest on trading liabilities	20,869	33,195	51,516
Interest on short-term borrowings	12,955	189,568	294,074
Interest on long-term debt	50,183	217,578	372,037

Total interest expense	216,471	711,643	1,365,317

Net interest income	776,468	895,082	940,642
Provision for loan losses	880,000	1,080,000	272,765

Net interest income/(loss) after provision for loan losses	(103,532)	(184,918)	667,877

Noninterest income:
Capital markets	632,093	483,526	284,236
Mortgage banking	235,450	518,034	69,454
Deposit transactions and cash management	163,761	179,034	175,271
Trust services and investment management	29,482	33,821	40,335
Brokerage management fees and commissions	26,934	32,234	37,830
Insurance commissions	25,248	29,104	31,739
Debt securities gains, net	—	761	6,292
Equity securities gains/(losses), net	(1,178)	65,349	(7,475)
Gains/(losses) on divestitures	(9,183)	(19,019)	15,695
All other income and commissions (Note 14)	152,236	145,546	162,149

Total noninterest income	1,254,843	1,468,390	815,526

Adjusted gross income after provision for loan losses	1,151,311	1,283,472	1,483,403

Noninterest expense:
Employee compensation, incentives, and benefits	777,581	928,982	932,443
Repurchase and foreclosure provision	147,772	29,503	17,181
Foreclosed real estate	66,197	21,471	7,581
Legal and professional fees	66,121	62,173	52,879
Occupancy	65,402	103,573	129,626
Operations services	62,485	72,602	69,460
Deposit insurance premiums	46,272	14,664	3,327
Contract employment	36,217	33,515	21,510
Equipment rentals, depreciation, and maintenance	34,305	56,744	72,402
Communications and courier	26,960	38,183	41,965
Computer software	26,883	30,318	53,860
Miscellaneous loan costs	23,050	38,221	12,783
Amortization of intangible assets	6,017	8,229	10,489
Goodwill impairment	2,294	—	84,084
All other expense (Note 14)	184,289	174,136	267,486

Total noninterest expense	1,571,845	1,612,314	1,777,076

Loss before income taxes	(420,534)	(328,842)	(293,673)
Benefit for income taxes (Note 16)	(174,945)	(154,405)	(139,909)

Loss from continuing operations	(245,589)	(174,437)	(153,764)
Income/(loss) from discontinued operations, net of tax	(12,846)	(3,534)	2,453

Net loss	(258,435)	(177,971)	(151,311)

Net income attributable to noncontrolling interest	11,402	14,016	18,835

Net loss attributable to controlling interest	$(269,837)	$(191,987)	$(170,146)

Preferred stock dividends	59,585	7,413	—

Net loss available to common shareholders	$(329,422)	$(199,400)	$(170,146)

Loss per common share from continuing operations (Note 17)	$(1.35)	$(0.95)	$(1.14)

Diluted loss per common share from continuing operations (Note 17)	$(1.35)	$(0.95)	$(1.14)

Loss per share available to common shareholders (Note 17)	$(1.41)	$(0.96)	$(1.13)

Diluted loss per share available to common shareholders (Note 17)	$(1.41)	$(0.96)	$(1.13)

Weighted average common shares (Note 17)	234,431	206,681	151,060

Diluted average common shares (Note 17)	234,431	206,681	151,060

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF EQUITY

								Accumulated
								Other
	Common		Preferred Stock -	Common	Capital	Capital Surplus -	Undivided	Comprehensive	Noncontrolling
(Amounts in thousands)	Shares	Total	Capital Surplus	Stock	Surplus	Warrants	Profits	Income/(Loss)	Interest

Balance, December 31, 2006	124,866	$2,757,660	—	$78,041	$312,521	—	$2,144,276	($72,448)	$295,270
REIT preferred stock issuance	—	7	—	—	—	—	—	—	7
Adjustment to reflect change in accounting for tax benefits (ASC 740)	—	(862)	—	—	—	—	(862)	—	—
Adjustment to reflect change in accounting for purchases of life insurance (ASC 325-30)	—	(548)	—	—	—	—	(548)	—	—
Effects of changing pension and postretirement plans measurement dates pursuant to ASC 715:
Service cost, interest cost, and expected return on plan assets for October 1 — December 31, net of tax	—	(711)	—	—	—	—	(711)	—	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/loss for October 1 — December 31, net of tax	—	—	—	—	—	—	(1,366)	1,366	—
Additional gain for October 1 — December 31, net of tax	—	6,944	—	—	—	—	—	6,944	—

Beginning balance, as adjusted	124,866	2,762,490	—	78,041	312,521	—	2,140,789	(64,138)	295,277
Net income/(loss)	—	(151,311)	—	—	—	—	(170,146)	—	18,835
Other comprehensive income/(loss):
Unrealized fair value adjustments, net of tax:
Cash flow hedges	—	(344)	—	—	—	—	—	(344)	—
Securities available for sale	—	13,700	—	—	—	—	—	13,700	—
Pension and postretirement plans:
Prior service cost arising during period	—	(95)	—	—	—	—	—	(95)	—
Net actuarial gain/(loss) arising during period	—	(2,284)	—	—	—	—	—	(2,284)	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/loss included in net periodic benefit cost	—	5,060	—	—	—	—	—	5,060	—

Comprehensive income/(loss)	—	(135,274)	—	—	—	—	(170,146)	16,037	18,835

Cash dividends declared ($1.50/share) (a)	—	(227,722)	—	—	—	—	(227,722)	—	—
Common stock repurchased	(27)	(1,114)	—	(17)	(1,097)	—	—	—	—
Common stock issued for:
Stock options and restricted stock	1,384	33,736	—	865	32,871	—	—	—	—
Tax benefit from incentive plans	—	6,258	—	—	6,258	—	—	—	—
Stock-based compensation expense	—	11,338	—	—	11,338	—	—	—	—
Dividends paid to noncontrolling interest of subsidiary preferred stock	—	(18,835)	—	—	—	—		—	(18,835)
Other	143	(4)	—	90	(65)	—	(29)	—	—

Balance, December 31, 2007	126,366	2,430,873	—	78,979	361,826	—	1,742,892	(48,101)	295,277
Adjustment to reflect change in accounting for split dollar life insurance (ASC 715-60)	—	(8,530)	—	—	—	—	(8,530)	—	—
Adjustment to reflect change in accounting for fair value of interest rate lock commitments (ASC 820)	—	(12,502)	—	—	—	—	(12,502)	—	—

Beginning balance, as adjusted	126,366	2,409,841	—	78,979	361,826	—	1,721,860	(48,101)	295,277
Net income/(loss)	—	(177,971)	—	—	—	—	(191,987)	—	14,016
Other comprehensive income/(loss):
Unrealized fair value adjustments, net of tax:
Cash flow hedges	—	(6)	—	—	—	—	—	(6)	—
Securities available for sale	—	21,852	—	—	—	—	—	21,852	—
Pension and postretirement plans:
Prior service cost arising during period	—	(37)	—	—	—	—	—	(37)	—
Net actuarial gain/(loss) arising during period	—	(127,960)	—	—	—	—	—	(127,960)	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	—	2,421	—	—	—	—	—	2,421	—

Comprehensive income/(loss)	—	(281,701)	—	—	—	—	(191,987)	(103,730)	14,016

Preferred stock and common stock warrant issuance — CPP	—	866,540	782,680	—	—	83,860	—	—	—
REIT preferred stock redemption	—	(112)	—	—	—	—	—	—	(112)
Cash dividends declared ($.33/share) (a)	—	(64,401)	—	—	—	—	(64,401)	—	—
Stock dividends declared	9,689	—	—	6,056	71,525	—	(77,581)	—	—
Common stock issuance (69 million shares issued at $10 per share net of offering costs)	69,000	659,656	—	43,125	616,531	—	—	—	—
Common stock repurchased	—	(306)	—	(19)	(287)	—	—	—	—
Common stock issued for:
Stock options and restricted stock — equity awards	258	(1,956)	—	128	(2,084)	—	—	—	—
Tax benefit from incentive plans	—	(7,910)	—	—	(7,910)	—	—	—	—
Stock-based compensation expense	—	9,034	—	—	9,034	—	—	—	—
Dividends paid to noncontrolling interest of subsidiary preferred stock	—	(14,016)	—	—	—	—		—	(14,016)
Other	(30)	(37)	—	33	(33)	—	(37)	—	—

Balance, December 31, 2008	205,283	3,574,632	782,680	128,302	1,048,602	83,860	1,387,854	(151,831)	295,165
Net income/(loss)	—	(258,435)	—	—	—	—	(269,837)	—	11,402
Other comprehensive income/(loss):
Unrealized fair value adjustments, net of tax:
Securities available for sale	—	22,614	—	—	—	—	—	22,614	—
Pension and postretirement plans:
Prior service cost arising during period	—	10,829	—	—	—	—	—	10,829	—
Net actuarial gain/(loss) arising during period (b)	—	3,541	—	—	—	—	—	3,541	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	—	638	—	—	—	—	—	638	—

Comprehensive income/(loss)	—	(220,813)	—	—	—	—	(269,837)	37,622	11,402

Preferred stock — (CPP) accretion	—	16,005	16,005	—	—	—	—	—	—
Preferred stock — (CPP) dividends	—	(59,543)	—	—	—	—	(59,543)	—	—
Stock dividends declared	15,532	—	—	9,708	157,398	—	(167,106)	—	—
Common stock repurchased	—	(392)	—	(22)	(370)	—	—	—	—
Common stock issued for:
Stock options and restricted stock — equity awards	1,200	2,015	—	750	1,265	—	—	—	—
Tax benefit from incentive plans	—	(5,701)	—	—	(5,701)	—	—	—	—
Stock-based compensation expense	—	7,455	—	—	7,455	—	—	—	—
Dividends paid to noncontrolling interest of subsidiary preferred stock	—	(11,402)	—	—	—	—	—	—	(11,402)
Other changes in equity	(35)	212	—	—	—	—	212	—	—

Balance, December 31, 2009	$221,980	$3,302,468	$798,685	$138,738	$1,208,649	$83,860	$891,580	($114,209)	$295,165

See accompanying notes to consolidated financial statements.

(a)	Per share data restated to reflect the effect of stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.

(b)	Includes a positive, after-tax effect of $18.3 million due to a curtailment. See Note 19 - Savings, Pension, and Other Employee Benefits.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(Dollars in thousands)	2009	2008	2007

Operating Activities
Net loss	$(258,435)	$(177,971)	$(151,311)
Adjustments to reconcile net loss to net cash provided/(used) by operating activities:
Provision for loan losses	880,000	1,080,000	272,765
Benefit for deferred income tax	(173,900)	(411,429)	(215,294)
Depreciation and amortization of premises and equipment	32,538	41,278	57,125
Amortization of intangible assets	6,017	8,229	10,959
Net other amortization and accretion	43,176	47,941	63,550
Decrease/(increase) in derivatives, net	186,578	(110,044)	62,278
Market value adjustment on mortgage servicing rights	(67,817)	422,561	238,236
Repurchase and foreclosure provision	147,772	29,503	17,181
Fair value adjustment for real estate losses	34,924	4,393	2,100
Goodwill impairment	16,591	—	84,084
Impairment of other intangible assets	341	4,034	990
(Gains)/losses on divestitures	9,183	19,020	(15,695)
Stock-based compensation expense	7,455	9,034	11,338
Excess tax benefit/(provision) from stock-based compensation arrangements	5,701	7,910	(6,258)
Equity securities (gains)/losses, net	1,178	(65,349)	7,475
Debt securities gains, net	—	(761)	(6,292)
Gains on repurchases of debt	(16,412)	(33,845)	—
Net losses on disposal of fixed assets	8,749	3,218	1,753
Net (increase)/decrease in:
Trading securities	181,872	782,470	461,982
Loans held for sale	114,153	2,926,558	(588,135)
Capital markets receivables	844,528	(654,513)	207,863
Interest receivable	15,061	46,314	18,678
MSR due to sale	87,274	256,323	90,074
Other assets	(230,811)	(224,416)	(189,834)
Net increase/(decrease) in:
Capital markets payables	(822,453)	529,070	(213,131)
Interest payable	(31,144)	(51,765)	(8,739)
Other liabilities	(171,732)	(16,018)	152,163
Trading liabilities	(66,115)	(196,642)	(233,813)

Total adjustments	1,042,707	4,453,074	283,403

Net cash provided by operating activities	784,272	4,275,103	132,092

Investing Activities
Held to maturity securities:
Maturities	—	240	29
Available for sale securities:
Sales	48,743	157,984	653,627
Maturities	710,652	592,776	847,174
Purchases	(287,464)	(729,984)	(573,426)
Premises and equipment:
Purchases	(21,180)	(23,666)	(33,539)
Net (increase)/decrease in:
Securitization retained interests classified as trading securities	63,994	(47,336)	—
Loans	2,259,477	418,985	(754,806)
Interest-bearing cash	(331,508)	(168,370)	(21,381)
Cash (payments)/receipts related to divestitures	803	(40,608)	23,318

Net cash provided/(used) by investing activities	2,443,517	160,021	140,996

Financing Activities
Common stock:
Exercise of stock options	3	511	34,542
Cash dividends paid	—	(120,575)	(225,011)
Repurchase of shares	(392)	(303)	(1,104)
Issuance of common shares	—	659,656	—
Issuance of preferred equity and common stock warrant — CPP	—	866,540	—
Excess tax benefit from stock-based compensation arrangements	(5,701)	(7,910)	6,258
Cash dividends paid — preferred stock — CPP	(43,447)	—	—
Cash dividends paid — preferred stock — noncontrolling interest	(12,741)	(14,459)	(18,890)
Long-term debt:
Issuance	—	25,002	1,230,171
Payments/Maturities	(1,600,613)	(1,969,207)	(292,288)
Cash paid for repurchase of debt	(201,858)	(244,928)	—
Issuance of preferred stock of subsidiary	—	—	8
Repurchase of preferred stock of subsidiary	—	(112)	(1)
Net increase/(decrease) in:
Deposits	625,432	(2,321,483)	(2,956,271)
Short-term borrowings	(2,394,657)	(2,242,791)	2,063,121

Net cash used by financing activities	(3,633,974)	(5,370,059)	(159,465)

Net increase/(decrease) in cash and cash equivalents	(406,185)	(934,935)	113,623

Cash and cash equivalents at beginning of period	1,324,780	2,259,715	2,146,092

Cash and cash equivalents at end of period	$918,595	$1,324,780	$2,259,715

Total interest paid	246,832	761,130	1,374,583
Total income taxes paid	$109,242	$336,681	$13,052

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies
Basis of Accounting. The consolidated financial statements of First Horizon National Corporation (FHN), including its subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. This preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.
Subsequent Events. Events occurring after the date of the Consolidated Statements of Condition but before the issuance of the financial statements included in this filing have been evaluated through the time of this filing.
Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of FHN and other entities in which it has a controlling financial interest. Variable Interest Entities (VIE) for which FHN or a subsidiary has been determined to be the primary beneficiary are also consolidated. Affiliates for which FHN is not considered the primary beneficiary and that FHN does not have a controlling financial interest in are accounted for by the equity method. These investments are included in other assets, and FHN’s proportionate share of income or loss is included in noninterest income. All significant intercompany transactions and balances have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform to current year presentation. Business combinations accounted for as purchases are included in the financial statements from the respective dates of acquisition.
Revenue Recognition. FHN derives a significant portion of its revenues from fee-based services. Noninterest income from transaction-based fees is generally recognized when the transactions are completed. Noninterest income from service-based fees is generally recognized over the period in which FHN provides the service.
Deposit Transactions and Cash Management. Deposit transactions include services related to retail and commercial deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (Automated Clearing House and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting to large corporate clients.
Insurance Commissions. Insurance commissions are derived from the sale of insurance products, including acting as an independent agent to provide commercial and personal property and casualty, life, long-term care, and disability insurance.
Trust Services and Investment Management. Trust services and investment management fees include investment management, personal trust, employee benefits, and custodial trust services.
Brokerage Management Fees and Commissions. Brokerage management fees and commissions include fees for portfolio management, trade commissions, and annuity and mutual fund sales.
Statements of Cash Flows. For purposes of these statements, cash and due from banks, federal funds sold, and securities purchased under agreements to resell are considered cash and cash equivalents. Federal funds are usually sold for one-day periods, and securities purchased under agreements to resell are short-term, highly liquid investments.
Trading Activities. Securities purchased in connection with underwriting or dealer activities (long positions) are carried at market value as trading securities. Gains and losses, both realized and unrealized, on these securities are reflected in capital markets noninterest income. Trading liabilities include securities that FHN has sold to other parties but does not own (short positions). FHN is obligated to purchase securities at a future date to cover the short positions. Assets and liabilities for unsettled trades are recorded on the Consolidated Statements of Condition as “Capital markets receivables” or “Capital markets payables.” Retained interests, in the form of excess interest, interest-only and principal-only strips, and subordinated securities from sales and securitizations of first lien mortgages are recognized at fair value as trading securities with gains and losses, both realized and unrealized, recognized in mortgage banking income. Retained interests, in the form of certificated residual interests from the securitization of second lien mortgages and home equity lines of credit (“HELOC”) are recognized at fair value as trading securities with gains and losses, both realized and unrealized, recognized in other income on the Consolidated Statements of Income.

Note 1 — Summary of Significant Accounting Policies (continued)
Investment Securities. Investment securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the degree of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and FHN’s intent and ability to hold the security. Securities that may be sold prior to maturity and equity securities are classified as securities available for sale and are carried at fair value. The unrealized gains and losses on securities available for sale, including debt securities for which no credit impairment exists, are excluded from earnings and are reported, net of tax, as a component of other comprehensive income within shareholders’ equity. Venture capital investments are classified as securities available for sale and are carried at fair value. Following adoption of the provisions of the FASB Codification update to FASB Accounting Standards Codification (ASC) 820 on January 1, 2008, unrealized gains and losses on such securities are recognized prospectively in noninterest income. Prior to FHN’s adoption of the provisions of the Codification update to ASC 820, venture capital investments were initially valued at cost based on their unmarketable nature. Subsequently, these investments were adjusted to reflect changes in valuation as a result of public offerings or other-than-temporary declines in value.
Upon adoption of the provisions of the FASB Codification update to ASC 320-10-35 for the quarter ended March 31, 2009, the “intent and ability to hold to recovery” indicator was replaced for debt securities with a requirement that an entity’s management assess whether it intends to sell a security or if it is more-likely-than-not that it will be required to sell the security prior to recovery for the debt security when determining other-than-temporary impairment. Realized gains and losses for investment securities are determined by the specific identification method and reported in noninterest income. Declines in value judged to be other-than-temporary based on FHN’s analysis of the facts and circumstances related to an individual investment, including securities that FHN has the intent to sell, are also determined by the specific identification method, and reported in noninterest income. After adoption of the amendments to ASC 320-10-35, for impaired debt securities that FHN does not intend to sell and will not be required to sell prior to recovery but for which credit losses exist, the other-than-temporary impairment recognized has been separated between the total impairment related to credit losses which is reported in noninterest income, and the impairment related to all other factors which is excluded from earnings and reported, net of tax, as a component of other comprehensive income within shareholders’ equity. Currently, FHN does not have other-than-temporarily impaired debt securities for which credit losses exist.
Securities Purchased under Resale Agreements and Securities Sold under Repurchase Agreements. FHN enters into short-term purchases of securities under agreements to resell which are accounted for as collateralized financings except where FHN does not have an agreement to sell the same or substantially the same securities before maturity at a fixed or determinable price. Securities delivered under these transactions are delivered to either the dealer custody account at the Federal Reserve Bank or to the applicable counterparty. Collateral is valued daily and FHN may require counterparties to deposit additional collateral or FHN may return collateral pledged when appropriate to maintain full collateralization for these transactions.
Securities sold under agreements to repurchase are offered to cash management customers as an automated, collateralized investment account. Securities sold are also used by the retail/commercial bank to obtain favorable borrowing rates on its purchased funds. As of December 31, 2009 and 2008, FHN had pledged $1.5 billion and $1.2 billion, respectively, of available for sale securities as collateral for these arrangements.
Loans Held for Sale and Securitization and Residual Interests. Prior to fourth quarter 2008, FHN originated first lien mortgage loans (“the warehouse”) for the purpose of selling them in the secondary market, through sales to agencies for securitization, proprietary securitizations, and to a lesser extent through other loan sales. In addition, FHN evaluated its liquidity position in conjunction with determining its ability and intent to hold loans for the foreseeable future and sold certain second lien mortgages and HELOC it produced in the secondary market through securitizations and loan sales through third quarter 2007. Loan securitizations involve the transfer of the loans to qualifying special purposes entities (“QSPE”) that are not subject to consolidation in accordance with ASC 860, “Transfers and Servicing”. Generally, FHN retained the right to service the transferred loans. With FHN’s current focus on origination of mortgages within its regional banking footprint and the sale of its national mortgage origination offices in third quarter 2008, loan sale and securitization activity has significantly decreased. Generally, FHN no longer retains financial interests in loans it transfers to third parties.
Loans originated or purchased for resale, together with mortgage loans previously sold which may be unilaterally called by FHN, are included in loans held for sale in the Consolidated Statements of Condition. Effective January 1, 2008, upon adoption of the provisions of the FASB Codification update to ASC 825, “Financial Instruments,” FHN elected the fair value option on a prospective basis for almost all types of mortgage loans originated for sale purposes. Such loans are carried at fair value, with changes in the fair value of these loans recognized in the mortgage banking noninterest income section of the Consolidated Statements of Income. For mortgage loans originated for sale for which the fair value option is elected, loan origination fees are recorded by FHN when earned and related direct loan origination costs are

Note 1 — Summary of Significant Accounting Policies (continued)
recognized when incurred. Interests retained from the sale or securitization of such loans are included as a component of trading securities on the Consolidated Statements of Condition, with related cash receipts and payments classified prospectively in investing activities on the Consolidated Statements of Cash Flows based on the purpose for which such financial assets were retained. See Note 22 – Fair Value of Assets and Liabilities for additional information.
After adoption of the provisions of the Codification update to ASC 825, FHN continued to account for all mortgage loans held for sale which were originated prior to 2008 and for mortgage loans held for sale for which fair value accounting was not elected at the lower of cost or market value. For such loans, net origination fees and costs were deferred and included in the basis of the loans in calculating gains and losses upon sale. The value accreted during the time that the loan was a locked commitment was also included in the basis of first lien mortgage loans. The cost basis of loans qualifying for fair value hedge accounting under ASC 815, “Derivatives and Hedging”, was adjusted to reflect changes in fair value. Gains and losses realized from the sale of these assets were included in noninterest income. Interests retained from the sale of such loans are included as a component of trading securities on the Consolidated Statements of Condition.
In conjunction with the adoption of the provisions of the FASB Codification update to ASC 820-10 for the quarter ended March 31, 2009, FHN revised its methodology for determining the fair value of certain loans within its mortgage warehouse. FHN now determines the fair value of the applicable loans using a discounted cash flow model using observable inputs, including current mortgage rates for similar products, with adjustments for differences in loan characteristics reflected in the model’s discount rates. This change in methodology had a minimal effect on the valuation of the applicable loans. Previously, fair values of these loans were determined through reference to recent security trade prices for similar products, published third party bids, or observable whole loan sale prices with adjustments for differences in loan characteristics.
Mortgage loans insured by the Federal Housing Administration (“FHA”) and mortgage loans guaranteed by the Veterans Administration (“VA”) are generally securitized through the Government National Mortgage Association (“GNMA”). Generally, conforming conventional loans are securitized through government-sponsored enterprises (“GSE”) such as the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”). In addition, FHN has completed proprietary securitizations of nonconforming first lien and second lien mortgages and HELOC, which do not conform to the requirements for sale or securitization through government agencies or GSE. Most of these securitizations are accounted for as sales; those that do not qualify for sale treatment are accounted for as financing arrangements.
Interests retained from loan sales, including agency securitizations, include MSR and excess interest. Interests retained from proprietary securitizations include MSR and various financial assets. MSR are initially valued at fair value, and the remaining retained interests are initially valued by allocating the remaining cost basis of the loan between the security or loan sold and the remaining retained interests based on their relative fair values at the time of securitization or sale. All retained interests, including MSR, are carried at fair value.
Financial assets retained in a proprietary or agency securitization may include certificated residual interests, excess interest (structured as interest-only strips), interest-only strips, principal-only strips, or subordinated bonds. Residual interests represent rights to receive earnings to the extent of excess income generated by the underlying loans. Excess interest represents rights to receive interest from serviced assets that exceed contractually specified rates. Principal-only strips are principal cash flow tranches, and interest-only strips are interest cash flow tranches. Subordinated bonds are bonds with junior priority. All financial assets retained from a securitization are recognized on the Consolidated Statements of Condition in trading securities at fair value with realized and unrealized gains and losses included in current earnings as a component of noninterest income on the Consolidated Statements of Income.
The fair values of the certificated residual interests and the excess interest are determined using market prices from closely comparable assets such as MSR that are tested against prices determined using a valuation model that calculates the present value of estimated future cash flows. The fair value of these retained interests typically changes based on changes in the discount rate and differences between modeled prepayment speeds and credit losses and actual experience. In some instances, FHN retains interests in the loans it securitized by retaining certificated principal-only strips or subordinated bonds. FHN uses observable inputs such as trades of similar instruments, yield curves, credit spreads, and consensus prepayment speeds to determine the fair value of principal-only strips. The fair value of subordinated bonds is determined using the best available market information, which may include trades of comparable securities, independently provided spreads to other marketable securities, and published market research. Where no market information is available, the company utilizes an internal valuation model. As of December 31, 2009, and December 31, 2008, no market information was available, and the subordinated bonds were valued using an internal model which includes assumptions about timing, frequency and severity of loss, prepayment speeds of the underlying collateral, and the yield that a market participant would require.

Note 1 — Summary of Significant Accounting Policies (continued)
FHN recognizes all its classes of MSR at fair value. Classes of MSR are determined in accordance with FHN’s risk management practices and market inputs used in determining the fair value of the servicing asset. Since sales of MSR tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSR. As such, FHN relies primarily on a discounted cash flow model to estimate the fair value of its MSR. This model calculates estimated fair value of the MSR using predominant risk characteristics of MSR such as interest rates, type of product (fixed vs. variable), age (new, seasoned, or moderate), agency type and other factors. FHN uses assumptions in the model that it believes are comparable to those used by brokers and other service providers. FHN also periodically compares its estimates of fair value and assumptions with brokers, service providers, and recent market activity and against its own experience.
Loans. Loans are stated at principal amounts outstanding, net of unearned income. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs as well as premiums and discounts are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period. Impaired loans are generally carried on a nonaccrual status. Loans are ordinarily placed on nonaccrual status when, in management’s opinion, the collection of principal or interest is unlikely. Accrued but uncollected interest is reversed and charged against interest income when the loan is placed on nonaccrual status. On retail loans, accrued but uncollected interest is reversed when the loan is fully or partially charged off. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to recover the principal balance and accrued interest. Interest payments received on nonaccrual and impaired loans are normally applied to principal. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income.
Individually impaired loans are measured using either a discounted cash flow methodology or the estimated fair value of the underlying collateral less costs to sell, if the loan is considered collateral-dependent. In accordance with accounting standards, the discounted cash flow analysis utilizes the loan’s effective interest rate for discounting expected cash flow amounts. For loans measured using the estimated fair value of collateral less costs to sell, fair value is estimated using appraisals of the collateral. Collateral values are monitored and additional write-downs are recognized if it is determined that the estimated collateral values have declined further. Estimated costs to sell are based on current amounts of disposal costs for similar assets. Generally, FHN does not carry loan loss reserves for collateral dependent individually impaired loans.
Allowance for Loan Losses. The allowance for loan losses is maintained at a level that management determines is sufficient to absorb estimated probable incurred losses in the loan portfolio. Management’s evaluation process to determine the adequacy of the allowance utilizes analytical models based on loss experience subject to adjustment to reflect current events, trends, and conditions (including economic considerations and trends). The actual amounts realized could differ in the near future from the amounts assumed in arriving at the allowance for loan losses reported in the financial statements.
All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions are made to the allowance through periodic provisions charged to current operations and recovery of principal on loans previously charged off.
Premises and Equipment. Premises and equipment are carried at cost less accumulated depreciation and amortization and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Gains and losses on dispositions are reflected in noninterest income and expense.
Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets and are recorded as noninterest expense. Leasehold improvements are amortized over the lesser of the lease periods or the estimated useful lives using the straight-line method. Useful lives utilized in determining depreciation for furniture, fixtures and equipment and buildings are three to fifteen and seven to forty-five years, respectively.
Real Estate Acquired by Foreclosure. Properties acquired by foreclosure in compliance with HUD servicing guidelines are included in “Real estate acquired by foreclosure” and are carried at the estimated amount of the underlying government insurance or guarantee. On December 31, 2009, FHN had $11.5 million in these foreclosed properties. All other real estate acquired by foreclosure consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or estimated fair value less estimated costs to sell the real estate. Losses arising at foreclosure are charged to the appropriate reserve.

Note 1 — Summary of Significant Accounting Policies (continued)
Required developmental costs associated with foreclosed property under construction are capitalized and included in determining the estimated net realizable value of the property, which is reviewed periodically, and any write-downs are charged against current earnings.
Intangible Assets. Intangible assets consist of “Other intangible assets” and “Goodwill.” The “Other intangible assets” represents identified intangible assets, including customer lists, acquired contracts, covenants not to compete and premium on purchased deposits, which are amortized over their estimated useful lives, except for those assets related to deposit bases that are primarily amortized over 10 years. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of amortizing intangibles should be revised. Goodwill represents the excess of cost over net assets of acquired subsidiaries less identifiable intangible assets. On an annual basis, FHN tests goodwill for impairment. For the year ended December 31, 2007, as a result of impairment assessments completed in relation to two full-service First Horizon Bank branches sold as part of FHN’s restructuring, repositioning, and efficiency initiatives, a goodwill impairment of $13.0 million and impairments of other intangible assets of $.9 million were recognized. Additionally, in fourth quarter 2007, FHN incurred a noncash impairment charge of $71.1 million for the writedown of goodwill associated with the non-strategic business segment. While impairment of “Goodwill” recognized was immaterial to FHN for the year ended December 31, 2008, impairments of other intangible assets of $4.0 million were recognized during 2008 in relation to FHN’s divestiture of certain mortgage banking operations and from the change in FHN’s national banking strategy. For the year ended December 31, 2009, goodwill impairments of $16.6 million and an impairment of other intangible assets of $.2 million were recognized as a result of impairment assessments completed in relation to an agreement to sell FTN Equity Capital Markets (“FTN ECM”) and in relation to the disposal of the First Horizon Insurance business in the Atlanta area. See Note 26 – Restructuring, Repositioning, and Efficiency Initiatives for additional information regarding the impairments of other intangible assets during 2008 and the impairments of goodwill and other intangible assets during 2007 and 2009. See Note 7 – Intangible Assets for additional information regarding the goodwill impairment charge recognized by the non-strategic segment in 2007.
Derivative Financial Instruments. FHN accounts for derivative financial instruments in accordance with ASC 815 which requires recognition of all derivative instruments on the balance sheet as either an asset or liability measured at fair value through adjustments to either accumulated other comprehensive income within shareholders’ equity or current earnings. Fair value is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability in an orderly transaction between market participants on the transaction date. Fair value is determined using available market information and appropriate valuation methodologies.
FHN prepares written hedge documentation, identifying the risk management objective and designating the derivative instrument as a fair value hedge, cash flow hedge or free-standing derivative instrument entered into as an economic hedge or to meet customers’ needs. All transactions designated as ASC 815 hedges must be assessed at inception and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair value or cash flows of the hedged item. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability are recognized currently in earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. For free-standing derivative instruments, changes in fair values are recognized currently in earnings. See Note 25 – Derivatives and Off-Balance Sheet Arrangements for additional information.
Cash flows from derivative contracts are reported as operating activities on the Consolidated Statements of Cash Flows.
Advertising and Public Relations. Advertising and public relations costs are generally expensed as incurred.
Income Taxes. FHN accounts for income taxes using the liability method pursuant to ASC 740, “Income Taxes.” Under this method, FHN’s deferred tax assets and liabilities are determined by applying the applicable federal and state income tax rates to its cumulative temporary differences. These temporary differences represent differences between financial statement carrying amounts and the corresponding tax bases of certain assets and liabilities. Deferred taxes are provided as a result of such temporary differences.
FHN and its eligible subsidiaries are included in a consolidated federal income tax return. FHN files separate returns for subsidiaries that are not eligible to be included in a consolidated federal income tax return. Based on the laws of the applicable state where it conducts business operations, FHN either files consolidated, combined, or separate returns. With few exceptions, FHN is no longer subject to U.S. federal or state and local tax examinations by tax authorities for years before 2006. The Internal Revenue Service (IRS) is currently examining tax years 2006 - 2008. All proposed adjustments with respect to examinations of federal returns filed for 2005 and prior years have been settled.

Note 1 — Summary of Significant Accounting Policies (continued)
FHN adopted the provisions of a Codification update to ASC 740 on January 1, 2007. As a result of the implementation of the provisions of the Codification update, FHN recognized a $.9 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of undivided profits. The total balance of unrecognized tax benefits at December 31, 2009 and December 31, 2008, respectively, were $30.0 million and $31.1 million. FHN does not expect that unrecognized tax benefits will significantly increase or decrease within the next twelve months. FHN recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. FHN had approximately $7.6 million and $6.0 million accrued for the payment of interest at December 31, 2009 and December 31, 2008, respectively.
Earnings per Share. Earnings per share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for each period. Diluted earnings per share in net income periods is computed by dividing net income available to common shareholders by the weighted average number of common shares adjusted to include the number of additional common shares that would have been outstanding if the potential dilutive common shares resulting from options granted under FHN’s stock option plans and deferred compensation arrangements had been issued. FHN utilizes the treasury stock method in this calculation. Diluted earnings per share does not reflect an adjustment for potentially dilutive shares in net loss periods. As a result of the stock dividends distributed in 2008, 2009, through October 1, 2010, and expected to be distributed on January 1, 2011, weighted average basic and diluted shares were restated to reflect the effect of the stock dividends.
Equity Compensation. FHN accounts for its employee stock-based compensation plans using the grant date fair value of an award to determine the expense to be recognized over the life of the award. For awards with service vesting criteria, expense is recognized using the straight-line method over the requisite service period (generally the vesting period) and is adjusted for anticipated forfeitures. For awards vesting based on a performance measure, anticipated performance is projected to determine the number of awards expected to vest, and the corresponding aggregate expense is adjusted to reflect the elapsed portion of the performance period. The fair value of equity awards with cash payout requirements, as well as awards for which fair value cannot be estimated at grant date, is remeasured each reporting period through vesting date. Awards are amortized using the nonsubstantive vesting methodology which requires that expense associated with awards having only service vesting criteria that continue vesting after retirement be recognized over a period ending no later than an employee’s retirement eligibility date.
Accounting Changes. Effective December 31, 2009, FHN adopted the provisions of the FASB Codification Update to ASC 715 which provides detailed disclosure requirements to enhance the disclosures about an employer’s postretirement benefit plan assets currently required by ASC 715-20-50. Upon adoption of the amendments to ASC 715, FHN revised its disclosures accordingly.
Effective December 31, 2009, FHN adopted the provisions of FASB Accounting Standards Update 2010-02, “Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification” (ASU 2010-02). ASU 2010-02 clarifies the scope of the decrease in ownership guidance in ASC 810-10 and expands the disclosures required upon deconsolidation of a subsidiary under ASC 810-10-50-1B. The adoption of the Codification update to ASC 810-10 had no effect on FHN’s statement of condition or results of operations.
Effective December 31, 2009, FHN adopted the provisions of FASB Accounting Standards Update 2009-05, “Measuring Liabilities at Fair Value” (ASU 2009-05). ASU 2009-05 updates ASC 820 to clarify that a quoted price for the identical liability, when traded as an asset in an active market, is a Level 1 measurement for that liability when no adjustment to the quoted price is required. ASU 2009-05 further amends ASC 820 to provide that if a quoted price for an identical liability does not exist in an active market, the fair value of the liability should be measured using an approach that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. Under the updated provisions of ASC 820, for such liabilities fair value will be measured using either a valuation technique that uses the quoted price of the identical liability when traded as an asset, a valuation technique that uses the quoted price for similar liabilities or similar liabilities when traded as an asset, or another valuation technique that is consistent with the principles of ASC 820. The adoption of the Codification update to ASC 820 had no material effect on FHN’s statement of condition or results of operations.
Effective September 30, 2009, FHN adopted the provisions of FASB Accounting Standards Update 2009-01 which creates ASC 105, “Generally Accepted Accounting Principles.” ASC 105 establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, other than guidance issued by the SEC. Under ASC 105, all guidance contained in the FASB Accounting Standards Codification carries an equal level of authority, with ASC 105 superseding all non-SEC accounting and reporting

Note 1 — Summary of Significant Accounting Policies (continued)
standards which existed as of its effective date. The effect of adopting the provisions of ASC 105 was immaterial to FHN. In accordance with ASC 105, all references to authoritative accounting standards have been revised to reflect their Codification citation.
Effective June 30, 2009, FHN adopted the provisions of the FASB Codification update to ASC 825-10-50, which requires disclosures about fair value of financial instruments in interim financial statements. ASC 825-10-50, as amended, requires that disclosures be included in both interim and annual financial statements of the methods and significant assumptions used to estimate the fair value of financial instruments. Comparative disclosures are required only for periods ending subsequent to initial adoption. Upon adoption of the amendments to ASC 825-10-50, FHN revised its disclosures accordingly.
Effective June 30, 2009, FHN adopted ASC 855-10 which provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. ASC 855-10-50 requires disclosure of the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. An assessment of subsequent events must be performed for both interim and annual reporting periods. FHN initially applied the guidance of ASC 855-10 when assessing subsequent events through the time of the filing of the financial statements for the quarter ended June 30, 2009, and the effects of adoption were not material.
In April 2009, the FASB issued a Codification update to ASC 320-10-35 which replaces the “intent and ability to hold to recovery” indicator of other-than-temporary impairment in ASC 320-10-35 for debt securities. The updated provisions of ASC 320-10-35 specify that a debt security is considered other-than-temporarily impaired when an entity’s management intends to sell the security or that it is more-likely-than-not that the entity will be required to sell the security prior to recovery of its cost basis. ASC 320-10-35, as amended, requires that for impaired held-to-maturity and available-for-sale debt securities that an entity does not intend to sell and will not be required to sell prior to recovery but for which credit losses exist, the other-than-temporary impairment should be separated between the total impairment related to credit losses, which should be recognized in current earnings, and the amount of impairment related to all other factors, which should be recognized in other comprehensive income. ASC 320-10-35, as amended, discusses the proper interaction of its guidance with SEC Staff Accounting Bulletin Topic 5M, which provides additional factors that must be considered in an other-than-temporary impairment analysis. ASC 320-10-35, as amended, also provides that in periods in which other-than-temporary impairments are recognized, the total impairment must be presented in the investor’s income statement with an offset for the amount of total impairment that is recognized in other comprehensive income. ASC 320-10-35 requires additional disclosures including a rollforward of amounts recognized in earnings for debt securities for which an other-than-temporary impairment has been recognized and the noncredit portion of the other-than-temporary impairment that has been recognized in other comprehensive income. FHN initially applied the guidance provided in the Codification update to ASC 320-10-35 when assessing debt securities for other-than-temporary impairment as of March 31, 2009 and the effects of adoption were not material.
In April 2009, the FASB issued a Codification update to ASC 820-10 which provides factors that an entity should consider when determining whether a market for an asset is not active. If after evaluating the relevant factors, the evidence indicates that a market is not active, ASC 820-10 provides an additional list of factors that an entity must consider when determining whether events and circumstances indicate that a transaction which occurred in such inactive market is orderly. ASC 820-10, as amended, requires that entities place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly when determining the fair value of an asset or liability. The Codification update to ASC 820-10 requires enhanced disclosures, including disclosure of a change in valuation technique which results from its application and disclosure of fair value measurements for debt and equity securities by major security types. FHN initially applied the guidance provided in the Codification update to ASC 820-10 in its fair value measurements as of March 31, 2009 and the effects of adoption were not significant.
Effective January 1, 2009, FHN adopted the provisions of the Codification update to ASC 820 for existing fair value measurement requirements related to non-financial assets and liabilities which are recognized at fair value on a non-recurring basis. The effective date for the application of ASC 820’s measurement framework to such non-financial assets and liabilities was previously delayed under transitional guidance issued by the FASB. ASC 820, as amended, establishes a hierarchy to be used in performing measurements of fair value. Additionally, the updated provisions of ASC 820 emphasize that fair value should be determined from the perspective of a market participant while also indicating that valuation methodologies should first reference available market data before using internally developed assumptions. ASC 820, as amended, also provides expanded disclosure requirements regarding the effects of fair value measurements on the financial statements. The effect of adopting the updated provisions of ASC 820 for non-financial assets and liabilities which are recognized at fair value on a non-recurring basis on January 1, 2009, was not significant to FHN. Effective January 1, 2008, FHN adopted

Note 1 — Summary of Significant Accounting Policies (continued)
ASC 820’s Codification update for existing fair value measurement requirements related to financial assets and liabilities as well as to non-financial assets and liabilities which are remeasured at least annually. Upon the adoption of the updated provisions of ASC 820 for financial assets and liabilities as well as non-financial assets and liabilities remeasured at least annually on January 1, 2008, a negative after-tax cumulative-effect adjustment of $12.5 million was made to the opening balance of undivided profits for interest rate lock commitments which FHN previously measured under the guidance of ASC 815-10-45. The effect of the change in accounting for these interest rate lock commitments produced a positive effect of $19.4 million on 2008 pre-tax earnings as existing commitments were delivered as loans and additional commitments that would have been deferred under the guidance of ASC 815-10-45 were made. Substantially all commitments existing at August 31, 2008 were sold.
Effective January 1, 2009, FHN adopted the provisions of the Codification update to ASC 805 and ASC 810. ASC 805, as amended, requires that an acquirer recognize the assets acquired and liabilities assumed in a business combination, as well as any noncontrolling interest in the acquiree, at their fair values as of the acquisition date, with limited exceptions. Additionally, the updated provisions of ASC 805 provide that an acquirer cannot specify an effective date for a business combination that is separate from the acquisition date. ASC 805, as amended, also provides that acquisition-related costs which an acquirer incurs should be expensed in the period in which the costs are incurred and the services are received. ASC 810, as amended, requires that acquired assets and liabilities be measured at full fair value without consideration to ownership percentage. Under the updated provisions of ASC 810, any noncontrolling interests in an acquiree should be presented as a separate component of equity rather than on a mezzanine level. Additionally, ASC 810, as amended, provides that net income or loss should be reported in the consolidated income statement at its consolidated amount, with disclosure on the face of the consolidated income statement of the amount of consolidated net income which is attributable to the parent and noncontrolling interests, respectively. The retrospective application of ASC 810’s presentation and disclosure requirements resulted in an increase to consolidated net income of $14.0 million for 2008 and $18.8 million for 2007. FHN also recognized an increase of total shareholders’ equity of $295.2 million upon adoption of the amendments to ASC 810 as a result of reclassifying the noncontrolling interest previously recognized on the Consolidated Statements of Condition as “Preferred stock of subsidiary” as a separate component of equity.
Effective January 1, 2009, FHN adopted the provisions of an additional Codification update to ASC 805 which requires that an acquirer recognize at fair value as of the acquisition date an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of the asset or liability can be determined during the measurement period. ASC 805, as amended, provides that if the acquisition-date fair value of an asset acquired or liability assumed in a business combination that arises from a contingency cannot be determined during the measurement period, the asset or liability should be recognized at the acquisition date if information available before the end of the measurement period indicates that it is probable that an asset existed or a liability had been incurred at the acquisition date and the amount of the asset or liability can be reasonably estimated. Additionally, ASC 805, as amended, requires enhanced disclosures regarding assets and liabilities arising from contingencies which are recognized at the acquisition date of a business combination, including the nature of the contingencies, the amounts recognized at the acquisition date and the measurement basis applied. The adoption of the Codification update to ASC 805 had no effect on FHN’s statement of condition or results of operations.
Effective January 1, 2009, FHN adopted the provisions of the Codification update to ASC 815-10-50 which provides amendments that enhance disclosures related to derivatives accounted for in accordance with ASC 815 and reconsiders existing disclosure requirements for such derivatives and any related hedging items. The additional disclosures provided in ASC 815-10-50, as amended, are required for both interim and annual reporting periods. Upon adoption of the Codification update to ASC 815-10-50, FHN revised its disclosures accordingly.
FHN also adopted the provisions of the Codification update to ASC 860-10 as of January 1, 2009, for initial transfers of financial assets executed after such date. The Codification update amends ASC 860-10 to permit a transferor and transferee to separately account for an initial transfer of a financial asset and a related repurchase financing that are entered into contemporaneously with, or in contemplation of, one another if certain specified conditions are met at the inception of the transaction. ASC 860-10, as amended, requires that the two transactions have a valid and distinct business or economic purpose for being entered into separately and that the repurchase financing not result in the initial transferor regaining control over the previously transferred financial asset. The effect of adopting the Codification update to ASC 860-10 was immaterial to FHN.
Effective December 31, 2008, FHN adopted the provisions of the Codification update to ASC 325 which aligns its impairment model for beneficial interests in securitized financial assets with the impairment model in ASC 320, resulting in a consistent determination of whether other-than-temporary impairments of available for sale or held to maturity debt securities have occurred. Since FHN recognizes all retained

Note 1 — Summary of Significant Accounting Policies (continued)
interests from securitization transactions at fair value as trading securities and as all of its beneficial interests classified as available for sale securities are outside the scope of ASC 325, the effect of adopting the Codification update to ASC 325 was immaterial to FHN.
Effective December 31, 2008, FHN adopted the provisions of the Codification update to ASC 810 and ASC 860 which require additional disclosures related to transfers of financial assets as well as FHN’s involvement with variable interest entities and qualifying special purpose entities. Upon adoption of the Codification update to ASC 810 and ASC 860, FHN revised its disclosures accordingly.
Effective December 31, 2008, FHN adopted the provisions of the Codification update to ASC 815-10-50 which requires sellers of credit derivatives and similar guarantee contracts to make disclosures regarding the nature, term, fair value, potential losses, and recourse provisions for those contracts. Since FHN is not a seller of credit derivatives or similar financial guarantees, the effect of adopting the Codification update to ASC 815-10-50 was immaterial to FHN.
Effective January 1, 2008, FHN adopted the provisions of the Codification update to ASC 825 which allows an irrevocable election to measure certain financial assets and liabilities at fair value on an instrument-by-instrument basis, with unrealized gains and losses recognized currently in earnings. Under ASC 825, the fair value option may only be elected at the time of initial recognition of a financial asset or liability or upon the occurrence of certain specified events. Additionally, ASC 825 provides that application of the fair value option must be based on the fair value of an entire financial asset or liability and not selected risks inherent in those assets or liabilities. ASC 825 requires that assets and liabilities which are measured at fair value pursuant to the fair value option be reported in the financial statements in a manner that separates those fair values from the carrying amounts of similar assets and liabilities which are measured using another measurement attribute. ASC 825 also provides expanded disclosure requirements regarding the effects of electing the fair value option on the financial statements. Upon adoption of the updated provisions of ASC 825, FHN elected the fair value option on a prospective basis for almost all types of mortgage loans originated for sale purposes. Additionally, in accordance with ASC 825’s amendment of ASC 320, FHN began prospectively classifying cash flows associated with its retained interests in securitizations recognized as trading securities within investing activities in the Consolidated Statements of Cash Flows.
Effective January 1, 2008, FHN adopted SEC Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB No. 109) prospectively for derivative loan commitments issued or modified after that date. SAB No. 109 rescinds SAB No. 105’s prohibition on inclusion of expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. SAB No. 109 also applies to any loan commitments for which fair value accounting is elected under ASC 825. FHN did not elect fair value accounting for any other loan commitments under ASC 825. The prospective application of SAB No. 109 and the prospective election to recognize substantially all new mortgage loan originations at fair value under ASC 825 resulted in a positive net impact of $1.0 million on 2008 pre-tax earnings.
Effective January 1, 2008, FHN adopted the provisions of the Codification update which amended ASC 820 to exclude ASC 840, “Leases,” from its scope. The adoption of the Codification update to ASC 820 had no effect on FHN’s statement of condition or results of operations.
Effective January 1, 2008, FHN adopted the provisions of the Codification update to ASC 715 which requires that a liability be recognized for contracts written to employees which provide future postretirement benefits that are covered by endorsement split-dollar life insurance arrangements because such obligations are not considered to be effectively settled upon entering into the related insurance arrangements. FHN recognized a decrease to undivided profits of $8.5 million, net of tax, upon adoption of the amendments to ASC 715.
Effective January 1, 2008, FHN adopted the provisions of the Codification update to ASC 815 which permits the offsetting of fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Upon adoption of the amendments to ASC 815, entities were permitted to change their previous accounting policy election to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. ASC 815, as amended, requires additional disclosures for derivatives and collateral associated with master netting arrangements, including the separate disclosure of amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under master netting arrangements as of the end of each reporting period for entities that made an accounting policy decision to not offset fair value amounts. FHN retained its previous accounting policy election to not offset fair value amounts recognized for derivative instruments under master netting arrangements upon adoption of the updated provisions of ASC 815, and has revised its disclosures accordingly.

Note 1 — Summary of Significant Accounting Policies (continued)
FHN also adopted the provisions of the Codification update to ASC 815-20-25 as of January 1, 2008, for hedging relationships designated on or after such date. The updated provisions of ASC 815-20-25 explicitly permit use of the shortcut method for hedging relationships in which an interest rate swap has a nonzero fair value at inception of the hedging relationship which is attributable solely to the existence of a bid-ask spread in the entity’s principal market under ASC 820. Additionally, ASC 815-20-25, as amended, allows an entity to apply the shortcut method to a qualifying fair value hedge when the hedged item has a trade date that differs from its settlement date because of generally established conventions in the marketplace in which the transaction to acquire or issue the hedged item is executed. Preexisting shortcut hedging relationships were analyzed as of the adoption date of the amendments to ASC 815-20-25 to determine whether they complied with the revised shortcut criteria at their inception or should be dedesignated prospectively. The adoption of the updated provisions of ASC 815-20-25 had no effect on FHN’s financial position or results of operations as all of FHN’s preexisting hedging relationships met the requirements of ASC 815-20-25, as amended, at their inception.
Effective January 1, 2007, FHN adopted the provisions of the Codification update to ASC 815-15-25 which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, ASC 815-15-25, as amended, clarifies the accounting guidance for beneficial interests in securitizations. Under the provisions of the Codification update, all beneficial interests in a securitization require an assessment in accordance with ASC 815-15-25 to determine if an embedded derivative exists within the instrument. In addition, effective January 1, 2007, FHN adopted the provisions of an additional Codification update to ASC 815-15-25 which provides an exemption from the embedded derivative test of ASC 815-15-25-26(b) for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. Since FHN presents all retained interests in its proprietary securitizations as trading securities and due to the clarifying guidance of ASC 815-15-25, as amended, the impact of adopting the Codification update to ASC 815-15-25 was immaterial to the results of operations.
Effective January 1, 2007, FHN adopted the provisions of the Codification update to ASC 740 which provides guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740, as amended, also provides guidance on the classification and disclosure of uncertain tax positions in the financial statements. Upon adoption of the updated provisions of ASC 740, FHN recognized a cumulative effect adjustment that decreased the beginning balance of undivided profits in the amount of $.9 million for differences between the tax benefits recognized in the statements of condition prior to the adoption of the Codification update to ASC 740 and the amounts reported after adoption.
Effective January 1, 2007, FHN adopted the provisions of the Codification update to ASC 325-30 which provides that in addition to cash surrender value, the asset recognized for a life insurance contract should consider certain other provisions included in a policy’s contractual terms with additional amounts being discounted if receivable beyond one year. Additionally, ASC 325-30, as amended, requires that the determination of the amount that could be realized under an insurance contract be performed at the individual policy level. FHN recognized a reduction of undivided profits in the amount of $.5 million as a result of adopting the Codification update to ASC 325-30.
Effective January 1, 2007, FHN elected early adoption of the final provisions of the Codification update to ASC 715 which required that the annual measurement date of a defined benefit postretirement plan’s assets and liabilities be as of the date of the financial statements. As a result of adopting the measurement date provisions of the Codification update to ASC 715, total equity was increased by $6.2 million on January 1, 2007, consisting of a reduction to undivided profits of $2.1 million and a credit to accumulated other comprehensive income of $8.3 million.
Accounting Changes Issued but Not Currently Effective In January 2010, the FASB issued Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU 2010-06), which updates ASC 820 to require disclosure of significant transfers into and out of Level 1 and Level 2 of the fair value hierarchy, as well as disclosure of an entity’s policy for determining when transfers between all levels of the hierarchy are recognized. ASC 820, as amended, also provides enhanced disclosure requirements regarding purchases, sales, issuances, and settlements related to recurring Level 3 measurements, and requires separate disclosure in the Level 3 reconciliation of total gains and losses recognized in other comprehensive income. The updated provisions of ASC 820 require that fair value measurement disclosures be provided by each “class” of assets and liabilities, and that disclosures providing a description of the valuation techniques and inputs used to measure fair value be included for both recurring and nonrecurring fair value measurements classified as either Level 2 or Level 3. The provisions of ASU 2010-06 are effective for periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis which will be effective for

Note 1 — Summary of Significant Accounting Policies (continued)
periods beginning after December 15, 2010. Comparative disclosures are required only for periods ending subsequent to initial adoption. FHN is currently assessing the effects of adopting the provisions of ASU 2010-06.
In June 2009, the FASB issued guidance, the provisions of which have been subsequently reissued as Accounting Standards Update 2009-16, “Accounting for Transfers of Financial Assets” (ASU 2009-16). ASU 2009-16 updates ASC 860 to provide for the removal of the qualifying special purpose entity (“QSPE”) concept from GAAP, resulting in the evaluation of all former QSPEs for consolidation on and after January 1, 2010 in accordance with ASC 810. The amendments to ASC 860 modify the criteria for achieving sale accounting for transfers of financial assets and define the term participating interest to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. The updated provisions of ASC 860 also provide that a transferor should recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. ASC 860, as amended, requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. The provisions of ASU 2009-16 are effective prospectively for new transfers of financial assets occurring in fiscal years beginning after November 15, 2009, and in interim periods within those fiscal years. ASC 860’s amended disclosure requirements should be applied to transfers that occurred both before and after the effective date of the Codification update, with comparative disclosures required only for periods subsequent to initial adoption for those disclosures not previously required under the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. The effect of adopting the provisions of ASU 2009-16 will not be material to FHN.
In June 2009, the FASB issued guidance, the provisions of which have been subsequently reissued as Accounting Standards Update 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (ASU 2009-17). ASU 2009-17 amends ASC 810 to revise the criteria for determining the primary beneficiary of a variable interest entity (“VIE”) by replacing the quantitative-based risks and rewards test previously required with a qualitative analysis. While ASC 810, as amended, retains the previous guidance in ASC 810 which requires a reassessment of whether an entity is a VIE only when certain triggering events occur, it adds an additional criteria which triggers a reassessment of an entity’s status when an event occurs such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. Additionally, the amendments to ASC 810 require continual reconsideration of conclusions regarding which interest holder is the VIE’s primary beneficiary. Following the Codification update, ASC 810 will require separate presentation on the face of the balance sheet of the assets of a consolidated VIE that can only be used to settle the VIE’s obligations and the liabilities of a consolidated VIE for which creditors or beneficial interest holders have no recourse to the general credit of the primary beneficiary (e.g., consolidated residential mortgage securitization trusts). ASC 810, as amended, also requires enhanced disclosures which are generally consistent with, and supersede, the disclosures previously required by the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008. The provisions of ASU 2009-17 are effective for periods beginning after November 15, 2009 and require reevaluation under ASC 810’s amended consolidation requirements of all QSPEs and entities currently subject to ASC 810 as of the beginning of the first annual period that begins after November 15, 2009. If consolidation of a VIE is required upon initial adoption, the assets, liabilities, and noncontrolling interests of the VIE should be measured at their carrying amounts as if ASC 810, as amended, had been applied from inception of the VIE, with any difference between the net amounts recognized and the amount of any previously recognized interests reflected as a cumulative effect adjustment to undivided profits. However, if determining the carrying amounts is not practicable, the assets, liabilities, and noncontrolling interests of the VIE may be measured at fair value. Further, if determining the carrying amounts is not practicable, and if the activities of the VIE are primarily related to securitizations or other forms of asset-backed financings and the assets of the VIE can be used only to settle obligations of the entity, then the assets and liabilities of the VIE may be measured at their unpaid principal balances. The fair value option provided under ASC 825 may also be elected for financial assets and financial liabilities requiring consolidation as a result of initial adoption, provided that the election is made for all eligible financial assets and financial liabilities of the VIE. If initial application of the amendments to ASC 810 results in deconsolidation of a VIE, any retained interest in the VIE should be measured at its carrying value as if ASC 810, as amended, had been applied from inception of the VIE. Comparative disclosures are required only for periods subsequent to initial adoption for those disclosures not previously required under the Codification update to ASC 810 and ASC 860 which was effective for periods ending after December 15, 2008.
FHN is continuing to assess the effects of adopting the provisions of ASU 2009-17 on all of its proprietary residential mortgage securitization trusts based on the size and priority of interests retained. Based on its current level of involvement, upon adoption of the Codification update to ASC 810, FHN anticipates that consumer loans with an aggregate unpaid principal balance of approximately $250 million will be prospectively consolidated as the retention of MSR and other retained interests, including residual interests and subordinated bonds, results in FHN being considered the related trusts’ primary beneficiary under the qualitative analysis required by ASC 810, as amended.

Note 1 — Summary of Significant Accounting Policies (continued)
Additionally, FHN has determined that calculation of carrying values is not practicable and thus it anticipates using the unpaid principal balance measurement methodology upon adoption, with the ALLL related to the newly consolidated loans determined using FHN’s standard practices. Upon adoption of the provisions of ASU 2009-17, MSR and trading assets held in relation to the newly consolidated trusts will be removed from the Consolidated Statements of Condition. FHN expects to recognize an increase to the opening balance of undivided profits approximating $6.0 million for the cumulative effect of adopting the amendments to ASC 810. An adjustment to the ALLL through provision approximating $10 million ($6 million, net of tax) is expected to be recognized by FHN in first quarter 2010 in relation to the newly consolidated loans.

Note 2 — Acquisitions/Divestitures
In 2009, FHN continued its efforts to refocus on core businesses and executed the sale and closure of FHN’s Atlanta insurance business and Louisville First Express Remittance Processing location (“FERP”). FHN recognized a loss of $7.5 million on the sale of the Atlanta insurance business and a $1.7 million loss on the FERP divestiture. These losses are reflected on the Consolidated Statements of Income as a loss on divestiture within noninterest income. The losses on divestitures primarily reflect goodwill write-offs associated with the sale. Additionally, FHN recognized a goodwill impairment associated with certain assets excluded from the sale of the Atlanta insurance business. The loss is reflected as a goodwill impairment within nointerest expense on the Consolidated Statements of Income. See Note 7 – Intangible Assets for further discussion. FHN continues to have an insurance business within its Tennessee banking footprint and continues to operate other remittance processing locations.
In 2009, FHN reached a definitive agreement for the sale of FTN ECM, the institutional equity research division of FTN Financial. As a result of this agreement, FHN incurred a pre-tax goodwill impairment of $14.3 million (approximately $9 million after taxes) in 2009. The financial results of FTN ECM, including the goodwill impairment, are reflected in the Income/loss from discontinued operations, net of tax line on the Consolidated Statements of Income for all periods presented. During first quarter 2010, the contracted sale of FTN ECM failed to close, and FHN exited this business.
Effective August 31, 2008, FHN sold more than 230 retail and wholesale mortgage origination offices nationwide, the loan origination and servicing platform, substantially all of FHN’s mortgage origination pipeline and related hedges, certain fixed assets, and other associated assets to MetLife. MetLife did not acquire any portion of FHN’s mortgage loan warehouse. FHN retained its mortgage operations in and around Tennessee, continuing to originate home loans for customers in its regional banking market footprint. FHN also sold servicing assets, and related hedges, on $19.1 billion of first lien mortgage loans and associated custodial deposits. Additionally, FHN entered into a subservicing agreement with MetLife for the remainder of FHN’s servicing portfolio. MetLife generally paid book value for the assets and liabilities it acquired, less a purchase price reduction. The assets and liabilities related to the mortgage operations divested were included in the non-strategic segment and were reflected as “divestiture” on the Consolidated Statements of Condition for the reporting period ended June 30, 2008. FHN recognized a loss on divestiture of $17.5 million in the third quarter 2008 and a gain on divestiture of $0.9 million in the fourth quarter of 2008. Gains and losses related to this transaction were included in the noninterest income section of the Consolidated Statements of Income as gains/losses on divestitures.
Due to efforts initiated by FHN in 2007 to improve profitability, FHN sold 34 branches in Atlanta, Baltimore, Dallas, and Northern Virginia which were outside the Regional Bank’s footprint. The First Horizon Bank branch sales were completed in both 2007 and 2008. These divestitures resulted in aggregate gains of $15.7 million during 2007 and losses of $2.4 million during 2008. These transactions resulted in the transfer of certain loans, certain fixed assets (including branch locations), and assumption of all the deposit relationships of the First Horizon Bank branches that were divested. The assets and liabilities related to the First Horizon Bank branches were included in the non-strategic segment and were reflected as “divestiture” on the Consolidated Statements of Condition for reporting periods ended prior to June 30, 2008. The gains and losses realized on the disposition of First Horizon Bank branches were included in the noninterest income section of the Consolidated Statements of Income as gains and losses on divestitures.
In addition to the divestitures mentioned above, FHN acquires or divests assets from time to time in transactions that are considered business combinations or divestitures but are not material to FHN individually or in the aggregate.

Note 3 — Investment Securities
The following tables summarize FHN’s available for sale securities on December 31, 2009 and 2008:

	On December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

Securities available for sale:
U.S. Treasuries	$47,983	$146	$—	$48,129
Government agency issued MBS (a)	941,392	58,685	—	1,000,077
Government agency issued CMO (a)	1,148,599	42,919	(2,088)	1,189,430
Other U.S. government agencies (a)	111,849	6,296	—	118,145
States and municipalities	44,400	—	—	44,400
Equity (b)	293,318	450	(177)	293,591
Other	667	29	—	696

Total securities available for sale (c)	$2,588,208	$108,525	$(2,265)	$2,694,468

(a)	Includes securities issued by government sponsored entities.

(b)	Includes restricted investments in FHLB-Cincinnati stock of $125.5 million and FRB stock of $66.3 million. The remainder is money market, venture capital, and cost method investments.

(c)	Includes $2.3 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes. As of December 31, 2009, FHN had pledged $1.5 billion of the $2.3 billion pledged available for sale securities as collateral for securities sold under repurchase agreements. Additionally, $44.0 million is restricted pursuant to reinsurance contract agreements.

	On December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

Securities available for sale:
U.S. Treasuries	$47,911	$809	$—	$48,720
Government agency issued MBS (a)	1,217,608	31,909	—	1,249,517
Government agency issued CMO (a)	1,303,378	34,602	—	1,337,980
Other U.S. government agencies (a)	131,216	2,485	—	133,701
States and municipalities	65,915	—	(555)	65,360
Equity (b)	287,663	33	—	287,696
Other	2,214	—	(35)	2,179

Total securities available for sale (c)	$3,055,905	$69,838	$(590)	$3,125,153

(a)	Includes securities issued by government sponsored entities.

(b)	Includes restricted investments in FHLB-Cincinnati stock of $125.5 million and FRB stock of $44.3 million. The remainder is money market, venture capital, and cost method investments.

(c)	Includes $2.7 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes. As of December 31, 2008, FHN had pledged $1.5 billion of the $2.7 billion pledged available for sale securities as collateral for securities sold under repurchase agreements. Additionally, $53.8 million is restricted pursuant to reinsurance contract agreements.
National banks chartered by the federal government are, by law, members of the Federal Reserve System. Each member bank is required to own stock in its regional Federal Reserve Bank. Given this requirement, Federal Reserve stock may not be sold, traded, or pledged as collateral for loans. Membership in the Federal Home Loan Bank (FHLB) network requires ownership of capital stock. Member banks are entitled to borrow funds from the FHLB and are required to pledge mortgage loans as collateral. Investments in the FHLB are non-transferable and, generally, membership is maintained primarily to provide a source of liquidity as needed.

Note 3 — Investment Securities (continued)
Provided below are the amortized cost and fair value by contractual maturity for the available for sale securities portfolio on December 31, 2009:

	Available for Sale
	Amortized	Fair
(Dollars in thousands)	Cost	Value

Within 1 year	$39,987	$40,114
After 1 year; within 5 years	27,351	28,486
After 5 years; within 10 years	95,734	100,914
After 10 years	41,160	41,160

Subtotal	204,232	210,674

Government agency issued MBS and CMO	2,089,991	2,189,507
Equity and other securities	293,985	294,287

Total	$2,588,208	$2,694,468

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
The table below provides information on realized gross gains and realized gross losses resulting from sales of the available for sale portfolio for the twelve months ended December 31:

	Available for Sale
(Dollars in thousands)	Debt	Equity	Total

December 31, 2009
Gross gains on sales	$—	$2,032	$2,032
Gross losses on sales	—	(381)	(381)

December 31, 2008
Gross gains on sales	$—	$67,253	$67,253
Gross losses on sales	—	—	—

December 31, 2007
Gross gains on sales	$6,289	$3,914	$10,203
Gross losses on sales	—	(1,440)	(1,440)

Certain previously reported amounts have been reclassified to agree with current presentation.
Proceeds from the sale of AFS securities associated with the gains and losses reflected in the table above for the years 2009, 2008, and 2007, were $4.4 million, $110.5 million, and $602.1 million, respectively.
Losses totaling $.5 million, $1.5 million, and $10.4 million for the years 2009, 2008, and 2007, respectively, were recognized for securities that, in the opinion of management have been other-than-temporarily impaired. The other-than-temporarily impaired securities are related to cost method investment securities.

Note 3 — Investment Securities (continued)
The following tables provide information on investments within the available for sale portfolio that have unrealized losses on December 31, 2009 and 2008:

	On December 31, 2009
	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses

Government agency issued CMO	$142,430	$(2,088)	$—	$—	$142,430	$(2,088)

Total debt securities	142,430	(2,088)	—	—	142,430	(2,088)
Equity	—	—	55	(177)	55	(177)

Total temporarily impaired securities	$142,430	$(2,088)	$55	$(177)	$142,485	$(2,265)

	On December 31, 2008
	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses

States and municipalities	$945	$(555)	$—	$—	$945	$(555)
Other	—	—	813	(35)	813	(35)

Total debt securities	945	(555)	813	(35)	1,758	(590)

Total temporarily impaired securities	$945	$(555)	$813	$(35)	$1,758	$(590)

FHN has reviewed investment securities that are in unrealized loss positions in accordance with its accounting policy for other-than-temporary impairment and does not consider them other-than-temporarily impaired. FHN does not intend to sell the debt securities and it is more-likely-than-not that FHN will not be required to sell the securities prior to recovery. Additionally, the decline in value is primarily attributable to interest rates and not credit losses. For equity securities, FHN has both the ability and intent to hold these securities for the time necessary to recover the amortized cost.

Note 4 — Loans
A summary of the major categories of loans outstanding on December 31 is shown below:

(Dollars in thousands)	2009	2008

Commercial:
Commercial, financial and industrial	$7,159,370	$7,863,727
Real estate commercial	1,479,888	1,454,040
Real estate construction	924,475	1,778,140
Retail:
Real estate residential	7,362,458	8,161,435
Real estate construction	229,487	980,798
Other retail	121,526	135,779
Credit card receivables	192,036	189,554
Real estate loans pledged against other collateralized borrowings	654,644	714,717

Loans, net of unearned income	18,123,884	21,278,190
Allowance for loan losses	896,914	849,210

Total net loans	$17,226,970	$20,428,980

On December 31, 2009, $4.4 billion of Commercial, Financial, and Industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank. Additionally, $7.9 billion of Residential Real Estate loans were pledged to secure borrowings from the Federal Home Loan Bank.
FHN has a significant concentration of loans secured by residential real estate (49 percent of total loans), the majority of which is in the retail real estate residential portfolio including real estate loans pledged against other collateralized borrowings (44 percent of total loans). This portfolio is primarily comprised of home equity lines and loans. While this portfolio has been stressed by the downturn in the housing market and rising unemployment, it contains loans extended to strong borrowers with high credit scores and is geographically diversified. Most of the remaining residential real estate loans are in the winding-down national construction portfolios (5 percent of total loans) whose exposures have been significantly reduced since 2008.
Additionally, on December 31, 2009, FHN had bank-related and trust preferred loans (including loans to bank and insurance-related businesses) totaling $.7 billion (4 percent of total loans) that are included within the Commercial, Financial, and Industrial portfolio. Due to higher credit losses experienced throughout the financial services industry and the limited availability of market liquidity, these loans have experienced stress during the economic downturn.
On December 31, 2009, FHN did not have any concentrations of Commercial, Financial, and Industrial loans in any single industry of 10 percent or more of total loans.
Nonperforming loans consist of loans which management has identified as impaired, other nonaccrual loans, and loans that have been restructured. On December 31, 2009 and 2008, there were no significant outstanding commitments to advance additional funds to customers whose loans had been restructured. The following table presents nonperforming loans on December 31:

(Dollars in thousands)	2009	2008

Impaired loans	$509,073	$474,090
Other nonaccrual loans*	428,611	579,558

Total nonperforming loans	$937,684	$1,053,648

*	On December 31, 2009 and 2008, other nonaccrual loans included $38.3 million and $8.5 million, respectively, of loans held for sale.
Generally, when a loan is placed on nonaccrual status, FHN applies the entire amount of any subsequent payments (including interest) to the outstanding principal balance. Consequently, a substantial portion of the interest received related to nonaccrual loans has been applied to principal. Under the original terms of the loan, interest income would have been approximately $27.9 million for impaired loans and $22.0 million for other nonaccrual loans outstanding on December 31, 2009. During 2008, interest income would have been approximately $32.4 million for impaired loans and $23.8 million for other nonaccrual loans under their original terms. During 2007, interest income would have been $8.8 million for impaired loans and $8.0 million for other nonaccrual loans under their original terms. The average balance of impaired loans was $532.2 million for 2009, $328.3 million for 2008, and $65.4 million for 2007. Generally, impaired commercial loans considered collateral dependent have been charged down to net realizable value and other impaired loans have an associated allowance for loan loss.

Note 4 — Loans (continued)
Activity in the allowance for loan losses related to non-impaired and impaired loans for years ended December 31 is summarized as follows:

(Dollars in thousands)	Non-impaired	Impaired	Total

Balance on December 31, 2006	$206,292	$9,993	$216,285
Provision for loan losses	221,253	51,512	272,765
Adjustment due to divestiture, acquisition or transfer	(14,943)	—	(14,943)
Charge-offs	(99,625)	(47,282)	(146,907)
Recoveries	12,906	2,235	15,141

Net charge-offs	(86,719)	(45,047)	(131,766)

Balance on December 31, 2007	325,883	16,458	342,341
Provision for loan losses	828,963	251,037	1,080,000
Adjustment due to divestiture, acquisition or transfer	(370)	—	(370)
Charge-offs	(333,462)	(258,966)	(592,428)
Recoveries	15,893	3,774	19,667

Net charge-offs	(317,569)	(255,192)	(572,761)

Balance on December 31, 2008	836,907	12,303	849,210
Provision for loan losses	555,972	324,028	880,000
Charge-offs	(553,853)	(323,108)	(876,961)
Recoveries	37,095	7,570	44,665

Net charge-offs	(516,758)	(315,538)	(832,296)

Balance on December 31, 2009	$876,121	$20,793	$896,914

Amounts due from customers on acceptances and bank acceptances outstanding of $2.9 million, $2.0 million, and $3.4 million on December 31, 2009, 2008, and 2007, respectively, and are included in other assets and in other liabilities on the Consolidated Statements of Condition. Retail real estate construction loans are a one-time close product where FHN provides construction and permanent mortgage financing to individuals for the purpose of constructing a home. Upon completion of construction, the permanent mortgage had historically been classified as held for sale and sold. Due to the market disruptions experienced in 2008, secondary market demand for many of these permanent mortgages decreased significantly. FHN currently transfers the loans to held for sale or retains them in the loan portfolio based upon management’s ability and intent at the time of conversion to permanent financing. FHN transferred approximately $.2 million in 2009, $.1 billion in 2008, and $2.1 billion of OTC loans in 2007, from the loan portfolio to held-for-sale. Additionally, FHN transferred approximately $4.4 million, $.6 billion, and $.1 billion of real estate residential loans from held for sale into the loan portfolio in 2009, 2008, and 2007, respectively.

Note 5 — Premises, Equipment and Leases
Premises and equipment on December 31 are summarized below:

(Dollars in thousands)	2009	2008

Land	$67,047	$64,201
Buildings	333,450	332,645
Leasehold improvements	43,156	57,842
Furniture, fixtures and equipment	190,289	221,894

Premises and equipment, at cost	633,942	676,582
Less accumulated depreciation and amortization	320,118	342,651

Premises and equipment, net	$313,824	$333,931

FHN is obligated under a number of noncancelable operating leases for premises and equipment with terms up to 30 years, which may include the payment of taxes, insurance and maintenance costs.
Minimum future lease payments for noncancelable operating leases on premises and equipment on December 31, 2009, are shown below:

(Dollars in thousands)

2010	$32,025
2011	24,137
2012	18,880
2013	13,899
2014	9,353
2015 and after	30,943

Total minimum lease payments	$129,237

Payments required under capital leases are not material.
Aggregate minimum income under sublease agreements for these periods is $11.4 million.
Rent expense incurred under all operating lease obligations for the years ended December 31 is as follows:

(Dollars in thousands)	2009	2008	2007

Rent expense, gross (a)	$38,070	$61,496	$84,130
Sublease income	(4,368)	(4,043)	(3,395)

Rent expense, net	$33,702	$57,453	$80,735

(a)	Decrease primarily reflects the 2008 divestiture of certain mortgage banking operations.

Note 6 — Mortgage Servicing Rights
FHN recognizes all classes of mortgage servicing rights (MSR) at fair value. Classes of MSR are established based on market inputs used to determine the fair value of the servicing asset and FHN’s risk management practices. See Note 22 – Fair Value, the “Determination of Fair Value” section for a discussion of FHN’s MSR valuation methodology and Note 25 – Derivatives and Off-Balance Sheet Arrangements for a discussion of how FHN hedges the fair value of MSR. The balance of MSR included on the Consolidated Statements of Condition represents the rights to service approximately $42.2 billion and $65.2 billion of mortgage loans on December 31, 2009 and 2008, respectively, for which a servicing right has been capitalized.
In third quarter 2009, FHN reviewed the allocation of fair value between MSR and excess interest from prior first lien loan sales and securitizations. As a result, $11.9 million was reclassified from trading securities to MSR retained from securitizations and $.8 million was reclassified from MSR retained from prior loan sales to trading securities. This reclassification is reflected in the rollforwards below.
Following is a summary of changes in capitalized MSR related to proprietary securitization activities utilizing qualifying special purpose entities (QSPEs) as of December 31, 2009 and 2008:

	First	Second
(Dollars in thousands)	Liens	Liens	HELOC

Fair value on January 1, 2008	$230,311	$1,429	$2,261
Addition of mortgage servicing rights	—	—	187
Reductions due to loan payments	(22,869)	(259)	(412)
Changes in fair value due to:
Changes in valuation model inputs or assumptions	(104,449)	(189)	(579)
Other changes in fair value	—	—	14

Fair value on January 1, 2009	102,993	981	1,471
Addition of mortgage servicing rights	—	—	11
Reductions due to loan payments	(16,646)	(98)	(314)
Reclassification from/(to) trading securities	11,853	—	—
Changes in fair value due to:
Changes in valuation model inputs or assumptions	7,668	45	—

Fair value on December 31, 2009	$105,868	$928	$1,168

Servicing, late, and other ancillary fees recognized within mortgage banking income were $63.9 million, $86.6 million and $85.2 million for the years ended December 31, 2009, 2008, and 2007, respectively, related to securitization activity. Servicing, late, and other ancillary fees recognized within all other income and commissions were $.9 million, $1.2 million and $1.5 million for the years ended December 31, 2009, 2008, and 2007, respectively, related to securitization activity.

Note 6 — Mortgage Servicing Rights (continued)
Following is a summary of changes in capitalized MSR related to loan sale activity as of December 31, 2009 and 2008:

	First	Second
(Dollars in thousands)	Liens	Liens	HELOC

Fair value on January 1, 2008	$892,104	$24,403	$9,312
Addition of mortgage servicing rights	241,750	—	1,001
Reductions due to loan payments	(86,127)	(6,226)	(1,701)
Reductions due to sale	(485,759)	—	—
Changes in fair value due to:
Changes in valuation model inputs or assumptions	(311,353)	(5,607)	(2,987)
Other changes in fair value	789	6	1,794

Fair value on January 1, 2009	251,404	12,576	7,419
Addition of mortgage servicing rights	189	—	—
Reductions due to loan payments	(41,811)	(4,679)	(2,505)
Reductions due to sale	(77,591)	(8,134)	(1,549)
Reclassification from/(to) trading securities	(776)	—	—
Changes in fair value due to:
Changes in valuation model inputs or assumptions	60,262	—	—
Other changes in fair value	(1,430)	483	789

Fair value on December 31, 2009	$190,247	$246	$4,154

Servicing, late, and other ancillary fees recognized within mortgage banking income were $56.5 million, $146.0 million and $227.6 million for the years ended December 31, 2009, 2008, and 2007, respectively, related to loan sale activity. Servicing, late, and other ancillary fees recognized within all other income and commissions were $11.4 million, $15.7 million and $17.3 million for the years ended December 31, 2009, 2008, and 2007, respectively, related to loan sale activity.
The total value of MSR declined $74.2 million during 2009. In 2009, FHN sold the rights to service $14.2 billion of loans, which resulted in an $87.3 million reduction in MSR attributable to loan sales. The balance decreased an additional $66.1 million due to loan payments. An increase in mortgage rates during the year led to a decline in assumed prepayment speeds and resulted in an increase in value of $67.8 million.
In 2008, FHN sold the rights to service $51.8 billion of first lien loans, which resulted in a $485.8 million reduction in MSR attributable to loan sales. Included in this change is the third quarter 2008 sale of $19.1 billion of servicing included in the divestiture of certain banking operations. Changes in assumptions resulted in a decrease in MSR values as interest rate declines increased prepayment assumptions.
FHN services a portfolio of mortgage loans related to transfers performed by other parties utilizing QSPEs. FHN’s servicing assets represent its sole interest in these transactions. The total MSR recognized by FHN related to these transactions was $7.0 million and $27.1 million at December 31, 2009 and 2008, respectively. The aggregate principal balance serviced by FHN for these transactions was $.9 billion and $3.3 billion at December 31, 2009 and 2008, respectively. FHN has no obligation to provide financial support and has not provided any form of support to the related trusts. The MSR recognized by FHN has been included in the first lien mortgage loans column within the rollforward of MSR resulting from loan sales activity.
As of December 31, 2009, FHN had transferred $39.7 million of MSR to third parties in transactions that did not qualify for sales treatment due to certain recourse provisions that were included within the sale agreements. These MSR are included within the first liens mortgage loans column within the rollforward of MSR resulting from loan sales activity. The proceeds from these transfers have been recognized within other short-term borrowings and commercial paper in the Consolidated Statements of Condition as of December 31, 2009 and 2008.

Note 7 — Intangible Assets
The following is a summary of intangible assets, net of accumulated amortization, included in the Consolidated Statements of Condition:

		Other
		Intangible
(Dollars in thousands)	Goodwill	Assets (a)

December 31, 2006	$275,582	$64,530
Amortization expense	—	(10,959)
Impairment (b)	(84,084)	(990)
Divestitures	(3,924)	(563)
Additions	4,834	4,889

December 31, 2007	$192,408	$56,907

Amortization expense	—	(8,229)
Impairment	—	(4,034)
Divestitures	—	(32)
Additions	—	470

December 31, 2008	$192,408	$45,082

Amortization expense	—	(6,017)
Impairment (b) (c)	(16,591)	(341)
Divestitures (c)	(10,289)	(815)
Additions	—	347

December 31, 2009	$165,528	$38,256

(a)	Represents customer lists, acquired contracts, premium on purchased deposits, and covenants not to compete.

(b)	See Note 26 — Restructuring, Repositioning, and Efficiency for further details related to goodwill impairments.

(c)	See Note 2 — Acquisitions/Divestitures for further details regarding goodwill included within divestitures.
The gross carrying amount of other intangible assets subject to amortization is $125.6 million on December 31, 2009, net of $87.3 million of accumulated amortization. Estimated aggregate amortization expense is expected to be $5.5 million, $5.3 million, $4.2 million, $3.9 million, and $3.6 million for the twelve-month periods of 2010, 2011, 2012, 2013, and 2014, respectively.
In 2009, FHN incurred goodwill impairments in connection with the exit of FTN ECM and divestitures and closures of the Atlanta insurance business and FERP. During 2009, all goodwill impairments were classified within the non-strategic segment. The pre-tax goodwill impairment related to the agreement to sell FTN ECM was $14.3 million during 2009. Because the agreement to sell FTN ECM failed to close in 2010 and FHN has exited the business, FHN will recognize an additional $3.3 million of goodwill impairment in first quarter 2010. In connection with the divestiture of the Atlanta insurance business and FERP, FHN recognized goodwill write-offs of $8.0 million and $2.3 million, respectively, which are included in losses on divestitures on the Consolidated Statements of Income. As a result of the closure of the remaining Atlanta insurance business that was excluded from the sale, there was an additional goodwill impairment of $2.3 million. FHN also recognized $.3 million of other intangible impairments related to customer lists, $.8 million of write-offs related to disposals, and additions of $.3 million.
In 2008, FHN recognized $4.0 million of intangible impairments. The impairments were related to noncompete agreements associated with the divestiture of certain mortgage banking operations and the write-off of state banking licenses due to FHN’s focus on the Tennessee regional banking market.
In 2007, FHN recorded $13.0 million of goodwill impairment and a write-down of $.9 million of core deposit intangibles primarily related to the sale of certain First Horizon Bank branches. Following an updated valuation based on strategic cash flow projections and market-to-book values, FHN incurred a fourth quarter 2007 non-cash pre-tax impairment charge of $71.1 million for the write-down of goodwill associated with the non-strategic business segment. FHN engaged an independent valuation firm to assist in computing the fair value estimate for the impairment assessment by utilizing two separate valuation methodologies and applying a weighted average to each methodology in order to determine fair value for the non-strategic business segment. The valuation methodologies utilized included a comparison of the average price to book value of comparable businesses and a discounted cash flow valuation technique.

Note 7 – Intangible Assets (continued)
The following is a summary of gross goodwill and accumulated impairment losses and write-offs detailed by reportable segments included in the Consolidated Statements of Condition through December 31, 2006:

		Regional	Capital
(Dollars in thousands)	Non-Strategic	Banking	Markets	Total

Gross goodwill	$166,640	$64,759	$97,421	$328,820
Accumulated impairments	—	—	—	—
Accumulated divestiture related write-offs	(53,238)	—	—	(53,238)

December 31, 2006	$113,402	$64,759	$97,421	$275,582

There is no goodwill associated with the Corporate segment.
The following is a summary of goodwill detailed by reportable segments for the three years ended December 31:

		Regional	Capital
(Dollars in thousands)	Non-Strategic	Banking	Markets	Total

December 31, 2006	$113,402	$64,759	$97,421	$275,582
Impairment	(84,084)	—	—	(84,084)
Divestitures	(3,924)	—	—	(3,924)
Additions	4,834	—	—	4,834

December 31, 2007	$30,228	$64,759	$97,421	$192,408

December 31, 2008	$30,228	$64,759	$97,421	$192,408
Impairment	(16,591)	—	—	(16,591)
Divestitures	(10,289)	—	—	(10,289)

December 31, 2009	$3,348	$64,759	$97,421	$165,528

There is no goodwill associated with the Corporate segment.
The following is a summary of gross goodwill and accumulated impairment losses and write-offs detailed by reportable segments included in the Consolidated Statements of Condition through December 31, 2009:

		Regional	Capital
(Dollars in thousands)	Non-Strategic	Banking	Markets	Total

Gross goodwill	$171,474	$64,759	$97,421	$333,654
Accumulated impairments	(100,675)	—	—	(100,675)
Accumulated divestiture related write-offs	(67,451)	—	—	(67,451)

December 31, 2009	$3,348	$64,759	$97,421	$165,528

There is no goodwill associated with the Corporate segment.

Note 8 — Time Deposit Maturities
Following is a table of maturities for time deposits outstanding on December 31, 2009, which include “Certificates of deposit under $100,000 and other time” and “Certificates of deposit $100,000 and more”. “Certificates of deposit $100,000 and more” totaled $.6 billion on December 31, 2009. Time deposits are included in “Interest-bearing” deposits on the Consolidated Statements of Condition.

(Dollars in thousands)

2010	$1,572,729
2011	300,612
2012	173,327
2013	139,382
2014	188,706
2015 and after	81,180

Total	$2,455,936

Note 9 — Short-Term Borrowings
Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase, commercial paper, trading liabilities, and other borrowed funds.
Federal funds purchased and securities sold under agreements to repurchase and commercial paper generally have maturities of less than 90 days. Trading liabilities, which represent short positions in securities, are generally held for less than 90 days. Other short-term borrowings have original maturities of one year or less. On December 31, 2009, capital markets trading securities with a fair value of $5.5 million were pledged to secure other short-term borrowings.
The detail of these borrowings for the years 2009, 2008, and 2007 is presented in the following table:

	Federal Funds
	Purchased and
	Securities Sold
	Under Agreements	Commercial	Trading	Other Short-term
(Dollars in thousands)	to Repurchase	Paper	Liabilities	Borrowings (a)

2009
Average balance	$2,486,296	$159	$536,161	$2,662,830
Year-end balance	2,874,353	—	293,387	761,758
Maximum month-end outstanding	2,874,353	310	565,858	4,734,408
Average rate for the year	.21%	1.57%	3.89%	.29%
Average rate at year-end	.17	—	4.13	.17

2008
Average balance	$3,409,496	$2,325	$702,407	$5,136,144
Year-end balance	1,751,079	3,130	359,502	4,276,559
Maximum month-end outstanding	6,433,001	3,355	1,503,348	6,461,018
Average rate for the year	2.04%	2.79%	4.73%	2.33%
Average rate at year-end	.25	.51	4.82	.79

2007
Average balance	$4,853,599	$2,080	$950,555	$1,343,572
Year-end balance	4,829,597	2,076	556,144	3,420,919
Maximum month-end outstanding	6,167,114	2,659	1,360,764	3,420,919
Average rate for the year	4.72%	3.76%	5.42%	4.83%
Average rate at year-end	3.23	3.66	5.26	4.35

(a)	Primarily includes borrowings from the FHLB and Federal Reserve Term Auction Facility.

Note 10 — Long-Term Debt
The following table presents information pertaining to long-term debt (debt with original maturities greater than one year) for FHN and its subsidiaries on December 31:

(Dollars in thousands)	2009	2008

First Tennessee Bank National Association:
Subordinated notes (qualifies for total capital under the risk-based capital guidelines)
Matures on January 15, 2015 — 5.05%	$432,003	$454,055
Matures on May 15, 2013 — 4.625%	272,120	280,801
Matures on April 1, 2016 — 5.65%	277,214	297,652
Bank notes (a)	697,453	2,471,164
Other collateralized borrowings — Matures on December 22, 2037 0.55% on December 31, 2009 and 2.30% on December 31, 2008 (b)	50,147	48,855
Federal Home Loan Bank borrowings (c)	3,022	3,354
Trust preferred debt (d)	30,500	30,500
First Horizon National Corporation:
Subordinated capital notes (qualifies for total capital under the risk-based capital guidelines)
Matures on May 15, 2013 — 4.50%	108,875	112,243
Subordinated notes (e)
Matures on January 6, 2027 — 8.07%	109,697	107,765
Matures on April 15, 2034 — 6.30%	214,102	219,274
FT Real Estate Securities Company, Inc.:
Cumulative preferred stock (qualifies for total capital under the risk-based capital guidelines)
Matures on March 31, 2031 — 9.50%	45,557	45,489
First Horizon ABS Trust:
Other collateralized borrowings (f)
Matures on October 25, 2034 0.39% on December 31, 2009 and 0.60% on December 31, 2008	165,107	179,114
Matures on October 26, 2026 0.36% on December 31, 2009 and 0.57% on December 31, 2008	236,226	253,438
Matures on September 25, 2029 0.36% on December 31, 2009 and 0.57% on December 31, 2008	249,110	263,956

Total	$2,891,133	$4,767,660

(a)	The bank notes were issued with variable interest rates and have remaining terms of 1 to 2 years. These bank notes had weighted average interest rates of 0.45 percent and 2.58 percent on December 31, 2009 and 2008, respectively.

(b)	Secured by $50.1 million of trust preferred loans.

(c)	The Federal Home Loan Bank borrowings were issued with fixed interest rates and have remaining terms of 1 to 20 years. These borrowings had weighted average interest rates of 2.39 percent and 2.70 percent on December 31, 2009 and 2008, respectively.

(d)	Trust preferred notes have a weighted average interest rate of 6.04 percent and 6.53 percent as of December 31, 2009 and 2008, respectively.

(e)	See Note 11 — Subordinated Debentures for further details.

(f)	Secured by $654.6 million of retail real estate residential loans. See Note 23 — Loan Sales and Securitizations for further details.
Annual principal repayment requirements as of December 31, 2009, are as follows:

(Dollars in thousands)

2010	$148,651
2011	549,101
2012	151
2013	350,151
2014	151
2015 and after	1,739,638

Note 10 — Long-Term Debt (continued)
All subordinated notes are unsecured and are subordinate to other present and future senior indebtedness. FTBNA’s subordinated notes and FHN’s subordinated capital notes qualify as Tier 2 capital under the risk-based capital guidelines. In February 2005, FTBNA established a bank note program providing additional liquidity of $5.0 billion. This bank note program provided FTBNA with a facility under which it could continuously issue and offer short- and medium-term unsecured notes. On December 31, 2009, $1.6 billion was available under the terms of the bank note program. During 2008 and 2009, market and other conditions have been such that FTBNA has not been able to affordably utilize the bank note program, and instead has obtained less credit-sensitive sources of funding including secured sources such as Federal Home Loan Bank borrowings and the Federal Reserve Term Auction Facility. FTBNA expects that its inability to use the bank note program will continue for some time to come, and cannot predict when that inability will end.

Note 11 — Guaranteed Preferred Beneficial Interests in First Horizon’s Junior Subordinated Debentures
On December 30, 1996, FHN, through its underwriter, sold $100 million of capital securities. First Tennessee Capital I (“Capital I”), a Delaware business trust wholly owned by FHN, issued $100 million of Capital Securities, Series A at 8.07 percent. The proceeds were loaned to FHN as junior subordinated debt. FHN has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital I’s obligations with respect to the capital securities. The sole asset of Capital I is $103 million of junior subordinated debentures issued by FHN. These junior subordinated debentures also carry an interest rate of 8.07 percent. Both the capital securities of Capital I and the junior subordinated debentures of FHN will mature on January 6, 2027; however, FHN has the option to redeem both prior to maturity. The capital securities qualify as Tier 1 capital. The junior subordinated debentures are included in the Consolidated Statements of Condition in “Long-term debt” (see Note 10 – Long-Term Debt).
On March 29, 2004, FHN, through its underwriter, sold $200 million of capital securities. First Tennessee Capital II (“Capital II”), a Delaware business trust wholly owned by FHN, issued $200 million of Capital Securities, Series B at 6.30 percent. The proceeds were loaned to FHN as junior subordinated debt. FHN has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital II’s obligations with respect to the capital securities. The sole asset of Capital II is $206 million of junior subordinated debentures issued by FHN. These junior subordinated debentures also carry an interest rate of 6.30 percent. Both the capital securities of Capital II and the junior subordinated debentures of FHN will mature on April 15, 2034; however, FHN has the option to redeem both prior to maturity. The capital securities qualify as Tier 1 capital. The junior subordinated debentures are included in the Consolidated Statements of Condition in “Long-term debt” (see Note 10 – Long-Term Debt).

Note 12 — Preferred Stock and Other Capital
FHN Preferred Stock and Warrant
On November 14, 2008, FHN issued and sold 866,540 preferred shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP, along with a Warrant to purchase common stock. The issuance occurred in connection with, and is governed by, the Treasury Capital Purchase Program (“Capital Purchase Program”) administered by the U.S. Treasury (“UST”) under the Troubled Asset Relief Program (“TARP”). The Preferred Shares have an annual 5 percent cumulative preferred dividend rate, payable quarterly. The dividend rate increases to 9 percent after five years. If a dividend payment is missed it is not a default; however, dividends compound if they accrue in arrears. Preferred Shares have a liquidation preference of $1,000 per share plus accrued dividends. The Preferred Shares have no mandatory redemption date and are not subject to any sinking fund. The Preferred Shares carry certain restrictions. The Preferred Shares have a senior rank and also provide limitations on certain compensation arrangements of executive officers along with the twenty most highly compensated employees. During the first three years following the issuance, FHN may not reinstate a cash dividend on its common shares nor purchase equity shares without the approval of the UST, subject to certain limited exceptions. If preferred dividends are missed, FHN may not reinstate a cash dividend on its common shares to the extent preferred dividends remain unpaid. Generally, the Preferred Shares are non-voting. However, should FHN fail to pay six quarterly dividends, the holder may elect two directors to FHN’s Board of Directors until such dividends are paid. In connection with the issuance of the Preferred Shares, a Warrant to purchase 12,743,235 common shares was issued with an exercise price of $10.20 per share. The Warrant is immediately exercisable and expires in ten years. The Warrant is subject to proportionate anti-dilution adjustment in the event of stock dividends or splits, among other things. As a result of the stock dividends distributed to date as of October 1, 2010, and expected to be distributed on January 1, 2011, the Warrant was adjusted to cover 14,842,321 common shares at a purchase price of $8.757 per share.
The Preferred Shares and Warrant qualify as Tier 1 capital and are presented in permanent equity on the Consolidated Statements of Condition as of December 31, 2009, in the amounts of $798.7 million and $83.9 million, respectively. Proceeds received were allocated between the common stock warrant and preferred shares based on their relative fair values. The fair value of the preferred shares was determined by calculating the present value of expected cash flows using a 9.40 percent discount rate. The fair value of the common stock warrant was determined using the Black Scholes Options Pricing Model. Both fair value determinations assumed redemption prior to the increase in dividend rate on the five year anniversary of the issuance. The preferred shares discount is being amortized over the initial five-year period using the constant yield method. FHN is in the process of evaluating the proper time and correct process to repay funds received from the preferred shares and common stock warrant issued to the UST.
Subsidiary Preferred Stock
On September 14, 2000, FT Real Estate Securities Company, Inc. (“FTRESC”), an indirect subsidiary of FHN, issued 50 shares of 9.50 percent Cumulative Preferred Stock (“Class B Preferred Shares”), with a liquidation preference of $1.0 million per share. An aggregate total of 47 Class B Preferred Shares have been sold privately to nonaffiliates. These securities qualify as Tier 2 capital and are presented in the Consolidated Statements of Condition as “Long-term debt”. FTRESC is a real estate investment trust (“REIT”) established for the purpose of acquiring, holding, and managing real estate mortgage assets. Dividends on the Class B Preferred Shares are cumulative and are payable semi-annually.
The Class B Preferred Shares are mandatorily redeemable on March 31, 2031, and redeemable at the discretion of FTRESC in the event that the Class B Preferred Shares cannot be accounted for as Tier 2 regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Class B Preferred Shares will not be fully deductible for tax purposes. They are not subject to any sinking fund and are not convertible into any other securities of FTRESC, FHN or any of its subsidiaries. The shares are, however, automatically exchanged at the direction of the Office of the Comptroller of the Currency for preferred stock of FTBNA, having substantially the same terms as the Class B Preferred Shares in the event FTBNA becomes undercapitalized, insolvent or in danger of becoming undercapitalized.
Effective January 1, 2009, FHN adopted the FASB Accounting Standards Codification Topic relating to Consolidation (ASC 810-10-45) which provides that noncontrolling interests should be presented as a separate component of equity rather than on a mezzanine level. In accordance with ASC 810-10-45, the balance for noncontrolling interests associated with preferred stock previously issued by the following indirect, wholly-owned subsidiaries of FHN have been included in the equity section of the Consolidated Statements of Condition for all periods presented.

Note 12 — Preferred Stock and Other Capital (continued)
First Horizon Preferred Funding, LLC and First Horizon Preferred Funding II, LLC have each issued $1.0 million of Class B Units of preferred stock. On December 31, 2009, 2008, and 2007, the amount of Class B Preferred Shares and Units that are perpetual in nature that was recognized as “Noncontrolling interest” on the Consolidated Statements of Condition was $.3 million, $.3 million, $.5 million, respectively. The remaining balance has been eliminated in consolidation.
On March 23, 2005, FTBNA issued 300,000 shares of Class A Non-Cumulative Perpetual Preferred Stock (“Class A Preferred Stock”) with a liquidation preference of $1,000 per share. These securities qualify as Tier 1 capital. On December 31, 2009, 2008, and 2007, $294.8 million of Class A Preferred Stock was recognized as “Noncontrolling interest” on the Consolidated Statements of Condition.
Due to the nature of the subsidiary preferred stock issued by First Horizon Preferred Funding, LLC, First Horizon Preferred Funding II, LLC, and FTBNA, all components of other comprehensive income/(loss) included in the Consolidated Statements of Equity have been attributed solely to FHN as the controlling interest holder. The table below presents the amounts included in the Consolidated Statements of Income for the years ended December 31, 2009, 2008, and 2007, which are attributable to FHN as controlling interest holder for the following:

(Dollars in thousands)	2009	2008	2007

Net loss from continuing operations (a)	$(256,991)	$(188,453)	$(172,599)
Income/(loss) from discontinued operations, net of tax	(12,846)	(3,534)	2,453

Net loss	$(269,837)	$(191,987)	$(170,146)

(a)	Net loss from continuing operations adjusted for net income attributable to the noncontrolling interest holder.

Note 13 — Regulatory Capital
FHN is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FHN’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain derivatives as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require FHN to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (leverage). Management believes, as of December 31, 2009, that FHN met all capital adequacy requirements to which it was subject.
The actual capital amounts and ratios of FHN and FTBNA are presented in the table below. In addition, FTBNA must also calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Based on this calculation, FTBNA’s Total Capital, Tier 1 Capital, and Leverage ratios were 19.64 percent, 15.16 percent, and 12.56 percent, respectively, on December 31, 2009, and were 18.21 percent, 13.87 percent, and 11.42 percent, respectively, on December 31, 2008.

	First Horizon National			First Tennessee Bank
	Corporation			National Association
(Dollars in thousands)	Amount		Ratio	Amount		Ratio

On December 31, 2009:
Actual:
Total Capital	$4,691,010		21.92%	$4,481,786		21.16%
Tier 1 Capital	3,507,782		16.39	3,361,373		15.87
Leverage	3,507,782		13.36	3,361,373		12.91

For Capital Adequacy Purposes:
Total Capital	1,712,033	>	8.00	1,694,688	>	8.00
Tier 1 Capital	856,016	>	4.00	847,344	>	4.00
Leverage	1,050,104	>	4.00	1,041,090	>	4.00

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital				2,118,360	>	10.00
Tier 1 Capital				1,271,016	>	6.00
Leverage				1,301,362	>	5.00

On December 31, 2008:
Actual:
Total Capital	$5,083,609		20.18%	$4,794,737		19.21%
Tier 1 Capital	3,784,152		15.03	3,578,078		14.34
Leverage	3,784,152		12.22	3,578,078		11.64

For Capital Adequacy Purposes:
Total Capital	2,014,829	>	8.00	1,996,781	>	8.00
Tier 1 Capital	1,007,415	>	4.00	998,391	>	4.00
Leverage	1,238,942	>	4.00	1,229,693	>	4.00

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital				2,495,976	>	10.00
Tier 1 Capital				1,497,586	>	6.00
Leverage				1,537,116	>	5.00

Note 14 — Other Income and Other Expense
Following is detail of “All other income and commissions” and “All other expense” as presented in the Consolidated Statements of Income:

(Dollars in thousands)	2009	2008	2007

All other income and commissions:
Bankcard income	20,161	22,081	24,874
Bank-owned life insurance	19,744	25,143	25,172
Gains on repurchases of debt	16,412	33,845	—
Remittance processing	11,765	12,953	13,451
Other service charges	11,647	12,631	14,296
ATM interchange fees	11,335	9,224	8,472
Reinsurance fees	9,130	11,919	9,052
Deferred compensation (a)	7,686	(22,901)	7,727
Electronic banking fees	6,020	6,217	6,561
Letter of credit fees	5,989	5,657	6,738
Gains/(losses) from loan sales and securitizations	2,545	(8,625)	23,881
Federal flood certifications	—	3,869	5,212
Other	29,802	33,533	16,713

Total	$152,236	$145,546	$162,149

All other expense:
Advertising and public relations	22,074	32,738	41,840
Low income housing expense	22,000	18,734	20,922
Other insurance and taxes	12,388	8,705	10,372
Travel and entertainment	9,547	15,137	23,295
Customer relations	7,819	8,872	9,775
Loan insurance expense	7,811	5,270	4,610
Employee training and dues	5,327	6,198	6,569
Fed service fees	5,078	7,053	6,047
Bank examinations costs	4,884	4,144	4,504
Supplies	4,661	10,586	13,599
Complimentary check expense	3,529	4,776	5,058
Other (b)(c)	79,171	51,923	120,895

Total	$184,289	$174,136	$267,486

(a)	Deferred compensation market value adjustments are mirrored by adjustments to employee compensation, incentives, and benefits expense.

(b)	Includes a portion of net charges for restructuring, repositioning, and efficiency initiatives (Note 26).

(c)	2009 includes a $7.0 million reversal of expense related to Visa litigation matters compared with a $30.0 million reversal in 2008.

Note 15 — Components of Other Comprehensive Income/(loss)
Following is detail of “Accumulated other comprehensive income/(loss)” as presented in the Consolidated Statements of Condition:

			Accumulated
			Other
	Before-Tax	Tax Benefit/	Comprehensive
(Dollars in thousands)	Amount	(Expense)	Income/(Loss)

December 31, 2006	$(46,569)	$16,365	$(72,448)
Effects of changing pension plan measurement date pursuant to ASC 715
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) for October 1 - December 31	2,204	(838)	1,366
Additional actuarial gain/(loss) for October 1 - December 31	11,419	(4,475)	6,944

Beginning balance, as adjusted	13,623	(5,313)	(64,138)
Other comprehensive income:
Unrealized market adjustments on cash flow hedge	(551)	207	(344)
Unrealized market adjustments on securities available for sale	21,240	(8,263)	12,977
Adjustment for net gains/(losses) included in net income	1,183	(460)	723
Pension and postretirement plans:
Prior service cost arising during period	(152)	57	(95)
Net actuarial gain/(loss) arising during period	(4,164)	1,880	(2,284)
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	8,119	(3,059)	5,060

December 31, 2007	$25,675	$(9,638)	$(48,101)

Other comprehensive income:
Unrealized market adjustments on cash flow hedge	(10)	4	(6)
Unrealized market adjustments on securities available for sale	35,863	(13,882)	21,981
Adjustment for net gains/(losses) included in net income	(210)	81	(129)
Pension and postretirement plans:
Prior service cost arising during period	(59)	22	(37)
Net actuarial gain/(loss) arising during period	(208,158)	80,198	(127,960)
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	3,913	(1,492)	2,421

December 31, 2008	$(168,661)	$64,931	$(151,831)

Other comprehensive income:
Unrealized market adjustments on securities available for sale	34,759	(12,145)	22,614
Pension and postretirement plans:
Prior service cost arising during period	17,088	(6,259)	10,829
Net actuarial gain/(loss) arising during period (a)	6,024	(2,483)	3,541
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	1,007	(369)	638

December 31, 2009	$58,878	$(21,256)	$(114,209)

(a)	Includes a positive, after-tax effect of $18.3 million due to a curtailment. See Note 19 - Savings, Pension, and Other Employee Benefits.

Note 16 — Income Taxes
The components of income tax expense/(benefit) are as follows:

(Dollars in thousands)	2009	2008	2007

Current:
Federal	$(7,593)	$240,273	$74,281
State	6,548	16,752	1,104
Deferred:
Federal	(153,902)	(373,335)	(178,879)
State	(19,998)	(38,095)	(36,415)

Total	$(174,945)	$(154,405)	$(139,909)

Certain previously reported amounts have been reclassified to agree with current presentation.
The effective tax rates for 2009, 2008, and 2007 were 41.60 percent, 46.95 percent, and 47.64 percent, respectively. Income tax expense differed from the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the following:

(Dollars in thousands)	2009	2008	2007

Federal income tax rate	35%	35%	35%

Tax computed at statutory rate	$(147,187)	$(115,095)	$(102,786)
Increase/(decrease) resulting from:
State income taxes	(8,743)	(13,864)	(22,535)
Tax credits	(22,312)	(19,064)	(20,332)
Goodwill	3,205	—	20,058
Other	92	(6,382)	(14,314)

Total	$(174,945)	$(154,405)	$(139,909)

A deferred tax asset (“DTA”) or deferred tax liability (“DTL”) is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. In order to support the recognition of the DTA, FHN’s management must believe that the realization of the DTA is more likely than not.
FHN evaluates the likelihood of realization of the $414 million net DTA based on both positive and negative evidence available at the time. FHN’s three-year cumulative loss position at December 31, 2009, is significant negative evidence in determining whether the realizability of the DTA is more likely than not. However, FHN believes that the negative evidence of the three-year cumulative loss is overcome by sufficient positive evidence that the DTA will ultimately be realized. The positive evidence includes several different factors. First, a significant amount of the cumulative losses occurred in businesses that FHN has exited or is in the process of exiting. Secondly, FHN forecasts substantially more taxable income in the carryforward period, exclusive of tax planning strategies, even under very conservative assumptions. Additionally, FHN has sufficient carryback positions, reversing DTL, and potential tax planning strategies to fully realize its DTA. FHN believes that it will realize the net DTA within a significantly shorter period of time than the twenty year carryforward period allowed under the tax rules. Based on current analysis, FHN believes that its ability to realize the recognized $414 million net DTA is more likely than not. This assertion could change should FHN experience greater losses in the near-future than management currently anticipates.

Note 16 — Income Taxes (continued)
Temporary differences which gave rise to deferred tax assets and deferred tax liabilities on December 31, 2009 and 2008, were as follows:

(Dollars in thousands)	2009	2008

Deferred tax assets:
Loss reserves	$410,972	$335,171
Employee benefits	95,061	115,292
Accrued expenses	22,060	27,054
Other	53,933	16,148

Gross deferred tax assets	582,026	493,665
Valuation allowance	—	—

Deferred tax assets after valuation allowances	$582,026	$493,665

Deferred tax liabilities:
Capitalized mortgage servicing rights	$58,597	$134,210
Asset securitizations	—	12,976
Depreciation and amortization	15,892	20,817
Federal Home Loan Bank stock	17,094	17,092
Deferred fees and expenses	—	8,835
Investment in debt securities (ASC 320)	41,335	26,938
Other intangible assets	19,671	21,870
Other	15,515	—

Gross deferred tax liabilities	168,104	242,738

Net deferred tax asset	$413,922	$250,927

Certain previously reported amounts have been reclassified to agree with current presentation.
The total balance of unrecognized tax benefits at December 31, 2009, was $30.0 million. The rollforward of unrecognized tax benefits follows:

(Dollars in thousands)

Balance at January 1, 2009	$31,108
Increases related to prior year tax positions	2,086
Increases related to current year tax positions	500
Lapse of statute	(3,690)

Balance at December 31, 2009	$30,004

Note 17 — Earnings per Share
The following tables provide a reconciliation of the numerators used in calculating earnings/(loss) per share attributable to common shareholders:

(In thousands, except per share data)	2009	2008	2007

Loss from continuing operations	$(245,589)	$(174,437)	$(153,764)
Income/(loss) from discontinued operations, net of tax	(12,846)	(3,534)	2,453

Net loss	$(258,435)	$(177,971)	$(151,311)
Net income attributable to noncontrolling interest	11,402	14,016	18,835

Net loss attributable to controlling interest	$(269,837)	$(191,987)	$(170,146)
Preferred stock dividends	59,585	7,413	—

Net loss available to common shareholders	$(329,422)	$(199,400)	$(170,146)

Loss from continuing operations	$(245,589)	$(174,437)	$(153,764)
Net income attributable to noncontrolling interest	11,402	14,016	18,835
Preferred stock dividends	59,585	7,413	—

Net loss from continuing operations available to common shareholders	$(316,576)	$(195,866)	$(172,599)

(In thousands, except per share data)	2009	2008	2007

Weighted average common shares outstanding — basic (a)	234,431	206,681	151,060
Effect of dilutive securities (a)	—	—	—

Weighted average common shares outstanding — diluted (a)	234,431	206,681	151,060

(a)	All share data has been restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.

Earnings/(loss) per common share:	2009	2008	2007

Loss per share from continuing operations available to common shareholders	$(1.35)	$(0.95)	$(1.14)
Income/(loss) per share from discontinued operations, net of tax	(.06)	(.01)	.01

Net loss per share available to common shareholders	$(1.41)	$(0.96)	$(1.13)

Diluted earnings/(loss) per common share:

Loss per share from continuing operations available to common shareholders	$(1.35)	$(0.95)	$(1.14)
Income/(loss) per share from discontinued operations, net of tax	(.06)	(.01)	.01

Net diluted loss per share available to common shareholders	$(1.41)	$(0.96)	$(1.13)

Due to the net loss attributable to common shareholders for the twelve months ended December 31, 2009, 2008, and 2007, no potentially dilutive shares were included in the loss per share calculations as including such shares would have been antidilutive. Stock options of 15.6 million, 20.0 million, and 21.2 million with weighted average exercise prices of $27.48, $28.15, and $28.80 per share for the twelve months ended December 31, 2009, 2008, and 2007, respectively, were not included in the computation of diluted loss per common share because such shares would have had an antidilutive effect on earnings per common share. Other equity awards of 2.8 million, .9 million, and .9 million for the twelve months ended December 31, 2009, 2008, and 2007, respectively, and 14.8 million potentially dilutive shares related to the CPP common stock Warrant were excluded from the computation of diluted loss per common share because such shares would have had an antidilutive effect on loss per common share.

Note 18 — Restrictions, Contingencies, and Other Disclosures
Restrictions on cash and due from banks. Under the Federal Reserve Act and Regulation D, FHN’s commercial banking subsidiary is required to maintain a certain amount of cash reserves. On December 31, 2009 and December 31, 2008, FHN’s required reserves were $200.0 million and $244.3 million, respectively. At the end of 2009 and 2008, this requirement was met with $142.8 million and $175.0 million in vault cash, respectively, and also with Federal Reserve Bank deposits. Vault cash is reflected in Cash and due from Banks on the Consolidated Statements of Condition and Federal Reserve Bank deposits are reflected as Interest Bearing Cash.
Restrictions on dividends. Cash dividends are paid by FHN from its assets, which are mainly provided by dividends from its subsidiaries. Certain regulatory restrictions exist regarding the ability of FTBNA to transfer funds to FHN in the form of cash, dividends, loans, or advances. As of December 31, 2009, FTBNA had undivided profits of $1.4 billion, none of which was available for distribution to FHN as dividends without prior regulatory approval. At any given time, the pertinent portions of those regulatory restrictions allow FTBNA to declare preferred or common dividends without prior regulatory approval in an amount equal to FTBNA’s retained net income for the two most recent completed years plus the current year to date. For any period, FTBNA’s ‘retained net income’ generally is equal to FTBNA’s regulatory net income reduced by the preferred and common dividends declared by FTBNA. Excess dividends in either of the two most recent completed years may be offset with available retained net income in the two years immediately preceding it. Applying the applicable rules, FTBNA’s total amount available for dividends was ($469.3) million at December 31, 2009 and ($322.0) million at January 1, 2010.
In addition, in 2008 FHN issued and sold preferred stock and a common stock warrant under the U.S.Treasury’s CPP. Under the terms of that issuance, FHN is not permitted to increase its cash common dividend rate for a period of three years without permission of the Treasury. At the time of the preferred shares and common stock warrant issuance, FHN did not pay a common cash dividend.
FTBNA has applied for approval from the OCC to declare and pay dividends on its preferred stock outstanding payable in April 2010. FTBNA has not requested approval to pay common dividends to its sole common stockholder, FHN. FHN estimates that it will have sufficient cash available to pay the 5 percent dividend on the CPP preferred issued to the U.S. Treasury as well as its other current obligations throughout 2010 even if FTBNA were unable to pay a common dividend to FHN during the year.
Restrictions on intercompany transactions. Under Federal banking law, banking subsidiaries may not extend credit to the parent company in excess of 10 percent of the bank’s capital stock and surplus, as defined, or $491.5 million on December 31, 2009. The parent company had covered transactions of $3.7 million from FTBNA on December 31, 2009. In addition, the aggregate amount of covered transactions with all affiliates, as defined, is limited to 20 percent of the bank’s capital stock and surplus, or $983.0 million on December 31, 2009. FTBNA’s total covered transactions with all affiliates including the parent company on December 31, 2009 were $483.1 million.
Contingencies. Contingent liabilities arise in the ordinary course of business, including those related to litigation. Various claims and lawsuits are pending against FHN and its subsidiaries. In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories or involve a large number of parties, FHN cannot reasonably determine what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss or impact related to each pending matter may be. FHN establishes loss contingency reserves for litigation matters when estimated loss is both probable and reasonably estimable as prescribed by applicable financial accounting guidance. A reserve generally is not established when a loss contingency either is not probable or its amount is not reasonably estimable. If loss for a matter is probable and a range of possible loss outcomes is the best estimate available, accounting guidance generally requires a reserve to be established at the low end of the range. Based on current knowledge, and after consultation with counsel, management is of the opinion that loss contingencies related to pending matters should not have a material adverse effect on the consolidated financial condition of FHN, but may be material to FHN’s operating results for any particular reporting period depending, in part, on the results from that period.
On February 16, 2010, an employee of FHN’s subsidiary FTN Financial Securities Corp. (“FTNFS”), along with a former employee of FTNFS, each received a “Wells” notice from the Staff of the United States Securities and Exchange Commission (the “SEC”) stating that the Staff intends to recommend that the SEC bring enforcement actions for allegedly aiding and abetting a former FTNFS customer, Sentinel Management Group, Inc. (“Sentinel”), in violations of the federal securities laws. The subject of the Wells notices is a 2006 year-end securities repurchase transaction entered into by FTNFS with Sentinel. The Staff has indicated that FTNFS and one additional employee of FTNFS may also receive Wells notices. A Wells notice by the SEC Staff is neither a formal allegation of wrongdoing nor a determination by the SEC that there has been wrongdoing. A Wells notice generally provides the recipient with an opportunity to provide his, her, or its perspective to address the Staff’s concerns prior to enforcement action being taken by the SEC. FTNFS is one of several defendants named

Note 18 — Restrictions, Contingencies, and Other Disclosures (continued)
in civil lawsuits brought by the trustee in bankruptcy for Sentinel. The bankruptcy trustee’s claims against FTNFS, where were first brought in November 2008, include, among others, commercial bribery, aiding and abetting a breach of fiduciary duty by former executives of Sentinel, federal and state securities fraud, negligent misrepresentation, unjust enrichment and fraudulent transfer. FTNFS believes that it has meritorious defenses to the bankruptcy trustee’s claims, and FTNFS is defending itself vigorously in that litigation.
Visa Matters. FHN is a member of the Visa USA network. On October 3, 2007, the Visa organization of affiliated entities completed a series of global restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa Inc. (“Visa”). Upon completion of the reorganization, the members of the Visa USA network remained contingently liable for certain Visa litigation matters. Based on its proportionate membership share of Visa USA, FHN recognized a contingent liability of $55.7 million within noninterest expense in fourth quarter 2007 related to this contingent obligation.
In March 2008, Visa completed its initial public offering (“IPO”). Visa funded an escrow account from IPO proceeds that will be used to make payments related to the Visa litigation matters. Upon funding of the escrow, FHN reversed $30.0 million of the contingent liability previously recognized with a corresponding credit to noninterest expense for its proportionate share of the escrow account. A portion of FHN’s Class B shares of Visa were redeemed as part of the IPO resulting in $65.9 million of equity securities gains in first quarter 2008.
In October 2008, Visa announced that it had agreed to settle litigation with Discover Financial Services for $1.9 billion. $1.7 billion of this settlement amount was funded from the escrow account established as part of Visa’s IPO. In connection with this settlement, FHN recognized additional expense of $11.0 million within noninterest expense in third quarter 2008. In December 2008, Visa deposited additional funds into the escrow account and FHN recognized a corresponding credit to noninterest expense of $11.0 million for its proportionate share of the amount funded.
In July 2009, Visa deposited an additional $700 million into the escrow account. Accordingly, FHN reduced its contingent liability by $7.0 million through a credit to noninterest expense.
After the partial share redemption in conjunction with the IPO, FHN holds approximately 2.4 million Class B shares of Visa, which are included in the Consolidated Statements of Condition at their historical cost of $0. Conversion of these shares into Class A shares of Visa and, with limited exceptions, transfer of these shares are restricted until the later of the third anniversary of the IPO or the final resolution of the covered litigation. The final conversion ratio, which was estimated to approximate 58 percent as of December 31, 2009, will fluctuate based on the ultimate settlement of the Visa litigation matters for which FHN has a proportionate contingent obligation. Future funding of the escrow will dilute this exchange rate by an amount that is yet to be determined.
Other disclosures — Company Owned Life Insurance. FHN has purchased life insurance on certain of its employees and is the beneficiary on these policies. On December 31, 2009, the cash surrender value of these policies, which is included in Other assets on the Consolidated Statements of Condition, was $771.5 million. There are restrictions on $65.1 million of the proceeds from these benefits which relate to certain compensation plans. FHN has not borrowed against the cash surrender value of these policies.
Other disclosures — Indemnification agreements and guarantees. In the ordinary course of business, FHN enters into indemnification agreements for legal proceedings against its directors and officers and standard representations and warranties for underwriting agreements, merger and acquisition agreements, loan sales, contractual commitments, and various other business transactions or arrangements. The extent of FHN’s obligations under these agreements depends upon the occurrence of future events; therefore, it is not possible to estimate a maximum potential amount of payouts that could be required with such agreements.
FHN is subject to potential liabilities and losses in relation to loans that it services, and in relation to loans that it originated and sold. FHN evaluates those potential liabilities and maintains reserves for potential losses. In addition, FHN has arrangements with the purchaser of its national home loan origination and servicing platforms that creates obligations and potential liabilities.
Servicing. FHN services, through a sub-servicer, a predominately first lien mortgage loan portfolio of $42.2 billion as of December 31, 2009, a significant portion of which is held by FNMA and private security holders, with less significant portions held by GNMA and FHLMC. In connection with its servicing activities, FHN collects and remits the principal and interest payments on the underlying loans for the account of the appropriate investor. In the event of delinquency or non-payment on a loan in a private or agency securitization: (1) the terms of the private securities agreements require FHN, as servicer, to continue to make monthly advances of principal and interest (“P&I”) to the trustee

Note 18 — Restrictions, Contingencies, and Other Disclosures (continued)
for the benefit of the investors; and (2) the terms of the majority of the agency agreements may require the servicer to make advances of P&I, or to repurchase the delinquent or defaulted loan out of the trust pool. For servicer advances of P&I under the terms of private and FNMA (and GNMA pools) securitizations, FHN can utilize payments of P&I received from other prepaid loans within a particular loan pool in order to advance P&I to the trustee. In the event payments are ultimately made by FHN to satisfy this obligation, P&I advances and servicer advances are recoverable from: (1) in the case of private securitizations, the liquidation proceeds of the property securing the loan and (2) in the case of agency loans, from the proceeds of the foreclosure sale by the Government Agency.
FHN is also subject to losses in its loan servicing portfolio due to loan foreclosures. Foreclosure exposure arises from certain agency agreements which limit the agency’s repayment guarantees on foreclosed loans, resulting in certain foreclosure costs being borne by servicers. Foreclosure exposure also includes real estate costs, marketing costs, and costs to maintain properties, especially during protracted resale periods in geographic areas of the country negatively impacted by declining home values.
FHN is also subject to losses due to unreimbursed servicing expenditures made in connection with the administration of current governmental and/or regulatory loss mitigation and loan modification programs. Additionally, FHN is required to repurchase GNMA loans prior to modification.
Loans Originated and Sold. Prior to 2009, FHN originated loans through its legacy mortgage business, primarily first lien home loans, with the intention of selling them. Sometimes the loans were sold with full or limited recourse, but much more often the loans were sold without recourse. For loans sold with recourse, FHN has indemnity and repurchase exposure if the loans default. For loans sold without recourse, FHN has repurchase exposure primarily for claims that FHN breached its representations and warranties made to the purchasers at the time of sale. From 2005 through 2008, FHN sold approximately $114 billion of such loans.
For loans sold without recourse, FHN has obligations to either repurchase the outstanding principal balance of a loan or make the purchaser whole for the economic benefits of a loan if it is determined that the loans sold were in violation of representations or warranties made by FHN at the time of sale. Such representations and warranties typically include those made regarding loans that had missing or insufficient file documentation and loans obtained through fraud by borrowers or other third parties such as appraisers.
FHN utilizes multiple techniques in assessing the adequacy of its repurchase and foreclosure reserve for loans sold without recourse for which it has continuing obligations under representations and warranties. FHN tracks actual repurchase or make-whole losses by investor, loan pool, and vintage (year loan was sold) and this historical data is used to calculate estimated remaining inherent loss content within its vintages of loan sales. Due to the historical nature of this calculation, as well as the increasing volume of requests (“the pipeline”) from investors, FHN performs additional analysis of repurchase and make whole obligations and applies management judgment which incorporates known current trends in repurchase and make-whole requests, loss severity trends, alternative resolutions, and rescission rates (repurchase requests rejected by FHN) in the determination of the appropriate reserve level.
FHN has sold certain agency mortgage loans with full recourse under agreements to repurchase the loans upon default. Loans sold with full recourse generally include mortgage loans sold to investors in the secondary market which are uninsurable under government guaranteed mortgage loan programs due to issues associated with underwriting activities, documentation, or other concerns. For mortgage insured single-family residential loans, in the event of borrower nonperformance, FHN would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, FHA insurance, or VA guaranty. On December 31, 2009 and 2008, FHN had single-family residential loans with outstanding balances of $71.9 million and $80.9 million, respectively, that were sold, servicing retained, on a full recourse basis.
Loans sold with limited recourse include loans sold under government guaranteed mortgage loan programs including the FHA and VA. FHN continues to absorb losses due to uncollected interest and foreclosure costs and/or limited risk of credit losses in the event of foreclosure of the mortgage loan sold. Generally, the amount of recourse liability in the event of foreclosure is determined based upon the respective government program and/or the sale or disposal of the foreclosed property collateralizing the mortgage loan. Another instance of limited recourse is the VA/No bid. In this case, the VA guarantee is limited and FHN may be required to fund any deficiency in excess of the VA guarantee if the loan goes to foreclosure. On December 31, 2009 and 2008, the outstanding principal balance of loans sold with limited recourse arrangements where some portion of the principal is at risk and serviced by FHN was $3.3 billion and $3.5 billion, respectively. Additionally, on December 31, 2009 and 2008, $1.0 billion and $1.7 billion, respectively, of mortgage loans were outstanding which were sold under limited recourse arrangements where the risk is limited to interest and servicing advances.

Note 18 — Restrictions, Contingencies, and Other Disclosures (continued)
The reserve for foreclosure losses for loans sold with full or limited recourse is based upon a historical progression model using a rolling 12-month average, which predicts the probability or frequency of a mortgage loan entering foreclosure. In addition, other factors are considered, including qualitative and quantitative factors (e.g., current economic conditions, past collection experience, risk characteristics of the current portfolio and other factors), which are not defined by historical loss trends or severity of losses.
FHN has evaluated its exposure under all of these obligations and accordingly, has reserved for losses of $105.7 million, $37.0 million, and $16.2 million as of December 31, 2009, 2008, and 2007, respectively. Reserves for FHN’s estimate of these obligations are reflected in Other liabilities on the Consolidated Statements of Condition while expense related to this reserve is included within the repurchase and foreclosure provision on the Consolidated Statements of Income.
Equity-Lending Related Repurchase Obligations. FHN has securitized and sold HELOC and second lien mortgages which are held by private security holders, and on December 31, 2009, the outstanding principal balance of these loans was $170.8 million and $39.7 million, respectively. On December 31, 2008, the outstanding principal balance of securitized and sold HELOC and second lien mortgages was $210.6 million and $54.9 million, respectively. In connection with its servicing activities, FTBNA does not guarantee the receipt of the scheduled principal and interest payments on the underlying loans, but does have residual interests of $3.7 million and $8.2 million on December 31, 2009 and 2008, respectively, which are available to make the security holder whole in the event of credit losses. FHN has projected expected credit losses in the valuation of the residual interest.
FHN has also sold HELOC and second lien mortgages without recourse through whole loan sales. In 2009, FHN settled a substantial portion of its repurchase obligations through an agreement with the primary purchaser of HELOC and second lien loans that were previously transferred through whole loan sales. This settlement included the transfer of retained servicing rights associated with the applicable second lien and HELOC loan sales. FHN does not guarantee the receipt of the scheduled principal and interest payments on the underlying loans but does have an obligation to repurchase the loans excluded from the above settlement for which there is a breach of representations and warranties provided to the buyers. The remaining repurchase reserve is minimal reflecting the settlement discussed above.
Other. A wholly-owned subsidiary of FHN has agreements with several providers of private mortgage insurance whereby the subsidiary has agreed to accept insurance risk for specified loss corridors for loans originated in each contract year in exchange for a portion of the private mortgage insurance premiums paid by borrowers (i.e., reinsurance arrangements). The loss corridors vary for each primary insurer for each contract year. No new reinsurance arrangements have been initiated after 2008. In 2009, FHN agreed to settle certain of its reinsurance obligations with primary insurers, resulting in a decrease in the reserve balance and the associated trust assets. As of December 31, 2009, FHN has reserved $29.3 million for its estimated liability under the reinsurance arrangements. In accordance with the terms of the contracts with the primary insurers, as of December 31, 2009, FHN has placed $44.0 million of prior premium collections in trust for payment of claims arising under the reinsurance arrangements. Also, as of December 31, 2009, $12.1 million of these funds were allocated for future delivery to primary insurers for completion of existing settlement arrangements.
2008 Sale of National Origination and Servicing Platforms. In conjunction with the sale of its servicing platform in August 2008, FHN entered into a three year subservicing arrangement with the purchaser for the unsold portion of FHN’s servicing portfolio. As part of the subservicing agreement, FHN has agreed to a make-whole arrangement whereby if the number of loans subserviced by the purchaser falls below specified levels and the direct servicing cost per loan is greater than a specified amount (determined using loans serviced on behalf of both FHN and the purchaser), FHN will make a payment according to a contractually specified formula. The make-whole payment is subject to a cap, which is $15.0 million if triggered during the eight quarters following the first anniversary of the divestiture. As part of the 2008 transaction, FHN recognized a contingent liability of $1.2 million representing the estimated fair value of its performance obligation under the make-whole arrangement.

Note 19 — Savings, Pension, and Other Employee Benefits
Savings plan. FHN has a qualified defined contribution plan that covers substantially all employees. Under this plan, employees can invest their money in any of the available investment funds and receive a company match of $.50 for each $1.00 invested up to 6 percent of pre-tax contributions made by the employee, subject to Code limitations. The company match contribution initially is invested in company stock. The savings plan also allows employees to invest in a non-leveraged employee stock ownership plan (“ESOP”). Cash dividends on shares held by the ESOP are charged to retained earnings and the shares are considered outstanding in computing earnings per share. The number of allocated shares held by the ESOP totaled 11,579,040 on December 31, 2009.
FHN also provides “flexible dollars” to assist employees with the cost of annual benefits and/or allows the employee to contribute to his or her qualified savings plan. These “flexible dollars” are pre-tax contributions and are based upon the employees’ years of service and qualified compensation.
Contributions made by FHN through the flexible benefits plan and the company matches were $18.3 million for 2009, $27.2 million for 2008, and $30.4 million for 2007.
Effective January 1, 2008, the company added the Employee Non-voluntary Elective Contribution (“ENEC”) program to the savings plan that is provided only to employees who are not eligible for the pension plan. With the ENEC program, FHN will generally make contributions to eligible employees’ savings plan accounts based upon company performance. Contribution amounts will be a percentage of each employee’s base salary (as defined in the savings plan) earned the prior year. FHN intends to make a contribution of $1.2 million for this plan in 2010 related to the 2009 plan year. FHN made a contribution of $.5 million for this plan in 2009 related to the 2008 plan year.
Pension plan. FHN closed participation in the noncontributory, qualified defined benefit pension plan to employees hired or re-hired on September 1, 2007, or later. This did not impact the benefits of employees currently participating in the plan. Certain employees of FHN’s insurance subsidiaries are not covered by the pension plan. Pension benefits are based on years of service, average compensation near retirement, and estimated social security benefits at age 65. FHN contributions are based upon actuarially determined amounts necessary to fund the total benefit obligation.
FHN also maintains nonqualified plans including a supplemental retirement plan that covers certain employees whose benefits under the pension plan have been limited. Additionally, the ENEC program was added under the FHN savings plan that is provided only to employees who are not eligible for the pension plan.
In December 2009, FHN management determined that the accrual of benefits under the qualified pension plan and the supplemental retirement plan would cease as of December 31, 2012. No increases or decreases will occur after this date. In conjunction with this action, FHN recognized $2.8 million of curtailment expense in fourth quarter 2009. FHN also recognized a $28.8 million reduction in the plans’ projected benefit obligations and a $16.5 million tax affected adjustment to shareholders’ equity. FHN will continue to offer retirement benefits to employees by expanding the profit-sharing program to more employees and increasing the 401k match.
Other employee benefits. FHN provides post-retirement life insurance benefits to certain employees and also provides post-retirement medical insurance to retirement-eligible employees. The post-retirement medical plan is contributory with retiree contributions adjusted annually and is based on criteria that are a combination of the employee’s age and years of service. For any employee retiring on or after January 1, 1995, FHN contributes a fixed amount based on years of service and age at the time of retirement. FHN’s post-retirement benefits include prescription drug benefits. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”) introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care that provide a benefit that is actuarially equivalent to Medicare Part D. FHN anticipates receiving a prescription drug subsidy under the Act through 2012.
Actuarial assumptions. FHN’s process for developing the long-term expected rate of return of pension plan assets is based on two primary sources of investment portfolio returns: capital market exposure and active management benefit. Capital market exposure refers to the Plan’s broad allocation of its assets to asset classes, such as Large Cap Equity and Fixed Income. Active management refers to hiring investment managers to select individual securities that are expected to outperform the market. Active management provides only a small measure of the plan’s overall return. FHN also considers expectations for inflation, real interest rates, and various risk premiums based primarily on the historical risk premium for each asset class. The expected return is based upon a twenty year time horizon. Given the long term nature of these investments, current market conditions do not significantly affect the expected return. This resulted in the selection of

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
an 8.05 percent assumption for 2010 for the defined benefit pension plan and 5.23 percent assumption for postretirement medical plan assets dedicated to employees who retired prior to January 1, 1993.
The discount rates for the three years ended 2009 for pension and other benefits were determined by using a hypothetical AA yield curve represented by a series of annualized individual discount rates from one-half to thirty years. The discount rates are selected based upon data specific to FHN’s plan and employee population. The bonds used to create the hypothetical yield curve were subjected to several requirements to ensure that the resulting rates were representative of the bonds that would be selected by management to fulfill the company’s funding obligations. In addition to the AA rating, only non-callable bonds were included. Each bond issue was required to have at least $150 million par outstanding so that each issue was sufficiently marketable. Finally, bonds more than two standard deviations from the average yield were removed. When selecting the discount rate, FHN matches the duration of high quality bonds with the duration of the obligations of the plan as of the measurement date. High quality corporate bonds experienced declining yields in 2009 resulting in a discount rate lower than 2008 and therefore, higher pension plan liabilities. For all years presented, the measurement date of the benefit obligations and net periodic benefit costs was December 31.
The actuarial assumptions used in the defined benefit pension plan and the other employee benefit plans were as follows:

	Benefit Obligations			Net Periodic Benefit Cost
	2009	2008	2007	2009	2008	2007

Discount rate
Qualified pension	6.05%	6.85%	7.00%	6.85%	7.00%	5.97%
Nonqualified pension	5.55	6.90	6.70	6.90	6.70	6.12
Other nonqualified pension	5.35	6.95	6.55	6.95	6.83	N/A
Postretirement benefit	5.65	6.90	6.60	6.90	6.60	5.83

Expected long-term rate of return
Qualified pension/postretirement benefits	8.05%	8.42%	8.87%	8.42%	8.87%	8.35%
Postretirement benefit (retirees prior to January 1, 1993)	5.23	5.47	5.77	5.47	5.77	5.43

Rate of compensation increase	4.10%	4.10%	4.10%	4.10%	4.10%	4.10%

The assumed health care cost trend rates used in the defined benefit pension plan and the other employee benefit plan were as follows:

	2009		2008
Assumed health care cost trend rates	Participants	Participants 65	Participants	Participants 65
on December 31	under age 65	years and older	under age 65	years and older

Health care cost trend rate assumed for next year	7.00%	9.00%	8.50%	10.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00	5.00	6.00	6.00
Year that the rate reaches the ultimate trend rate	2014	2018	2013	2017

The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)	1% Increase	1% Decrease

Adjusted total service and interest cost components	$1,478	$1,370
Adjusted postretirement benefit obligation at end of plan year	18,567	17,178

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
The components of net periodic benefit cost for the plan years 2009, 2008, and 2007 were as follows:

	Total Pension Benefits			Other Benefits
(Dollars in thousands)	2009	2008	2007	2009	2008	2007

Components of net periodic benefit cost
Service cost	$14,167	$15,809	$19,206	$971	$276	$298
Interest cost	31,766	29,516	26,250	3,194	2,339	1,112
Expected return on plan assets	(46,327)	(46,938)	(42,549)	(1,133)	(1,749)	(1,762)
Amortization of unrecognized:
Transition (asset)/obligation	—	—	—	987	988	988
Prior service cost/(credit)	758	864	880	1,437	(176)	(176)
Actuarial (gain)/loss	8,262	2,417	7,138	(836)	(368)	(711)

Net periodic benefit cost/(income)	$8,626	$1,668	$10,925	$4,620	$1,310	$(251)

ASC 715 curtailment/settlement expense (a)	2,867	1,269	456	—	—	—

Total ASC 715 expense/(income)	$11,493	$2,937	$11,381	$4,620	$1,310	$(251)

(a)	2009 includes curtailment expense reflecting management’s decision to cease benefit accruals as of December 31, 2012.
In 2008 and 2007, lump sum payments from a non-qualified plan triggered settlement accounting. In accordance with its practice, FHN performed a remeasurement of the plan in conjunction with the settlement and recognized the ASC 715 settlement expense reflected above.

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
The following tables set forth the plans’ benefit obligations and plan assets for 2009 and 2008:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2009	2008	2009	2008

Change in Benefit Obligation
Benefit obligation, beginning of year	$472,074	$429,707	$35,762	$24,420
Benefit obligation, adjustment	—	—	23,133	—
Adoption of ASC 715-60 for endorsement split dollar life insurance	—	—	—	13,725
Service cost	14,167	15,809	971	276
Interest cost	31,766	29,516	3,194	2,339
Plan amendments	—	59	(17,088)	—
Actuarial (gain)/loss	64,032	16,063	(2,082)	(3,929)
Actual benefits paid	(19,778)	(18,077)	(2,532)	(1,422)
Liability (gain)/loss due to curtailment	(28,844)	(1,829)	—	—
Expected Medicare Part D reimbursement	—	—	368	353
Special termination benefits	58	826	—	—

Benefit obligation, end of year	$533,475	$472,074	$41,726	$35,762

Change in Plan Assets
Fair value of plan assets, beginning of year	$378,519	$503,541	$14,605	$21,808
Actual return on plan assets	83,272	(141,105)	3,240	(6,487)
Employer contributions	54,317	35,989	610	706
Actual benefits paid — settlement payments	(18,387)	(18,448)	(2,532)	(1,422)
Actual benefits paid — annuities	(1,391)	(1,458)	—	—

Fair value of plan assets, end of year	$496,330	$378,519	$15,923	$14,605

Funded status of the plan	$(37,145)	$(93,555)	$(25,803)	$(21,157)

Additional Amounts Recognized in the Statements of Financial Condition
Other assets	$14,525	$—	$—	$—
Other liabilities	(51,670)	(93,555)	(25,803)	(21,157)

Net asset/(liability) at end of year	$(37,145)	$(93,555)	$(25,803)	$(21,157)

In 2009, FHN determined that a previously existing retiree life insurance benefit met the requirements for reporting under ASC 715. A liability for these benefits was not previously recorded as the premiums were expensed over the insurance period. A $10.7 million adjustment to recognize the cumulative impact of establishing the employee benefit liability is not included in the 2009 net periodic benefit cost. The recognition of this liability of $23.1 million is presented as an adjustment in the reconciliation of the benefit obligation for other benefits in 2009. In third quarter 2009, FHN modified post-retirement benefits payable to active employees under this plan. As a result of this change, FHN recognized a reduction in its benefit liability of $17.1 million with an offset, net of tax, to accumulated other comprehensive income. This change is reflected as a plan amendment in the reconciliation of the benefit obligation for other benefits in 2009.
Effective January 1, 2008, FHN adopted FASB Codification Topic ASC 715-60 relating to Compensation — Retirement Benefits (ASC 715-60). ASC 715-60 requires that a liability be recognized for contracts written to employees which provide future postretirement benefits that are covered by endorsement split-dollar life insurance arrangements because such obligations are not considered to be effectively settled upon entering into the related insurance arrangements. FHN recognized a decrease to undivided profits of $8.5 million, net of tax, upon adoption of ASC 715-60.
The accumulated benefit obligation for the pension plan was $509.8 million as of December 31, 2009, and $432.0 million as of December 31, 2008. At December 31, 2009, both the projected benefit obligation and the accumulated benefit obligation for the qualified pension plan was less than the fair market value of plan assets. FHN made a $50.0 million contribution in December 2009 to the qualified pension plan.

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
Future decisions will be based upon pension funding requirements under the Pension Protection Act, the maximum deductible under the Internal Revenue Code, and the actual performance of plan assets during 2010. At this time, FHN does not expect to make a contribution to the qualified pension plan during 2010. The non-qualified pension plans and other postretirement benefit plans are unfunded and contributions to these plans cover all benefits paid under the non-qualified plans. These amounts were $6.7 million for 2009 and $6.2 million for 2008. FHN anticipates making a $4.9 million contribution in 2010.
Unrecognized transition assets and obligations, unrecognized actuarial gains and losses, and unrecognized prior service costs and credits are recognized as a component of accumulated other comprehensive income. Balances reflected in accumulated other comprehensive income on a pre-tax basis for the years ended December 31, 2009 and 2008 consist of:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2009	2008	2009	2008

Amounts Recognized in Accumulated Other Comprehensive Income
Net transition (asset)/obligation	$—	$—	$2,714	$3,703
Prior service cost/(credit)	1,484	5,051	613	(848)
Net actuarial (gain)/loss	296,879	306,898	(11,786)	(859)

Total	$298,363	$311,949	$(8,459)	$1,996

The amounts recognized in other comprehensive income during 2009 and 2008 were as follows:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2009	2008	2009	2008

Changes in plan assets and benefit obligation recognized in other comprehensive income
Net actuarial (gain)/loss arising during measurement period (a)	$(1,812)	$204,106	$(3,934)	$4,052
Prior service cost arising during measurement period	—	59	(17,088)	—
Loss due to settlement	—	(443)	—	—
Items amortized during the measurement period:
Transition (asset)/obligation	—	—	(987)	(988)
Prior service (credit)/cost	(3,567)	(864)	18,549	176
Net actuarial (gain)/loss	(8,262)	(2,417)	(7,018)	623

Total recognized in other comprehensive income	$(13,641)	$200,441	$(10,478)	$3,863

(a)	2009 includes a positive, after-tax effect of $18.3 million due to a curtailment.
The estimated net actuarial (gain)/loss, prior service cost/(credit), and transition (asset)/obligation for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the following fiscal year are as follows:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2009	2008	2009	2008

Net transition obligation	$—	$—	$987	$987
Prior service cost/(credit)	267	758	(8)	(176)
Net actuarial (gain)/loss	15,086	7,893	(862)	—

FHN does not expect any defined benefit pension plan’s and other employee benefit plan’s assets to be returned to FHN in 2010.

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
The following table provides detail on expected benefit payments, which reflect expected future service, as appropriate and projected Medicare reimbursements:

	Pension	Other	Medicare
(Dollars in thousands)	Benefits	Benefits	Reimbursements

2010	$21,114	$2,320	$411
2011	22,396	2,438	458
2012	24,652	2,555	519
2013	27,101	2,663	—
2014	28,818	2,763	—
2015 - 2019	171,256	15,039	—

Plan assets. FHN’s overall investment goal is to create, over the life of the pension plan and retiree medical plan, respectively, an adequate pool of sufficiently liquid assets to support the pension benefit obligations to participants, retirees, and beneficiaries, as well as to partially support the medical obligations to retirees and beneficiaries. Thus, the pension plan and retiree medical plan seek to achieve a high level of investment return consistent with a prudent level of portfolio risk.
The target allocations on a weighted-average basis for the pension plan are 60 percent equity securities and 40 percent to all other types of investments. Equity securities primarily include investments in large capital and small capital companies located in the United States, as well as some international equity. Other types of investments include investments in money market funds, mutual funds, common and collective funds, and fixed income securities. Fixed income securities include U.S. Treasuries, corporate bonds of companies from diversified industries, and foreign bonds. Retiree medical funds are kept in short-term investments, primarily money market funds. On December 31, 2009, FHN did not have any significant concentrations of risk within the plan assets related to the pension plan or the retiree medical plan.
The fair value of FHN’s pension plan assets at December 31, 2009, by asset category classified using the Fair Value measurement hierarchy are shown in the table below. See Note 22 — Fair Value of Assets and Liabilities for more details about Fair Value measurements.

	December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total

Cash equivalents and money market funds	$39,879	$—	$—	$39,879
Equity securities:
U.S. large capital	124,588	—	—	124,588
U.S. small capital	90,102	—	—	90,102
Mutual funds (a)	1,234	—	—	1,234
Fixed income securities:
U.S. Treasuries	—	7,876	—	7,876
Corporate and foreign bonds	77,322	—	—	77,322
Common and collective funds (b)	—	155,329	—	155,329

Total	$333,125	$163,205	$—	$496,330

(a)	Primarily includes investments in small-cap equity securities.

(b)	62 percent of common and collective funds is invested in corporate and foreign bonds with the remainder in international equity securities.

Note 19 — Savings, Pension, and Other Employee Benefits (continued)
Any shortfall of investment performance compared to investment objectives should be explainable in terms of general economic and capital market conditions. The Retirement Investment Committee, comprised of senior managers within the organization, meets monthly to review asset performance and the need for rebalancing. At a minimum, rebalancing occurs annually for the purpose of remaining within the established target asset allocation ranges and to maintain liquidity for benefit payments. Risk management is also reviewed and evaluated based upon the organization’s ability to assume investment risk.
The fair value of FHN’s retiree medical plan assets at December 31, 2009, by asset category are as follows:

	December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total

Cash equivalents and money market funds	$399	$—	$—	$399
Equity securities:
U.S. large capital	5,693	—	—	5,693
U.S. small capital	4,024	—	—	4,024
Mutual funds (a)	4,898	—	—	4,898
Fixed income securities:
U.S. Treasuries	—	334	—	334
Corporate and foreign bonds	—	575	—	575

Total	$15,014	$909	$—	$15,923

(a)	Primarily includes investments in fixed income corporate and foreign bonds.
The number of shares of FHN common stock held by the plan was 780,917 for 2009 and 723,797 for 2008.

Note 20 — Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans
Restricted stock plans
FHN has authorized the issuance of its common stock for awards to executive and other management employees who have a significant impact on the profitability of FHN. All unvested awards either have a service and/or a performance condition which the employee must meet in order for the shares to ultimately vest. On December 31, 2009, there were 3,357,583 shares available for grants, of this amount, 1,865,867 are available to be granted as restricted shares.
Performance condition grants. Under the long-term incentive and corporate performance programs, performance shares or units vest only if predetermined performance measures are met. The awards are forfeited if performance goals are not achieved within the specified performance periods. In 2009, executives were awarded performance stock units subject to certain performance criteria being met under this program. It was determined that the performance component related to this grant was met during 2009. Accordingly, 50% of the units will vest in 2012 and 50% will vest in 2013 provided continued employment with FHN. This grant is subject to the US Treasury’s Troubled Asset Relief Program (TARP) restrictions. In 2009, FHN granted restricted stock and long term incentive cash units, with performance criteria to management employees with vesting over 3 and 4 years. In 2008, executives were awarded performance restricted stock with 50% vesting in 2011 and 50% vesting in 2012 subject to certain performance criteria being met. As of December 31, 2009, the performance targets related to the 2008 performance grant have not yet been achieved.
Service condition grants. In 2009, executives and management were awarded restricted shares with service conditions only. Half of this award is scheduled to vest in 2012 and the remainder is scheduled to vest in 2013. The restricted shares granted to executives are subject to TARP restrictions. In 2008, retention awards were granted to certain employees with 50% of the award to be paid in cash in 2009 and 50% to be paid in shares in 2010, pending completion of specified service conditions. Further, from time to time awards of restricted stock may be awarded to new executive-level employees upon hiring. Restricted shares and share units granted in 2009 are included in the table below.
Director grants. Additionally, one of the plans allows stock awards to be granted to non-employee directors upon approval by the board of directors. Prior to 2007 the board granted 8,930 shares of restricted stock to each new non-employee director upon election to the board, with restrictions lapsing at a rate of ten percent per year. That program was discontinued in 2007, although legacy awards remain outstanding. Each non-employee director who no longer has legacy awards, and each new director, now receives an annual award of restricted stock units (“RSUs”) valued at $45,000. For a new director, that amount is pro-rated if the director’s start date is not in April. Each RSU award is scheduled to vest the following year and is paid in common shares (including any shares earned as a result of stock dividends) plus any accrued cash dividends. Non-employee directors whose service pre-dates 2007 also participate in the RSU program, but participation is phased in as the old restricted stock awards vest. Presently, each non-employee director should have one of the following occur each year: 893 old restricted shares will vest; or, a full grant of new RSUs will vest; or, a combination of old restricted shares (less than 893) and new RSUs (less than 100%) will vest. In 2009, five non-employee directors received an RSU award and the remainder had old restricted shares vest. No shares or RSUs were immediately vested or forfeited due to director retirements or resignations.
The summary of restricted and performance stock activity during the year ended December 31, 2009, is presented below:

		Weighted
		average
	Shares/	grant date
	Units (b)	fair value (b)

Nonvested on January 1, 2009	1,673,141	$22.19
Shares/units granted	2,539,016	8.37
Shares/units vested	(234,753)	32.13
Shares/units canceled	(100,058)	29.46
Other adjustments (a)	(29,636)	10.63

Nonvested on December 31, 2009	3,847,710	$12.42

(a)	Represents adjustments made to a restricted stock award that is remeasured at the end of each period.

(b)	Share and per share data has been restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.

Note 20 — Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)
On December 31, 2009, there was $14.3 million of unrecognized compensation cost related to nonvested restricted stock plans. That cost is expected to be recognized over a weighted-average period of 2.34 years. The total grant date fair value of shares vested during 2009, 2008 and 2007, was $3.2 million, $7.7 million and $2.8 million, respectively.
The compensation cost that has been included in income from continuing operations pertaining to both stock option and restricted stock plans was $7.5 million, $5.8 million and $10.8 million for 2009, 2008, and 2007, respectively. The corresponding total income tax benefits recognized in the income statements were $2.7 million, $2.2 million and $4.0 million for 2009, 2008, and 2007, respectively.
Consistent with Tennessee state law, only new or authorized, but unissued, shares may be utilized in connection with any issuance of FHN common stock which may be required as a result of share based compensation awards. FHN historically obtains authorization from the Board of Directors to repurchase any shares that may be issued at the time a plan is approved or amended. These authorizations are automatically adjusted for stock splits and stock dividends. Repurchases are authorized to be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity, legal, regulatory, and U.S. Treasury requirements, and prudent capital management. FHN does not currently expect to repurchase a material number of shares related to the plans during the next annual period.
Stock option plans. FHN issued non-qualified stock options to employees under various plans, which provided for the issuance of FHN common stock at a price equal to the higher of the closing price or its fair market value at the date of grant. All options vest within 3 to 4 years and expire 7 years or 10 years from the date of grant. A deferral program, which was discontinued in 2005, allowed for foregone compensation plus the exercise price to equal the fair market value of the stock on the date of grant if the grantee agreed to receive the options in lieu of compensation. Options that were part of compensation deferral prior to January 2, 2004, expire 20 years from the date of grant. Stock options granted after January 2, 2004, which are part of the compensation deferral, expire 10 years from the date of grant. FHN did not grant any stock options during 2009.
The stock option plan includes various antidilutive provisions in the event the value of awards become diminished from several factors. In 2008, FHN began paying quarterly stock dividends in lieu of quarterly cash dividends. Stock dividends increase the number of shares outstanding, thereby decreasing the compensation value of the equity award. Consequently, the shares and option prices reported in the following tables have been proportionately adjusted to reflect the estimated economic effect of all dividends distributed in common stock effective through October 1, 2010 and expected to be distributed on January 1, 2011. For administrative reasons, outstanding options have not been formally adjusted at this time; however, in most cases, awards will be adjusted to provide the economic and dilutive effect as an adjustment if and when affected options are exercised. The Black Scholes Fair Value of the stock options and compensation expense are not affected.
The summary of stock option plans activity for the year ended December 31, 2009, is shown below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Options	Average	Contractual Term	Intrinsic Value
	Outstanding	Exercise Price	(years)	(thousands)

January 1, 2009	17,270,344	$27.35
Options exercised	(419)	7.41
Options forfeited	(201,832)	24.92
Options expired	(2,874,936)	29.59

December 31, 2009	14,193,157	26.90	4.52	$564

Options exercisable	11,729,417	26.98	4.60	356
Options expected to vest	2,362,046	26.85	4.13	192

(a)	Share and per share data has been restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.
The total intrinsic value of options exercised during 2009 was immaterial, however, the total intrinsic value of options exercised during 2008 and 2007, was $.3 million and $18.6 million, respectively. On December 31, 2009, there was $1.9 million of unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted-average period of 1.54 years.

Note 20 — Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)
The following data summarizes information about stock options granted during 2008 and 2007:

		Weighted
		Average Fair
	Number	Value per Option
	Granted(a)	at Grant Date(a)

2008:
Options granted	940,993	$1.44

2007:
Options granted	2,297,887	$4.39

(a)	Share and per share data has been restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.
FHN used the Black-Scholes Option Pricing Model to estimate the fair value of stock options granted in 2008 and 2007, with the following assumptions:

	2008	2007

Expected dividend yield	5.97%	4.99%
Expected weighted-average lives of options granted	5.07 years	5.44 years
Expected weighted-average volatility	25.89%	17.45%
Expected volatility range	24.10% - 42.60%	16.50% - 23.30%
Risk-free interest rates range	2.80% - 3.32%	4.54% - 4.85%

Expected lives of options granted are determined based on the vesting period, historical exercise patterns and contractual term of the options. Expected volatility is estimated using average of daily high and low stock prices. Expected volatility assumptions are determined over the period of the expected lives of the options.
Dividend reinvestment plan. The Dividend Reinvestment and Stock Purchase Plan authorizes the sale of FHN’s common stock from shares acquired on the open market to shareholders who choose to invest all or a portion of their cash dividends or make optional cash payments of $25 to $10,000 per quarter without paying commissions. The price of shares purchased on the open market is the average price paid.

Note 21 — Business Segment Information
Periodically, FHN adapts its segments to reflect managerial or strategic changes. FHN may also modify its methodology of allocating expenses among segments which could change historical segment results. In first quarter 2010, FHN revised its operating segments to better align with its strategic direction, representing a focus on its regional banking franchise and capital markets business. Key changes include the addition of the non-strategic segment which combines the former mortgage banking and national specialty lending segments, the movement of correspondent banking from capital markets to regional banking, and the shift of first lien mortgage production in the Tennessee footprint to the regional banking segment. For comparability, all previously reported items have been revised to reflect these changes.
FHN has four business segments: regional banking, capital markets, corporate, and non-strategic. The regional banking segment offers financial products and services, including traditional lending and deposit taking, to retail and commercial customers in Tennessee and surrounding markets. Regional banking provides investments, insurance services, financial planning, trust services and asset management, health savings accounts, cash management, and first lien mortgage originations within the Tennessee footprint. Additionally, the regional banking segment includes correspondent banking which provides credit, depository, and other banking related services to other financial institutions. The capital markets segment consists of fixed income sales, trading, and strategies for institutional clients in the U.S. and abroad, as well as loan sales, portfolio advisory and derivative sales. The corporate segment consists of gains on the repurchase of debt, unallocated corporate expenses, expense on subordinated debt issuances and preferred stock, bank-owned life insurance, unallocated interest income associated with excess equity, net impact of raising incremental capital, revenue and expense associated with deferred compensation plans, funds management, low income housing investment activities, and various charges related to restructuring, repositioning, and efficiency. The non-strategic segment consists of the wind-down consumer and construction lending activities, legacy mortgage banking elements including servicing fees, and the associated ancillary revenues and expenses related to these businesses. Non-strategic also includes the wind-down trust preferred loan portfolio and exited businesses along with the associated restructuring, repositioning, and efficiency charges.
Total revenue, expense, and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. This assignment and allocation has been consistently applied for all periods presented. The following table reflects the amounts of consolidated revenue, expense, tax, and assets for each segment for the years ended December 31:

(Dollars in thousands)	2009	2008	2007

Consolidated
Net interest income	$776,468	$895,082	$940,642
Provision for loan losses	880,000	1,080,000	272,765
Noninterest income	1,254,843	1,468,390	815,526
Noninterest expense	1,571,845	1,612,314	1,777,076

Loss before income taxes	(420,534)	(328,842)	(293,673)
Benefit for income taxes	(174,945)	(154,405)	(139,909)

Loss from continuing operations	(245,589)	(174,437)	(153,764)
Income/(loss) from discontinued operations, net of tax	(12,846)	(3,534)	2,453

Net loss	$(258,435)	$(177,971)	$(151,311)

Average assets	$28,147,808	$34,422,678	$38,175,420
Depreciation and amortization	81,465	97,111	130,517
Expenditures for long-lived assets	21,180	23,666	33,539

Note 21 — Business Segment Information (continued)

(Dollars in thousands)	2009	2008	2007

Regional Banking
Net interest income	$558,349	$560,305	$585,262
Provision for loan losses	306,185	385,647	40,654
Noninterest income	331,809	336,158	347,492
Noninterest expense	679,074	598,501	539,895

Income/(loss) before income taxes	(95,101)	(87,685)	352,205
Provision/(benefit) for income taxes	(36,402)	(33,543)	132,348

Net income/(loss)	$(58,699)	$(54,142)	$219,857

Average assets	$12,240,585	$13,081,118	$13,155,336
Depreciation and amortization	42,541	42,382	48,507
Expenditures for long-lived assets	16,091	14,693	15,926

Capital Markets
Net interest income/(expense)	$14,966	$12,770	$(1,963)
Noninterest income	632,871	521,300	250,903
Noninterest expense	386,252	342,986	226,018

Income before income taxes	261,585	191,084	22,922
Provision for income taxes	98,350	71,637	8,431

Net income	$163,235	$119,447	$14,491

Average assets	$2,073,593	$2,920,185	$3,659,900
Depreciation and amortization	10,084	10,775	12,644
Expenditures for long-lived assets	1,289	1,988	779

Corporate
Net interest income/(expense)	$26,392	$1,669	$(27,387)
Provision for loan losses	—	(1)	(4)
Noninterest income	47,529	100,725	45,350
Noninterest expense	94,112	21,470	229,057

Income/(loss) before income taxes	(20,191)	80,925	(211,090)
Provision/(benefit) for income taxes	(23,313)	862	(108,223)

Net income/(loss)	$3,122	$80,063	$(102,867)

Average assets	$4,749,167	$4,149,993	$4,321,513
Depreciation and amortization	2,477	2,501	4,678
Expenditures for long-lived assets	2,174	5,183	4,616

Non-Strategic
Net interest income	$176,761	$320,338	$384,730
Provision for loan losses	573,815	694,354	232,115
Noninterest income	242,634	510,207	171,781
Noninterest expense	412,407	649,357	782,106

Loss before income taxes	(566,827)	(513,166)	(457,710)
Benefit for income taxes	(213,580)	(193,361)	(172,465)

Loss from continuing operations	(353,247)	(319,805)	(285,245)
Income/(loss) from discontinued operations, net of tax	(12,846)	(3,534)	2,453

Net loss	$(366,093)	$(323,339)	$(282,792)

Average assets	$9,084,463	$14,271,382	$17,038,671
Depreciation and amortization	26,363	41,453	64,688
Expenditures for long-lived assets	1,626	1,802	12,218

Note 22 — Fair Value of Assets & Liabilities
Effective January 1, 2008, FHN elected the fair value option on a prospective basis for almost all types of mortgage loans originated for sale purposes upon adoption of the Financial Instruments Topic of the FASB Accounting Standards Codification (ASC 825). FHN determined that the election reduced certain timing differences and better matched changes in the value of such loans with changes in the value of derivatives used as economic hedges for these assets. No transition adjustment was required upon adoption of ASC 825-10-50 as FHN continued to account for mortgage loans held for sale which were originated prior to 2008 at the lower of cost or market value. Mortgage loans originated for sale are included in loans held for sale on the Consolidated Statements of Condition. Other interests retained in relation to residential loan sales and securitizations are included in trading securities on the Consolidated Statements of Condition. Additionally, effective January 1, 2008, FHN adopted the FASB Accounting Standards Codification Topic for Fair Value Measurements and Disclosures (ASC 820) for existing fair value measurement requirements related to financial assets and liabilities as well as to non-financial assets and liabilities which are re-measured at least annually. Effective January 1, 2009, FHN adopted the provisions of ASC 820-10-50 for existing fair value measurement requirements related to non-financial assets and liabilities which are recognized at fair value on a non-recurring basis.
FHN groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. This hierarchy requires FHN to maximize the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Each fair value measurement is placed into the proper level based on the lowest level of significant input. These levels are:
•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.
Derivatives in an asset position are included within Other Assets while derivatives in a liability position are included within Other Liabilities. Derivative positions constitute the only recurring Level 3 measurements within Other Assets and Other Liabilities.

Note 22 — Fair Value of Assets & Liabilities (continued)
The following tables present the balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total

Trading securities — Capital Markets:
U.S. Treasuries	$—	$92,387	$—	$92,387
Government agency issued MBS	—	175,698	—	175,698
Government agency issued CMO	—	35,074	—	35,074
Other U.S. government agencies	—	92,842	—	92,842
States and municipalities	—	18,961	—	18,961
Corporate and other debt	—	217,016	34	217,050
Equity, mutual funds and other	—	1,778	12	1,790

Total trading securities — Capital Markets	—	633,756	46	633,802

Trading securities — Mortgage Banking	—	10,013	56,086	66,099
Loans held for sale	—	23,919	206,227	230,146
Securities available for sale:
U.S. Treasuries	—	48,129	—	48,129
Government agency issued MBS	—	1,000,077	—	1,000,077
Government agency issued CMO	—	1,189,430	—	1,189,430
Other U.S. government agencies	—	20,472	97,673	118,145
States and municipalities	—	42,900	1,500	44,400
Corporate and other debt	696	—	—	696
Equity, mutual funds and other	35,361	44,016	15,743	95,120

Total securities available for sale	36,057	2,345,024	114,916	2,495,997

Mortgage servicing rights	—	—	302,611	302,611
Other assets	25,337	248,628	—	273,965

Total assets	$61,394	$3,261,340	$679,886	$4,002,620

Trading liabilities — Capital Markets:
U.S. Treasuries	$—	$104,087	$—	$104,087
Government agency issued MBS	—	1,952	—	1,952
Government agency issued CMO	—	8	—	8
Other U.S. government agencies	—	—	—	—
Corporate and other debt	—	187,340	—	187,340

Total trading liabilities — Capital Markets	—	293,387	—	293,387
Other short-term borrowings and commercial paper	—	—	39,662	39,662
Other liabilities	4,929	174,493	—	179,422

Total liabilities	$4,929	$467,880	$39,662	$512,471

	December 31, 2008
(Dollars in thousands)	Level 1	Level 2	Level 3	Total

Trading securities	$1,113	$791,111	$153,542	$945,766
Loans held for sale	—	257,622	11,330	268,952
Securities available for sale	41,268	2,777,192	137,147	2,955,607
Mortgage servicing rights	—	—	376,844	376,844
Other assets	27,012	575,839	245	603,096

Total assets	$69,393	$4,401,764	$679,108	$5,150,265

Trading liabilities	$126	$359,376	$—	$359,502
Other short-term borrowings and commercial paper	—	—	27,957	27,957
Other liabilities	557	261,866	12	262,435

Total liabilities	$683	$621,242	$27,969	$649,894

Note 22 — Fair Value of Assets & Liabilities (continued)
Changes in Recurring Level 3 Fair Value Measurements
In first quarter 2009, FHN changed the fair value methodology for certain loans held for sale. The methodology change had a minimal effect on the valuation of the applicable loans. Consistent with this change, the applicable amounts are presented as a transfer into Level 3 loans held for sale in the following rollforward for the twelve month period ended December 31, 2009. See Determination of Fair Value for a detailed discussion of the changes in valuation methodology.
In third quarter 2009, FHN reviewed the allocation of fair value between MSR and excess interest from prior first lien loan sales and securitizations. As a result, $11.1 million was reclassified from trading securities to MSR within level 3 assets measured at fair value on a recurring basis.
In third quarter 2008, FHN revised its methodology for valuing hedges of MSR and excess interest that were retained from prior securitizations. Consistent with this change, the applicable amounts are presented as a transfer out of net derivative assets and liabilities in the following rollforward for the twelve month period ended December 31, 2008. See Determination of Fair Value for a detailed discussion of the changes in valuation methodology.
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	Twelve Months Ended December 31, 2009
				Securities available for sale			Mortgage	Net derivative	Other short-term
	Trading	Loans held		Investment	Venture		servicing	assets and	borrowings and
(Dollars in thousands)	securities (a)	for sale		portfolio	Capital		rights, net	liabilities	commercial paper

Balance on December 31, 2008	$153,542	$11,330		$111,840	$25,307		$376,844	$233	$27,957
Total net gains/(losses) included in:
Net income	55,342	(10,384)		—	(2,252)		67,817	—	11,705
Other comprehensive income	—	—		3,812	—		—	—	—
Purchases, sales, issuances, and settlements, net	(141,675)	(36,265)		(16,479)	(7,312)		(153,127)	(233)	—
Net transfers into/(out of) Level 3	(11,077)	241,546		—	—		11,077	—	—

Balance on December 31, 2009	$56,132	$206,227		$99,173	$15,743		$302,611	$—	$39,662

Net unrealized gains/(losses) included in net income	$14,408 (b)	$(10,384	) (c)	$—	$(2,252	) (d)	$69,412 (e)	$—	$11,705 (c)

	Twelve Months Ended December 31, 2008
					Securities	Mortgage		Net derivative	Other short-term
	Trading		Loans held		available	servicing		assets and	borrowings and
(Dollars in thousands)	securities		for sale		for sale	rights, net		liabilities	commercial paper

Balance on December 31, 2007	$476,404		$—		$159,301	$1,159,820		$81,517	$—
Total net gains/(losses) included in:
Net income	(109,232)		(2,551)		303	(429,854)		146,737	(34,978)
Other comprehensive income	—		—		(3,641)	—		—	—
Purchases, sales, issuances, and settlements, net	(235,569)		(2,711)		(18,816)	(353,122)		(119,926)	62,935
Net transfers into/(out of) Level 3	21,939		16,592		—	—		(108,095)	—

Balance on December 31, 2008	$153,542		$11,330		$137,147	$376,844		$233	$27,957

Net unrealized gains/(losses) included in net income	$(172,366	) (f)	$(10,742	) (c)	$303 (d)	$(328,112	) (g)	$72 (c)	$(19,974	) (c)

Certain previously reported amounts have been reclassified to agree with current presentation.

(a)	Primarily represents Mortgage Banking trading securities. Capital Markets Level 3 trading securities are not significant.

(b)	Includes $(2.2) million included in Capital Markets noninterest income, $20.5 million included in Mortgage Banking noninterest income, and $(3.9) million included in other income and commissions.

(c)	Included in Mortgage Banking noninterest income.

(d)	Represents recognized gains and losses attributable to venture capital investments classified within securities available for sale that are included in Securities gains/(losses) in noninterest income.

(e)	Includes $71.6 million included in Mortgage Banking noninterest income and $(2.2) million included in other income and commissions.

(f)	Includes $(23.8) million included in Capital Markets noninterest income, $(138.5) million included in Mortgage Banking noninterest income, and $(10.1) million included in other income and commissions.

(g)	Includes $(312.9) million included in Mortgage Banking noninterest income and $(15.2) million included in other income and commissions.

Note 22 — Fair Value of Assets & Liabilities (continued)
Nonrecurring Fair Value Measurements
From time to time, FHN may be required to measure certain other financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of LOCOM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held on the balance sheet at December 31, 2009 and 2008, respectively, the following tables provide the level of valuation assumptions used to determine each adjustment, the related carrying value, and the fair value adjustments recorded during the respective periods.

					Twelve Months Ended
	Carrying value at December 31, 2009				December 31, 2009
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Total losses/(gains)

Loans held for sale	$—	$15,753	$21,829	$37,582	$(1,716)
Securities available for sale	—	—	—	—	516	(c)
Loans, net of unearned income (a)	—	—	402,007	402,007	287,866
Real estate acquired by foreclosure (b)	—	—	125,190	125,190	34,924
Other assets (d)	—	—	108,247	108,247	8,970

					$330,560

					Twelve Months Ended
	Carrying value at December 31, 2008				December 31, 2008
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Total losses

Loans held for sale	$—	$78,739	$38,153	$116,892	$27,503
Securities available for sale	—	1,117	—	1,117	1,897	(c)
Loans, net of unearned income (a)	—	—	414,902	414,902	198,485
Other assets (d)	—	—	113,832	113,832	9,229

					$237,114

(a)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral. Writedowns on these loans are recognized as part of provision.

(b)	Represents the fair value and related losses of foreclosed properties that were measured subsequent to their initial classification as foreclosed assets.

(c)	Represents recognition of other than temporary impairment for cost method investments classified within securities available for sale.

(d)	Represents low income housing investments.
In 2009, FHN recognized goodwill impairment of $14.3 million related to the disposition of FTN ECM. In accordance with accounting requirements, FHN allocated a portion of the goodwill from the applicable reporting unit to the asset group held for disposal in determining the carrying value of the disposal group. In determining the amount of impairment, FHN compared the carrying value of the disposal group to the estimated value of the contracted sale price, which primarily included observable inputs in the form of financial asset values but which also included certain non-observable inputs related to the estimated values of post-transaction contingencies. Thus, this measurement was considered a Level 3 valuation. Impairment of goodwill was recognized for the excess of the carrying amount over the fair value of the disposal group.
In first quarter 2008, FHN recognized a lower of cost or market reduction in value of $36.2 million on its warehouse of trust preferred loans, which was classified within level 3 for loans held for sale at March 31, 2008. The determination of estimated market value for the warehouse was based on a hypothetical securitization transaction for the warehouse as a whole. FHN used observable data related to prior securitization transactions as well as changes in credit spreads in the collateralized debt obligation (CDO) market since the most recent transaction. FHN also incorporated significant internally developed assumptions within its valuation of the warehouse, including estimated prepayments and estimated defaults. In accordance with ASC 820, FHN excluded transaction costs related to the hypothetical securitization in determining fair value.
In first quarter 2008, FHN recognized a lower of cost or market reduction in value of $17.0 million relating to mortgage warehouse loans. Approximately $10.5 million was attributable to increased delinquencies or aging of loans. The market values for these loans were estimated using historical sales prices for these type loans, adjusted for incremental price concessions that a third party investor is assumed to require due to tightening credit markets and deteriorating housing prices. These assumptions were based on published information about actual and projected deteriorations in the housing market as well as changes in credit spreads. The remaining reduction in value of $6.5 million was attributable to lower investor prices, due primarily to credit spread widening. This reduction was calculated by comparing the total fair value

Note 22 — Fair Value of Assets & Liabilities (continued)
of loans (using the same methodology that is used for fair value option loans) to carrying value for the aggregate population of loans that were not delinquent or aged.
In second quarter 2008, FHN designated its trust preferred warehouse as held to maturity. Accordingly, these loans were excluded from loans held for sale in the nonrecurring measurements table as of December 31, 2008. In conjunction with the transfer of these loans to held to maturity status, FHN performed a lower of cost or market analysis on the date of transfer. This analysis was based on the pricing of market transactions involving securities similar to those held in the trust preferred warehouse with consideration given, as applicable, to any differences in characteristics of the market transactions, including issuer credit quality, call features and term. As a result of the lower of cost or market analysis, FHN determined that its existing valuation of the trust preferred warehouse was appropriate.
FHN recognized a lower of cost or market reduction in value of $8.3 million relating to mortgage warehouse loans during second quarter of 2008. Approximately $7.1 million was attributable to increased repurchases and delinquencies or aging of warehouse loans; the remaining reduction in value was attributable to lower investor prices, due primarily to credit spread widening. The market values for these loans were estimated using historical sales prices for these types of loans, adjusted for incremental price concessions that a third party investor was assumed to require due to tightening credit markets and deteriorating housing prices. These assumptions were based on published information about actual and projected deteriorations in the housing market as well as changes in credit spreads.
FHN recognized a lower of cost or market reduction in value of $1.3 million relating to mortgage warehouse loans during third quarter of 2008. This was primarily attributable to increased repurchases and delinquencies of warehouse loans with some reduction in value attributable to lower investor prices, due primarily to credit spread widening. The market values for these loans were estimated using historical sales prices for similar type loans, adjusted for incremental price concessions that a third party investor is assumed to require due to tightening credit markets and deteriorating housing prices. These assumptions were based on published information about actual and projected deteriorations in the housing market as well as changes in credit spreads.
FHN recognized a lower of cost or market reduction in value of $.2 million relating to mortgage warehouse loans during fourth quarter of 2008. This was primarily attributable to increased repurchases and delinquencies of warehouse loans with some reduction in value attributable to lower investor prices, due primarily to credit spread widening. The market values for these loans were estimated using historical sales prices for similar type loans, adjusted for incremental price concessions that a third party investor is assumed to require due to tightening credit markets and deteriorating housing prices. These assumptions were based on published information about actual and projected deteriorations in the housing market as well as changes in credit spreads.
Fair Value Option
FHN elected the fair value option on a prospective basis for almost all types of mortgage loans originated for sale purposes under the Financial Instruments Topic (ASC 825). FHN determined that the election reduced certain timing differences and better matched changes in the value of such loans with changes in the value of derivatives used as economic hedges for these assets.
In 2009 and 2008, FHN transferred certain servicing assets in transactions that did not qualify for sale treatment due to certain recourse provisions. The associated proceeds are recognized within Other Short Term Borrowings and Commercial Paper in the Consolidated Statements of Condition as of December 31, 2009 and 2008. Since the servicing assets are recognized at fair value and changes in the fair value of the related financing liabilities will exactly mirror the change in fair value of the associated servicing assets, management elected to account for the financing liabilities at fair value. Since the servicing assets have already been delivered to the buyer, the fair value of the financing liabilities associated with the transaction does not reflect any instrument-specific credit risk.

Note 22 — Fair Value of Assets & Liabilities (continued)
The following table reflects the differences between the fair value carrying amount of mortgage loans held for sale measured at fair value in accordance with management’s election and the aggregate unpaid principal amount FHN is contractually entitled to receive at maturity.

	December 31, 2009
			Fair value carrying
	Fair value	Aggregate	amount less aggregate
(Dollars in thousands)	carrying amount	unpaid principal	unpaid principal

Loans held for sale reported at fair value:
Total loans	$230,146	$277,400	$(47,254)
Nonaccrual loans	15,988	34,469	(18,481)
Loans 90 days or more past due and still accruing	8,026	16,765	(8,739)

	December 31, 2008
			Fair value carrying
	Fair value	Aggregate	amount less aggregate
(Dollars in thousands)	carrying amount	unpaid principal	unpaid principal

Loans held for sale reported at fair value:
Total loans	$268,952	$305,303	$(36,351)
Nonaccrual loans	2,098	4,785	(2,687)
Loans 90 days or more past due and still accruing	2,176	4,898	(2,722)

Assets and liabilities accounted for under the fair value election are initially measured at fair value with subsequent changes in fair value recognized in earnings. Such changes in the fair value of assets and liabilities for which FHN elected the fair value option are included in current period earnings with classification in the income statement line item reflected in the following table:

	Twelve Months Ended
	December 31
(Dollars in thousands)	2009	2008

Changes in fair value included in net income:
Mortgage banking noninterest income
Loans held for sale	$(8,236)	$(21,870)
Other short-term borrowings and commercial paper	11,705	(19,974)
Estimated changes in fair value due to credit risk (loans held for sale)	(13,680)	(21,865)

For the twelve month period ended December 31, 2009 and 2008, the amounts for loans held for sale includes approximately $13.7 million and $21.9 million, respectively, of losses included in earnings that are attributable to changes in instrument-specific credit risk. The portion of the fair value adjustments related to credit risk was determined based on both a quality adjustment for delinquencies and the full credit spread on the non-conforming loans.
Interest income on mortgage loans held for sale measured at fair value is calculated based on the note rate of the loan and is recorded in the interest income section of the Consolidated Statements of Income as interest on loans held for sale.
Determination of Fair Value
In accordance with ASC 820-10-35, fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following describes the assumptions and methodologies used to estimate the fair value of financial instruments and MSR recorded at fair value in the Consolidated Statements of Condition and for estimating the fair value of financial instruments for which fair value is disclosed under ASC 825-10-50.

Note 22 — Fair Value of Assets & Liabilities (continued)
Short-term financial assets. Federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with other financial institutions are carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.
Trading securities and trading liabilities. Trading securities and trading liabilities are recognized at fair value through current earnings. Trading inventory held for broker-dealer operations is included in trading securities and trading liabilities. Broker-dealer long positions are valued at bid price in the bid-ask spread. Short positions are valued at the ask price. Inventory positions are valued using observable inputs including current market transactions, LIBOR and U.S. treasury curves, credit spreads, and consensus prepayment speeds. Trading loans are valued using observable inputs including current market transactions, swap rates, mortgage rates, and consensus prepayment speeds.
Trading securities also include retained interests in prior securitizations that qualify as financial assets, which may include certificated residual interests, excess interest (structured as interest-only strips), interest-only strips, principal-only strips, or subordinated bonds. Residual interests represent rights to receive earnings to the extent of excess income generated by the underlying loans. Excess interest represents rights to receive interest from serviced assets that exceed contractually specified rates. Principal-only strips are principal cash flow tranches, and interest-only strips are interest cash flow tranches. Subordinated bonds are bonds with junior priority. All financial assets retained from a securitization are recognized on the Consolidated Statements of Condition in trading securities at fair value with realized and unrealized gains and losses included in current earnings as a component of noninterest income on the Consolidated Statements of Income.
The fair values of the certificated residual interests and the excess interest are determined using market prices from closely comparable assets such as MSR that are tested against prices determined using a valuation model that calculates the present value of estimated future cash flows. The fair value of these retained interests typically changes based on changes in the discount rate and differences between modeled prepayment speeds and credit losses and actual experience. In some instances, FHN retains interests in the loans it securitized by retaining certificated principal only strips or subordinated bonds. Subsequent to the August 2009 reduction of mortgage banking operations, FHN uses observable inputs such as trades of similar instruments, yield curves, credit spreads and consensus prepayment speeds to determine the fair value of principal-only strips. Previously, FHN used the market prices from comparable assets such as publicly traded FNMA trust principal-only strips that were adjusted to reflect the relative risk difference between readily marketable securities and privately issued securities in valuing the principal only strips. The fair value of subordinated bonds is determined using the best available market information, which may include trades of comparable securities, independently provided spreads to other marketable securities, and published market research. Where no market information is available, the company utilizes an internal valuation model. As of December 31, 2009 and 2008, no market information was available, and the subordinated bonds were valued using an internal model, which includes assumptions about timing, frequency and severity of loss, prepayment speeds of the underlying collateral, and the yield that a market participant would require.
Securities available for sale. Securities available for sale includes the investment portfolio accounted for as available-for-sale under ASC 320-10-25, federal bank stock holdings, short-term investments in mutual funds, and venture capital investments. Valuations of available-for-sale securities are performed using observable inputs obtained from market transactions in similar securities. Typical inputs include LIBOR and U.S. treasury curves, consensus prepayment estimates, and credit spreads. When available, broker quotes are used to support these valuations.
Stock held in the Federal Reserve Bank and Federal Home Loan Banks are recognized at historical cost in the Consolidated Statements of Condition which is considered to approximate fair value. Short-term investments in mutual funds are measured at the funds’ reported closing net asset values. Venture capital investments are typically measured using significant internally generated inputs including adjustments to referenced transaction values and discounted cash flows analysis.
Loans held for sale. In conjunction with the adoption of the provisions of the FASB codification update to ASC 820-10 in first quarter 2009, FHN revised its methodology for determining the fair value of certain loans within its mortgage warehouse. FHN now determines the fair value of the applicable loans using a discounted cash flow model using observable inputs, including current mortgage rates for similar products, with adjustments for differences in loan characteristics reflected in the model’s discount rates. For all other loans held in the warehouse (and in prior periods for the loans converted to the discounted cash flow methodology), the fair value of loans whose principal market is the securitization market is based on recent security trade prices for similar products with a similar delivery date, with necessary pricing adjustments to convert the security price to a loan price. Loans whose principal market is the whole loan market are priced based on

Note 22 — Fair Value of Assets & Liabilities (continued)
recent observable whole loan trade prices or published third party bid prices for similar product, with necessary pricing adjustments to reflect differences in loan characteristics. Typical adjustments to security prices for whole loan prices include adding the value of MSR to the security price or to the whole loan price if the price is servicing retained, adjusting for interest in excess of (or less than) the required coupon or note rate, adjustments to reflect differences in the characteristics of the loans being valued as compared to the collateral of the security or the loan characteristics in the benchmark whole loan trade, adding interest carry, reflecting the recourse obligation that will remain after sale, and adjusting for changes in market liquidity or interest rates if the benchmark security or loan price is not current. Additionally, loans that are delinquent or otherwise significantly aged are discounted to reflect the less marketable nature of these loans.
The fair value of non-mortgage loans held for sale is approximated by their carrying values based on current transaction values.
Loans, net of unearned income. Loans, net of unearned income are recognized at the amount of funds advanced, less charge offs and an estimation of credit risk represented by the allowance for loan losses. The fair value estimates for disclosure purposes differentiate loans based on their financial characteristics, such as product classification, loan category, pricing features, and remaining maturity.
The fair value of floating rate loans is estimated through comparison to recent market activity in loans of similar product types, with adjustments made for differences in loan characteristics. In situations where market pricing inputs are not available, fair value is considered to approximate book value due to the monthly repricing for commercial and consumer loans, with the exception of floating rate 1-4 family residential mortgage loans which reprice annually and will lag movements in market rates. The fair value for floating rate 1-4 family mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period.
Prepayment assumptions based on historical prepayment speeds and industry speeds for similar loans have been applied to the floating rate 1-4 family residential mortgage portfolio.
The fair value of fixed rate loans is estimated through comparison to recent market activity in loans of similar product types, with adjustments made for differences in loan characteristics. In situations where market pricing inputs are not available, fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds and industry speeds for similar loans have been applied to the fixed rate mortgage and installment loan portfolios.
Individually impaired loans are measured using either a discounted cash flow methodology or the estimated fair value of the underlying collateral less costs to sell, if the loan is considered collateral-dependent. In accordance with accounting standards, the discounted cash flow analysis utilizes the loan’s effective interest rate for discounting expected cash flow amounts. Thus, this analysis is not considered a fair value measurement in accordance with ASC 820. However, the results of this methodology are considered to approximate fair value for the applicable loans. Expected cash flows are derived from internally-developed inputs primarily reflecting expected default rates on contractual cash flows.
For loans measured using the estimated fair value of collateral less costs to sell, fair value is estimated using appraisals of the collateral. Collateral values are monitored and additional write-downs are recognized if it is determined that the estimated collateral values have declined further. Estimated costs to sell are based on current amounts of disposal costs for similar assets. Carrying value is considered to reflect fair value for these loans.
Mortgage servicing rights. FHN recognizes all classes of MSR at fair value. Since sales of MSR tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSR. As such, FHN primarily relies on a discounted cash flow model to estimate the fair value of its MSR. This model calculates estimated fair value of the MSR using predominant risk characteristics of MSR such as interest rates, type of product (fixed vs. variable), age (new, seasoned, or moderate), agency type and other factors. FHN uses assumptions in the model that it believes are comparable to those used by brokers and other service providers. FHN also periodically compares its estimates of fair value and assumptions with brokers, service providers, recent market activity, and against its own experience.

Note 22 — Fair Value of Assets & Liabilities (continued)
Derivative assets and liabilities. The fair value for forwards and futures contracts used to hedge the value of servicing assets and the mortgage warehouse are based on current transactions involving identical securities. These contracts are exchange-traded and thus have no credit risk factor assigned as the risk of non-performance is limited to the clearinghouse used.
Valuations of other derivatives (primarily interest rate related swaps, swaptions, caps and collars) are based on inputs observed in active markets for similar instruments. Typical inputs include the LIBOR curve, option volatility, and option skew. Credit risk is mitigated for these instruments through the use of mutual margining and master netting agreements as well as collateral posting requirements. Any remaining credit risk related to interest rate derivatives is considered in determining fair value through evaluation of additional factors such as customer loan grades and debt ratings.
In third quarter 2008, FHN revised its methodology for valuing hedges of MSR and excess interest that were retained from prior securitizations. FHN now determines the fair value of the interest rate derivatives used to hedge MSR and excess interests using inputs observed in active markets for similar instruments with typical inputs including the LIBOR curve, option volatility, and option skew. Previously, fair values of these derivatives were obtained through proprietary pricing models which were compared to market value quotes received from third party broker-dealers in the derivative markets.
Real estate acquired by foreclosure. Real estate acquired by foreclosure primarily consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or estimated fair value less estimated costs to sell the real estate. Estimated fair value is determined using appraised values with subsequent adjustments for deterioration in values that are not reflected in the most recent appraisal. Real estate acquired by foreclosure also includes properties acquired in compliance with HUD servicing guidelines which are carried at the estimated amount of the underlying government assurance or guarantee.
Nonearning assets. For disclosure purposes, nonearning assets include cash and due from banks, accrued interest receivable, and capital markets receivables. Due to the short-term nature of cash and due from banks, accrued interest receivable and capital markets receivables, the fair value is approximated by the book value.
Other assets. For disclosure purposes, other assets consist of investments in low income housing partnerships and deferred compensation assets that are considered financial assets. Investments in low income housing partnerships are written down to estimated fair value quarterly based on the estimated value of the associated tax credits. Deferred compensation assets are recognized at fair value, which is based on quoted prices in active markets.
Defined maturity deposits. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted by using the current market rates of similar instruments applicable to the remaining maturity. For disclosure purposes, defined maturity deposits include all certificates of deposit and other time deposits.
Undefined maturity deposits. In accordance with ASC 825, the fair value is approximated by the book value. For the purpose of this disclosure, undefined maturity deposits include demand deposits, checking interest accounts, savings accounts, and money market accounts.
Short-term financial liabilities. The fair value of federal funds purchased, securities sold under agreements to repurchase, commercial paper and other short-term borrowings is approximated by the book value. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization. Commercial paper and short-term borrowings includes a liability associated with transfers of mortgage servicing rights that did not qualify for sale accounting. This liability is accounted for at elected fair value, which is measured consistent with the related MSR, as described above.
Long-term debt. The fair value is based on quoted market prices or dealer quotes for the identical liability when traded as an asset. When pricing information for the identical liability is not available, relevant prices for similar debt instruments are used with adjustments being made to the prices obtained for differences in characteristics of the debt instruments. If no relevant pricing information is available, the fair value is approximated by the present value of the contractual cash flows discounted by the investor’s yield which considers FHN’s and FTBNA’s debt ratings.
Other noninterest-bearing liabilities. For disclosure purposes, other noninterest-bearing liabilities include accrued interest payable and capital markets payables. Due to the short-term nature of these liabilities, the book value is considered to approximate fair value.

Note 22 — Fair Value of Assets & Liabilities (continued)
Loan Commitments. Fair values are based on fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Other Commitments. Fair values are based on fees charged to enter into similar agreements.
The following fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Due to market illiquidity, the fair values for loans, net of unearned income, loans held for sale, and long-term debt as of December 31, 2009, and 2008, involved the use of significant internally-developed pricing assumptions for certain components of these line items. These assumptions are considered to reflect inputs that market participants would use in transactions involving these instruments as of the measurement date. We have not included assets and liabilities that are not financial instruments (including MSR) in the following table such as the value of long-term relationships with deposit and trust customers, premises and equipment, goodwill and other intangibles, deferred taxes, and certain other assets and other liabilities. Accordingly, the total of the fair value amounts does not represent, and should not be construed to represent, the underlying value of the company.
The following table summarizes the book value and estimated fair value of financial instruments recorded in the Consolidated Statements of Condition as well as off-balance sheet commitments as of December 31, 2009 and 2008.

	December 31, 2009		December 31, 2008
	Book	Fair	Book	Fair
(Dollars in thousands)	Value	Value	Value	Value

Assets:
Loans, net of unearned income and allowance for loan losses	$17,226,970	$16,070,150	$20,428,980	$18,787,501
Short-term financial assets	992,183	992,183	980,150	980,150
Trading securities	699,900	699,900	945,766	945,766
Loans held for sale	452,501	452,501	566,654	566,654
Securities available for sale	2,694,468	2,694,468	3,125,153	3,125,153
Derivative assets	248,628	248,628	576,131	576,131
Other assets	133,583	133,583	140,797	140,797
Nonearning assets	892,927	892,927	1,839,227	1,839,227

Liabilities:
Deposits:
Defined maturity	$2,455,936	$2,522,334	$3,676,880	$3,761,102
Undefined maturity	12,411,279	12,411,279	10,564,934	10,564,934

Total deposits	14,867,215	14,933,613	14,241,814	14,326,036
Trading liabilities	293,387	293,387	359,502	359,502
Short-term financial liabilities	3,636,111	3,636,111	6,030,768	6,030,768
Long-term debt	2,891,133	2,385,949	4,767,660	3,842,696
Derivative liabilities	179,422	179,422	262,434	262,434
Other noninterest-bearing liabilities	338,161	338,161	1,191,758	1,191,758

	Contractual	Fair	Contractual	Fair
	Amount	Value	Amount	Value

Off-Balance Sheet Commitments:
Loan commitments	$8,370,960	$1,172	$9,600,616	$2,654
Standby and other commitments	540,858	5,612	631,716	6,166

Certain previously reported amounts have been reclassified to agree with current presentation.

Note 23 — Loan Sales and Securitizations
Historically, FHN utilized loan sales and securitizations as a significant source of liquidity for its mortgage banking operations. With FHN’s current focus on origination of mortgages within its regional banking footprint and the sale of national mortgage origination offices, loan sale and securitization activity has significantly decreased. Generally, FHN no longer retains financial interests in loans it transfers to third parties. For classification purposes, all loans transferred to GSE (e.g., FNMA, FHLMC, and GNMA), including those subsequently securitized by an agency, are considered loan sales while transfers attributed to securitizations consist solely of proprietary securitizations executed by FHN.
During 2009, 2008, and 2007, FHN transferred $1.3 billion, $19.5 billion, and $20.1 billion, respectively, of single-family residential mortgage loans in sales that were not securitizations. In 2008, these transactions primarily reflected sales to GSE. In 2009, 2008, and 2007, FHN recognized net pre-tax gains of $15.8 million, $236.7 million, and $111.9 million, respectively, from the sale of single-family residential mortgage loans which include gains recognized on the capitalization of MSR associated with these loans.
During 2007, FHN transferred $1.1 billion of home equity loans and HELOC in sales that were not securitizations. These transactions were executed with other financial institutions. In 2007, FHN recognized net pre-tax gains of $20.3 million from these transactions, which include gains recognized on the capitalization of MSR associated with these loans.
During 2009, 2008, and 2007, FHN transferred $12.6 million, $19.9 million, and $33.8 million, respectively, of HELOC related to proprietary securitization transactions. During 2009, 2008, and 2007, FHN recognized net pre-tax gains of $.3 million, $.4 million, and $.9 million, respectively, related to HELOC securitizations which include gains recognized on the capitalization of MSR associated with these loans.
During 2007, FHN securitized $5.2 billion of single-family residential mortgage loans in proprietary securitization transactions and the resulting securities were sold as senior and subordinate certificates. In 2007, FHN recognized net pre-tax gains of $11.7 million from the sale of securitized single-family residential mortgage loans that includes gains recognized on the capitalization of MSR associated with these loans.
Retained Interests
Interests retained from loan sales, including GSE securitizations, typically include MSR and excess interest. Interests retained from proprietary securitizations include MSR and various financial assets (see discussion below). MSR are initially valued at fair value and the remaining retained interests were initially valued by allocating the remaining cost basis of the loan between the security or loan sold and the remaining retained interests based on their relative fair values at the time of sale or securitization.
In certain cases, FHN continues to service and receive servicing fees related to the transferred loans. Generally, FHN received annual servicing fees approximating .28 percent in 2009, .27 percent in 2008, and .28 percent in 2007, of the outstanding balance of underlying single-family residential mortgage loans. FHN received annual servicing fees approximating .50 percent in 2009, 2008, and 2007, of the outstanding balance of underlying loans for HELOC and home equity loans transferred. MSR related to loans transferred and serviced by FHN, as well as MSR related to loans serviced by FHN and transferred by others, are discussed further in Note 6 — Mortgage Servicing Rights. During 2009, there were no significant additions to MSR.
Other financial assets retained in a proprietary or GSE securitization may include certificated residual interests, excess interest (structured as interest-only strips), interest-only strips, principal-only strips, or subordinated bonds. Residual interests represent rights to receive earnings to the extent of excess income generated by the underlying loans. Excess interest represents rights to receive interest from serviced assets that exceed contractually specified rates. Principal-only strips are principal cash flow tranches and interest-only strips are interest cash flow tranches. Subordinated bonds are bonds with junior priority. All financial assets retained from a securitization are recognized on the Consolidated Statements of Condition in trading securities at fair value with realized and unrealized gains and losses included in current earnings as a component of noninterest income on the Consolidated Statements of Income.
As of December 31, 2009 and 2008, $7.9 million and $57.0 million, respectively, of excess interest IO are associated with proprietary securitization transactions while the remainder is associated with loan sales. In fourth quarter 2009, FHN sold $49.0 million of excess IO. All other retained interests relate to securitization activity.

Note 23 — Loan Sales and Securitizations (continued)
The sensitivity of the fair value of all retained or purchased MSR to immediate 10 percent and 20 percent adverse changes in assumptions on December 31, 2009 and 2008, are as follows:

	On December 31, 2009			On December 31, 2008
(Dollars in thousands	First	Second		First	Second
except for annual cost to service)	Liens	Liens	HELOC	Liens	Liens	HELOC

Fair value of retained interests	$296,115	$1,174	$5,322	$354,397	$13,557	$8,890
Weighted average life (in years)	4.4	2.2	2.4	2.6	2.1	2.4

Annual prepayment rate	18.7%	34.5%	30.6%	32.8%	36.5%	34.0%
Impact on fair value of 10% adverse change	$(15,326)	$(40)	$(163)	$(26,106)	$(1,336)	$(729)
Impact on fair value of 20% adverse change	(29,346)	(81)	(326)	(49,444)	(2,540)	(1,392)

Annual discount rate on servicing cash flows	11.7%	16.0%	18.0%	11.1%	14.0%	18.0%
Impact on fair value of 10% adverse change	$(8,678)	$(19)	$(96)	$(7,780)	$(335)	$(264)
Impact on fair value of 20% adverse change	(16,800)	(38)	(192)	(15,164)	(653)	(512)

Annual cost to service (per loan)	$119	$50	$50	$54	$50	$50
Impact on fair value of 10% adverse change	(7,223)	(59)	(266)	(4,284)	(331)	(277)
Impact on fair value of 20% adverse change	(14,410)	(117)	(532)	(8,569)	(663)	(554)

Annual earnings on escrow	2.5%	3.5%	3.5%	1.6%	0.4%	0.4%
Impact on fair value of 10% adverse change	$(4,488)	$(1)	$(28)	$(6,318)	$(58)	$(28)
Impact on fair value of 20% adverse change	(8,982)	(3)	(56)	(12,635)	(117)	(55)

The sensitivity of the fair value of other retained interests to immediate 10 percent and 20 percent adverse changes in assumptions on December 31, 2009 and 2008, are as follows:

	Excess				Interest	Interest
(Dollars in thousands	Interest	Certificated		Subordinated	Certificates	Certificates
except for annual cost to service)	IO	PO	IO	Bonds	2nd Liens	HELOC

December 31, 2009
Fair value of retained interests	$51,035	$10,013	$265	$1,130	$2,291	$1,269
Weighted average life (in years)	4.8	5.3	7.8	3.1	2.7	2.4

Annual prepayment rate	15.6%	22.6%	10.3%	7.5%	26.3%	28.0%
Impact on fair value of 10% adverse change	$(2,398)	$(394)	$(8)	$(23)	$(32)	$(182)
Impact on fair value of 20% adverse change	(4,650)	(782)	(21)	(46)	(59)	(301)

Annual discount rate on residual cash flows (a)	10.3%	23.8%	34.6%	225.6%	34.9%	32.9%
Impact on fair value of 10% adverse change	$(2,199)	$(515)	$(17)	$(77)	$(109)	$(207)
Impact on fair value of 20% adverse change	(4,204)	(1,050)	(33)	(147)	(206)	(373)

December 31, 2008
Fair value of retained interests	$102,657	$13,887	$406	$4,637	$3,504	$4,717
Weighted average life (in years)	2.6	4.8	8.3	2.0	2.6	2.3

Annual prepayment rate	32.1%	49.4%	12.7%	7.1%	29.6%	27.0%
Impact on fair value of 10% adverse change	$(11,019)	$(498)	$(12)	$(211)	$(37)	$(397)
Impact on fair value of 20% adverse change	(20,934)	(1,127)	(22)	(258)	(70)	(751)

Annual discount rate on residual cash flows	12.2%	30.6%	19.3%	26.3%	34.9%	33.0%
Impact on fair value of 10% adverse change	$(3,543)	$(370)	$(21)	$(163)	$(137)	$(443)
Impact on fair value of 20% adverse change	(6,897)	(781)	(40)	(291)	(259)	(826)

(a) For subordinated bonds, rate used is the actual bond yield.

Note 23 — Loan Sales and Securitizations (continued)
These sensitivities are hypothetical and should not be considered predictive of future performance. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions cannot necessarily be extrapolated because the relationship between the change in assumption and the change in fair value may not be linear. Also, in this table, the effect on the fair value of the retained interest caused by a particular assumption variation is calculated independently from all other assumption changes. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.
FHN uses assumptions and estimates in determining the fair value allocated to retained interests at the time of initial securitization. Generally, FHN no longer retains interests related to loan sales or securitizations. During 2009, additions to MSR were immaterial. The key economic assumptions used to measure the fair value of MSR at the date of securitization or loan sale were as follows during 2008:

	First	Second
	Liens	Liens	HELOC

2008
Weighted average life (in years)	2.4-7.0	2.7 - 3.1	1.7 - 1.8
Annual prepayment rate	11.7%-34.7%	26.0% - 30.0%	43.0% - 44.0%
Annual discount rate	9.4%-11.7%	14.0%	18.0%
Annual cost to service (per loan)	$52 - $69	$50	$50
Annual earnings on escrow	1.6%-3.8%	3.8% - 5.3%	5.3%

There were no securitizations in which FHN retained an interest during 2009. The key economic assumptions used to measure the fair value of other retained interests at the date of securitization were as follows during 2008:

	Excess	Certificated	Subordinated
	Interest IO	PO	Bond

2008
Weighted average life (in years)	4.7-6.1	N/A	N/A
Annual prepayment rate	10.2%-19.7%	N/A	N/A
Annual discount rate	11.8%	N/A	N/A

For the years ended December 31, 2009, 2008, and 2007, cash flows received and paid related to loan sales were as follows:

(Dollars in thousands)	2009	2008	2007

Proceeds from initial sales	$1,307,635	$19,523,904	$21,282,957
Servicing fees retained*	67,940	161,336	244,901
Purchases of GNMA guaranteed mortgages	18,225	103,436	160,928
Purchases of delinquent or foreclosed assets	49,352	6,110	6,865
Other cash flows received on retained interests	26,805	25,569	62,142

Certain previously reported amounts have been reclassified to agree with current presentation.
*	Includes servicing fees on MSR associated with loan sales and purchased MSR.
For the years ended December 31, 2009, 2008, and 2007, cash flows received and paid related to securitizations were as follows:

(Dollars in thousands)	2009	2008	2007

Proceeds from initial securitizations	$12,903	$19,925	$5,230,889
Servicing fees retained	64,859	87,786	86,740
Purchases of delinquent or foreclosed assets	—	3,042	7,083
Other cash flows received on retained interests	37,189	21,737	33,557

Certain previously reported amounts have been reclassified to agree with current presentation.

Note 23 — Loan Sales and Securitizations (continued)
As of December 31, 2009, the principal amount of loans transferred through loan sales and securitizations and other loans managed with them, the principal amount of delinquent loans, and the net credit losses during 2009 are as follows:

	Total Principal	Principal Amount	Net Credit
(Dollars in thousands)	Amount of Loans	of Delinquent Loans (a)	Losses (b) (c)
			For the year ended
	On December 31, 2009		December 31, 2009
Type of loan:
Real estate residential	$31,893,006	$960,307	$504,225

Total loans managed or transferred (d)	$31,893,006	$960,307	$504,225

Loans sold (e)	(23,543,925)
Loans held for sale (e)	(331,979)

Loans held in portfolio	$8,017,102

Certain previously reported amounts have been reclassified to agree with current presentation.
(a)	Loans 90 days or more past due include $40.0 million of GNMA guaranteed. mortgages. $641.2 million of delinquent loans have been securitized while $62.0 million relate to loans HFS or previously sold.

(b)	Principal amount of loans securitized and sold includes $18.6 billion of loans securitized through GNMA, FNMA or FHLMC. FHN retains interests other than servicing rights on a portion of these securitized loans. No delinquency or net credit loss data is included for the loans securitized through FNMA or FHMLC because these agencies retain credit risk. The remainder of loans securitized and sold were securitized through proprietary trusts, where FHN retained interests other than servicing rights.

(c)	$137.5 million associated with securitizations and $95.9 million associated with loans HFS or previously sold.

(d)	Transferred loans are real estate residential loans in which FHN has a retained interest other than servicing rights.

(e)	$4.0 billion associated with securitizations and $19.9 billion associated with loans HFS or previously sold.
As of December 31, 2008, the principal amount of loans transferred through loan sales and securitizations and other loans managed with them, the principal amount of delinquent loans, and the net credit losses during 2008 are as follows:

	Total Principal	Principal Amount	Net Credit
(Dollars in thousands)	Amount of Loans	of Delinquent Loans (a)	Losses (b) (c)
			For the year ended
	On December 31, 2008		December 31, 2008
Type of loan:
Real estate residential	$52,422,426	$583,066	$220,744

Total loans managed or transferred (d)	$52,422,426	$583,066	$220,744

Loans sold (e)	(43,138,126)
Loans held for sale (e)	(408,148)

Loans held in portfolio	$8,876,152

Certain previously reported amounts have been reclassified to agree with current presentation.
(a)	Loans 90 days or more past due include $42.3 million of GNMA guaranteed. mortgages. $385.4 million of delinquent loans have been securitized while $44.7 million relate to loans HFS or previously sold.

(b)	Principal amount of loans securitized and sold includes $37.2 billion of loans securitized through GNMA, FNMA or FHLMC. FHN retains interests other than servicing rights on a portion of these securitized loans. No delinquency or net credit loss data is included for the loans securitized through FNMA or FHMLC because these agencies retain credit risk. The remainder of loans securitized and sold were securitized through proprietary trusts, where FHN retained interests other than servicing rights.

(c)	$26.9 million associated with securitizations and $70.7 million associated with loans HFS or previously sold.

(d)	Transferred loans are real estate residential loans in which FHN has a retained interest other than servicing rights.

(e)	$4.9 billion associated with securitizations and $38.7 billion associated with loans HFS or previously sold.

Note 23 — Loan Sales and Securitizations (continued)
Secured Borrowings. In 2007, FTBNA executed several securitizations of retail real estate residential loans for the purpose of engaging in secondary market financing. Since the related trusts did not qualify as QSPE and since the cash flows on the loans are pledged to the holders of the trusts’ securities, FTBNA recognized the proceeds as secured borrowings in accordance with the ASC’s Transfers and Servicing Topic (ASC 860-10-50). On December 31, 2009, FTBNA had $654.6 million of loans net of unearned income and $650.4 million of other collateralized borrowings in its Consolidated Statements of Condition related to these transactions. On December 31, 2008, FTBNA recognized $714.7 million of loans net of unearned income and $696.5 million of other collateralized borrowings in its Consolidated Statements of Condition related to these transactions. See Note 24 — Variable Interest Entities for additional information.
In third quarter 2007, FTBNA executed a securitization of certain small issuer trust preferreds for which the underlying trust did not qualify as a QSPE under ASC’s Transfers and Servicing Topic (ASC 860-10-50). Therefore, FTNBA has accounted for the funds received through the securitization as a secured borrowing. On December 31, 2009, FTBNA had $112.5 million of loans net of unearned income, $1.7 million of trading securities, and $50.1 million of other collateralized borrowings in its Consolidated Statements of Condition related to this transaction. On December 31, 2008, FTBNA had $112.5 million of loans net of unearned income, $1.7 million of trading securities, and $48.9 million of other collateralized borrowings in its Consolidated Statements of Condition related to this transaction. See Note 24 — Variable Interest Entities for additional information.

Note 24 — Variable Interest Entities
Under the provisions of ASC’s Consolidation Topic (ASC 860-10-25), FHN is deemed to be the primary beneficiary and required to consolidate a variable interest entity (VIE) if it has a variable interest that will absorb the majority of the VIE’s expected losses, receive the majority of expected residual returns, or both. A VIE exists when equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities by itself. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets or the VIE’s cash flows. Expected losses and expected residual returns are measures of variability in the expected cash flow of a VIE.
Consolidated Variable Interest Entities. In 2007 and 2006, FTBNA established several Delaware statutory trusts (Trusts), for the purpose of engaging in secondary market financing. Except for recourse due to breaches of standard representations and warranties made by FTBNA in connection with the sale of the retail real estate residential loans by FTBNA to the Trusts, the creditors of the Trusts hold no recourse to the assets of FTBNA. Additionally, FTBNA has no contractual requirements to provide financial support to the Trusts. Since the Trusts did not qualify as QSPE, FTBNA treated the proceeds as secured borrowings in accordance with ASC 860. FTBNA determined that the Trusts were VIEs because the holders of the equity investment at risk did not have adequate decision making ability over the trusts’ activities. Thus, FTBNA assessed whether it was the primary beneficiary of the associated trusts. Since there was an overcollateralization of the Trusts, any excess of cash flows received on the transferred loans above the amounts passed through to the security holders would revert to FTBNA. Accordingly, FTBNA determined that it was the primary beneficiary of the Trusts because it absorbed a majority of the expected losses of the Trusts.
FTBNA holds variable interests in trusts which have issued mandatorily redeemable preferred capital securities (trust preferreds) for smaller banking and insurance enterprises. FTBNA has no voting rights for the trusts’ activities. The trusts’ only assets are junior subordinated debentures of the issuing enterprises. The creditors of the trusts hold no recourse to the assets of FTBNA. These trusts meet the definition of a VIE because the holders of the equity investment at risk do not have adequate decision making ability over the trusts’ activities. In situations where FTBNA holds a majority of the trust preferreds issued by a trust, it is considered the primary beneficiary of that trust because FTBNA will absorb a majority of the trust’s expected losses. FTBNA has no contractual requirements to provide financial support to the trusts. In situations where FTBNA holds a majority, but less than all, of the trust preferreds for a trust, consolidation of the trust results in recognition of amounts received from other parties as debt.
FHN has established certain rabbi trusts related to deferred compensation plans offered to its employees. FHN contributes employee cash compensation deferrals to the trusts and directs the underlying investments made by the trusts. The assets of these trusts are available to FHN’s creditors only in the event that FHN becomes insolvent. These trusts are considered VIEs because either there is no equity at risk in the trusts or because FHN provided the equity interest to its employees in exchange for services rendered. Given that the trusts were created in exchange for the employees’ services, FHN is considered the primary beneficiary of the rabbi trusts because it is most closely related to their purpose and design. FHN has the obligation to fund any liabilities to employees that are in excess of a rabbi trust’s assets.
The following table summarizes VIEs consolidated by FHN:
As of December 31, 2009
(Dollars in thousands)

	Assets		Liabilities
	Carrying		Carrying
Type	Value	Classification	Value	Classification
On balance sheet consumer loan securitizations	$654,644	Loans, net of unearned income	$650,442	Other collateralized borrowings
Small issuer trust preferred holdings	452,850	Loans, net of unearned income	30,500	Term borrowings
Rabbi trusts used for deferred compensation plans	90,391	Other assets	57,720	Other liabilities
As of December 31, 2008
(Dollars in thousands)

	Assets		Liabilities
	Carrying		Carrying
Type	Value	Classification	Value	Classification
On balance sheet consumer loan securitizations	$714,717	Loans, net of unearned income	$696,508	Other collateralized borrowings
Small issuer trust preferred holdings	465,350	Loans, net of unearned income	30,500	Term borrowings
Rabbi trusts used for deferred compensation plans	88,356	Other assets	57,661	Other liabilities
Nonconsolidated Variable Interest Entities. Since 1997, First Tennessee Housing Corporation (FTHC), a wholly-owned subsidiary, makes equity investments as a limited partner, in various partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a

Note 24 — Variable Interest Entities (continued)
satisfactory return on capital and to support FHN’s community reinvestment initiatives. The activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants generally within FHN’s primary geographic region. LIHTC partnerships are considered VIEs because FTHC, as the holder of the equity investment at risk, does not have the ability to significantly affect the success of the entity through voting rights. FTHC is not considered the primary beneficiary of the LIHTC partnerships because an agent relationship exists between FTHC and the general partners, whereby the general partners cannot sell, transfer or otherwise encumber their ownership interest without the approval of FTHC. Because this results in a de facto agent relationship between the partners, the general partners are considered the primary beneficiaries because their operations are most closely associated with the LIHTC partnerships’ operations. FTHC has no contractual requirements to provide financial support to the LIHTC partnerships beyond its initial funding commitments.
FTBNA holds variable interests in trusts which have issued mandatorily redeemable trust preferreds for smaller banking and insurance enterprises. FTBNA has no voting rights for the trusts’ activities. The trusts’ only assets are junior subordinated debentures of the issuing enterprises. These trusts meet the definition of a VIE because the holders of the equity investment at risk do not have adequate decision making ability over the trusts’ activities. In situations where FTBNA did not hold a majority of the trust preferreds issued by a trust, it is not considered the primary beneficiary of that trust because FTBNA does not absorb a majority of the expected losses of the trust. FTBNA has no contractual requirements to provide financial support to the trusts.
In third quarter 2007, FTBNA executed a securitization of certain small issuer trust preferreds for which the underlying trust did not qualify as a QSPE under ASC 860. This trust was determined to be a VIE because the holders of the equity investment at risk do not have adequate decision making ability over the trust’s activities. FTBNA determined that it was not the primary beneficiary of the trust due to the size and priority of the interests it retained in the securities issued by the trust. Accordingly, FTBNA has accounted for the funds received through the securitization as a collateralized borrowing in its Consolidated Statement of Condition. FTBNA has no contractual requirement to provide financial support to the trust.
As discussed in Note 11, FHN issued junior subordinated debt to Capital I and Capital II totaling $309.0 million. Both Capital I and Capital II are considered VIEs because FHN’s capital contributions to these trusts are not considered “at risk” in evaluating whether the equity investments at risk in the trusts have adequate decision making ability over the trusts’ activities. Capital I and Capital II are not consolidated by FHN because the holders of the securities issued by the trusts absorb a majority of expected losses and residual returns.
Prior to September 30, 2009, wholly-owned subsidiaries of FHN served as investment advisor and administrator of certain “fund of funds” investment vehicles, whereby the subsidiaries received fees for management of the funds’ operations and through revenue sharing agreements based on the funds’ performance. The funds were considered VIEs because the holders of the equity at risk did not have voting rights or the ability to control the funds’ operations. The subsidiaries did not make any investment in the funds. Further, the subsidiaries were not obligated to provide any financial support to the funds. The funds were not consolidated by FHN because its subsidiaries did not absorb a majority of expected losses or residual returns.

Note 24 — Variable Interest Entities (continued)
The following table summarizes VIEs that are not consolidated by FHN:
As of December 31, 2009
 (Dollars in thousands)

	Maximum	Liability
Type	Loss Exposure	Recognized	Classification
Low Income Housing Partnerships (a) (b)	$110,017	$—	Other assets
Small Issuer Trust Preferred Holdings	43,000	—	Loans, net of unearned income
On Balance Sheet Trust Preferred Securitization	64,027	50,147	(c)
Proprietary Trust Preferred Issuances	N/A	309,000	Term borrowings

(a)	Maximum loss exposure represents $108.2 million of current investments and $1.8 million of contractual funding commitments. Only the current investment amount is included in Other Assets.

(b)	A liability is not recognized because investments are written down over the life of the related tax credit.

(c)	$112.5 million was classified as Loans, net of unearned income and $1.7 million was classified as Trading securities which are offset by $50.1 million classified as Other collateralized borrowings.
As of December 31, 2008
 (Dollars in thousands)

	Maximum	Liability
Type	Loss Exposure	Recognized	Classification
Low Income Housing Partnerships (a) (b)	$131,150	$—	Other assets
Small Issuer Trust Preferred Holdings	43,000	—	Loans, net of unearned income
On Balance Sheet Trust Preferred Securitization	65,318	48,855	(c)
Proprietary Trust Preferred Issuances	N/A	309,000	Term borrowings
Management of Fund of Funds	N/A	N/A	N/A

(a)	Maximum loss exposure represents $113.8 million of current investments and $17.3 million of contractual funding commitments. Only the current investment amount is included in Other Assets.

(b)	A liability is not recognized because investments are written down over the life of the related tax credit.

(c)	$112.5 million was classified as Loans, net of unearned income and $1.7 million was classified as Trading securities which are offset by $48.9 million classified as Other collateralized borrowings.

Note 25 — Derivatives and Off-Balance Sheet Arrangements
In the normal course of business, FHN utilizes various financial instruments (including derivative contracts and credit-related agreements) through its legacy mortgage banking operations, capital markets, and risk management operations, as part of its risk management strategy and as a means to meet customers’ needs. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet as required by GAAP. The contractual or notional amounts of these financial instruments do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. The Asset/Liability Committee (“ALCO”) monitors the usage and effectiveness of these financial instruments.
Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. FHN manages credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties, and using mutual margining and master netting agreements whenever possible to limit potential exposure. FHN also maintains collateral posting requirements with its counterparties to limit credit risk. With exchange-traded contracts, the credit risk is limited to the clearinghouse used. For non-exchange traded instruments, credit risk may occur when there is a gain in the fair value of the financial instrument and the counterparty fails to perform according to the terms of the contract and/or when the collateral proves to be of insufficient value. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates, mortgage loan prepayment speeds, or the prices of debt instruments. FHN manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken. FHN continually measures this risk through the use of models that measure value-at-risk and earnings-at-risk.
Derivative Instruments. FHN enters into various derivative contracts both in a dealer capacity, to facilitate customer transactions, and also as a risk management tool. Where contracts have been created for customers, FHN enters into transactions with dealers to offset its risk exposure. Derivatives are also used as a risk management tool to hedge FHN’s exposure to changes in interest rates or other defined market risks.
Derivative instruments are recorded on the Consolidated Statements of Condition as Other assets or Other liabilities measured at fair value. Fair value is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability in an orderly transaction between market participants on the transaction date. Fair value is determined using available market information and appropriate valuation methodologies. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability are recognized currently in earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. For freestanding derivative instruments, changes in fair value are recognized currently in earnings. Cash flows from derivative contracts are reported as Operating activities on the Consolidated Statements of Cash Flows.
Interest rate forward contracts are over-the-counter contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Futures contracts are exchange-traded contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Interest rate option contracts give the purchaser the right, but not the obligation, to buy or sell a specified quantity of a financial instrument, at a specified price, during a specified period of time. Caps and floors are options that are linked to a notional principal amount and an underlying indexed interest rate. Interest rate swaps involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Swaptions are options on interest rate swaps that give the purchaser the right, but not the obligation, to enter into an interest rate swap agreement during a specified period of time.
On December 31, 2009 and 2008, respectively, FHN had approximately $108.2 million and $62.8 million of cash receivables and $81.0 million and $196.2 million of cash payables related to collateral posting under master netting arrangements with derivative counterparties. Certain of FHN’s agreements with derivative counterparties contain provisions that require that FTBNA’s debt maintain minimum credit ratings from specified credit rating agencies. If FTBNA’s debt were to fall below these minimums, these provisions would be triggered, and the counterparties could terminate the agreements and request immediate settlement of all derivative contracts under the agreements. The net fair value, determined by individual counterparty, of all derivative instruments with credit-risk-related contingent accelerated termination provisions were $4.4 million of assets and $10.9 million of liabilities on December 31, 2009. As of December 31, 2009, FHN had posted collateral of $10.3 million in the normal course of business related to these contracts.

Note 25 — Derivatives and Off-Balance Sheet Arrangements (continued)
Additionally, certain of FHN’s derivative agreements contain provisions whereby the collateral posting thresholds under the agreements adjust based on the credit ratings of both counterparties. If the credit rating of FHN and/or FTBNA is lowered, FHN would be required to post additional collateral with the counterparties. The net fair value, determined by individual counterparty, of all derivative instruments with adjustable collateral posting thresholds were $110.8 million of assets and $81.1 million of liabilities on December 31, 2009. As of December 31, 2009, FHN had received collateral of $79.4 million and posted collateral of $77.0 million in the normal course of business related to these agreements.
Legacy Mortgage Banking Operations
Retained Interests
FHN revalues MSR to current fair value each month with changes in fair value included in servicing income in mortgage banking noninterest income. FHN hedges the MSR to minimize the effects of loss in value of MSR associated with increased prepayment activity that generally results from declining interest rates. In a rising interest rate environment, the value of the MSR generally will increase while the value of the hedge instruments will decline. FHN enters into interest rate contracts (potentially including swaps, swaptions, and mortgage forward purchase contracts) to hedge against the effects of changes in fair value of its MSR. Substantially all capitalized MSR are hedged for economic purposes.
FHN utilizes derivatives as an economic hedge (potentially including swaps, swaptions, and mortgage forward sales contracts) to protect the value of its interest-only securities that change in value inversely to the movement of interest rates. Interest-only securities are included in trading securities. Changes in the fair value of these derivatives and the hedged interest-only securities are recognized currently in earnings in mortgage banking noninterest income as a component of servicing income.
Mortgage Warehouse and Pipeline
As a result of the sale of substantially all of FHN’s mortgage origination pipeline, mortgage banking origination activity was significantly reduced in the periods after third quarter 2008 as FHN focuses on origination within its regional banking footprint. Accordingly, the following discussion of warehouse and pipeline related derivatives is primarily applicable to reporting periods occurring through the third quarter 2008. During 2009, FHN attempted economic hedging for only a small portion of the warehouse loans and pipeline. Additionally, the fair value of interest rate lock commitments was immaterial as of December 31, 2009.
Prior to the 2008 divestiture, FHN’s warehouse (mortgage loans held for sale) was subject to changes in fair value due to fluctuations in interest rates from the loan closing date through the date of sale of the loan into the secondary market. Typically, the fair value of the warehouse declined in value when interest rates increased and rose in value when interest rates decreased. To mitigate this risk, FHN entered into forward sales and futures contracts that provided an economic hedge against those changes in fair value on a significant portion of the warehouse. These derivatives were recorded at fair value with changes in fair value recorded in current earnings as a component of the gain or loss on the sale of loans in mortgage banking noninterest income. Upon adoption of the Financial Instruments Topic (ASC 825-10-50), FHN elected to prospectively account for substantially all of its mortgage loan warehouse products at fair value upon origination and correspondingly discontinued the application of ASC 815-10-45 hedging relationships for all subsequent originations.
Interest rate lock commitments are short-term commitments to fund mortgage loan applications in process for a fixed term at a fixed price. During the term of an interest rate lock commitment, FHN had the risk that interest rates could change from the rate quoted to the borrower. FHN entered into forward sales contracts with respect to fixed rate loan commitments and futures contracts with respect to adjustable rate loan commitments as economic hedges designed to protect the value of the interest rate lock commitments from changes in value due to changes in interest rates. Interest rate lock commitments qualify as derivative financial instruments and as such do not qualify for hedge accounting treatment. As a result, the interest rate lock commitments were recorded at fair value with changes in fair value recorded in current earnings as gain or loss on the sale of loans in mortgage banking noninterest income. Changes in the fair value of the derivatives that served as economic hedges of interest rate lock commitments were also included in current earnings as a component of gain or loss on the sale of loans in mortgage banking noninterest income.

Note 25 — Derivatives and Off-Balance Sheet Arrangements (continued)
The following table summarizes FHN’s derivatives associated with legacy mortgage banking activities for the year ended December 31, 2009:

(Dollars in thousands)				Gains/(Losses)
Description	Notional	Assets	Liabilities	2009
Retained Interests Hedging
Hedging Instruments:
Forwards and Futures (a) (b)	$3,275,000	$4,262	$13,100	$26,714
Interest Rate Swaps and Swaptions (a) (b)	2,126,000	21,688	3,654	9,492

Hedged Items:
Mortgage Servicing Rights (c) (b)	N/A	$296,260	N/A	$61,850
Other Retained Interests (d) (b)	N/A	64,830	N/A	47,758

(a)	Assets included in the other assets section of the Consolidated Statements of Condition. Liabilities included in the other liabilities section of the Consolidated Statements of Condition.

(b)	Gains/Losses included in the mortgage banking income section of the Consolidated Statements of Income.

(c)	Assets included in the mortgage servicing rights section of the Consolidated Statements of Condition.

(d)	Assets included in the trading securities section of the Consolidated Statements of Condition.
Capital Markets
Capital Markets trades U.S. Treasury, U.S. Agency, mortgage-backed, corporate and municipal fixed income securities, and other securities principally for distribution to customers. When these securities settle on a delayed basis, they are considered forward contracts. Capital Markets also enters into interest rate contracts, including options, caps, swaps, and floors for its customers. In addition, Capital Markets enters into futures contracts to economically hedge interest rate risk associated with a portion of its securities inventory. These transactions are measured at fair value, with changes in fair value recognized currently in capital markets noninterest income. Related assets and liabilities are recorded on the balance sheet as other assets and other liabilities. Credit risk related to these transactions is controlled through credit approvals, risk control limits, and ongoing monitoring procedures through the Credit Risk Management Committee. Total trading revenues related to fixed income sales, which constitute substantially all of FHN’s trading activities, was $598.6 million for the year ended December 31, 2009, inclusive of both derivative and non-derivative financial instruments. Trading revenues are included in capital markets noninterest income.
The following table summarizes FHN’s derivatives associated with Capital Markets trading activities as of December 31, 2009:

(Dollars in thousands)
Description	Notional	Assets	Liabilities
Customer Interest Rate Contracts	$1,514,517	$40,128	$15,246
Offsetting Upstream Interest Rate Contracts	1,514,517	15,250	40,135
Forwards and Futures Purchased	2,659,054	8,736	1,180
Forwards and Futures Sold	2,836,643	1,051	11,990

Note 25 — Derivatives and Off-Balance Sheet Arrangements (continued)
Interest Rate Risk Management
FHN’s ALCO focuses on managing market risk by controlling and limiting earnings volatility attributable to changes in interest rates. Interest rate risk exists to the extent that interest-earning assets and liabilities have different maturity or repricing characteristics. FHN uses derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. FHN’s interest rate risk management policy is to use derivatives to hedge interest rate risk or market value of assets or liabilities, not to speculate. In addition, FHN has entered into certain interest rate swaps and caps as a part of a product offering to commercial customers with customer derivatives paired with offsetting market instruments that, when completed, are designed to mitigate market risk. These contracts do not qualify for hedge accounting and are measured at fair value with gains or losses included in current earnings in noninterest expense.
FHN has entered into pay floating, receive fixed interest rate swaps to hedge the interest rate risk of certain long-term debt obligations totaling $1.1 billion on both December 31, 2009 and 2008. These swaps have been accounted for as fair value hedges under the shortcut method. The balance sheet impact of these swaps was $90.9 million and $145.6 million in other assets on December 31, 2009 and 2008, respectively. Interest paid or received for these swaps was recognized as an adjustment of the interest expense of the liabilities whose risk is being managed.
FHN designates derivative transactions in hedging strategies to manage interest rate risk on subordinated debt related to its trust preferred securities. These qualify for hedge accounting under ASC 815-10-45 using the long haul method. FHN entered into pay floating, receive fixed interest rate swaps to hedge the interest rate risk of certain subordinated debt totaling $.2 billion on December 31, 2009, and $.3 billion on December 31, 2008. The balance sheet impact of these swaps was $4.8 million in other liabilities and $1.4 million in other assets on December 31, 2009 and 2008, respectively. There was no ineffectiveness related to these hedges. Interest paid or received for these swaps was recognized as an adjustment of the interest expense of the liabilities whose risk is being managed. In first quarter 2009, FHN’s counterparty called the swap associated with $.1 billion of subordinated debt. Accordingly, hedge accounting was discontinued on the date of settlement and the cumulative basis adjustments to the associated subordinated debt are being prospectively amortized as an adjustment to yield over its remaining term.
The following table summarizes FHN’s derivatives associated with interest rate risk management activities for the year ended December 31, 2009:

(Dollars in thousands)					Gains/(Losses)
Description	Notional	Assets	Liabilities		2009
Customer Interest Rate Contracts Hedging
Hedging Instruments and Hedged Items:
Customer Interest Rate Contracts (a)	$1,157,540	$65,760	$818		$(58,136)
Offsetting Upstream Interest Rate Contracts (a)	1,157,540	818	69,259		50,946

Debt Hedging
Hedging Instruments:
Interest Rate Swaps (b)	$1,200,000	$90,936	$4,818		$(59,844)

Hedged Items:
Long-Term Debt (b)	N/A	N/A	1,200,000	(c)	59,844 (d)

(a)	Gains/Losses included in the other expense section of the Consolidated Statements of Income.

(b)	Gains/Losses included in the all other income and commissions section of the Consolidated Statements of Income.

(c)	Represents par value of long term debt being hedged.

(d)	Represents gains and losses attributable to changes in fair value due to interest rate risk as designated in ASC 815-10-45 hedging relationships.
FHN hedges held-to-maturity trust preferred loans with a principal balance of $233.1 million and $244.6 million as of December 31, 2009 and 2008, respectively, which have an initial fixed rate term of five years before conversion to a floating rate. FHN has entered into pay fixed, receive floating interest rate swaps to hedge the interest rate risk associated with this initial five year term. These hedge relationships qualify as fair value hedges under ASC 815-10-45. The balance sheet impact of those swaps was $19.2 million and $27.7 million in other liabilities on December 31, 2009 and 2008, respectively. Interest paid or received for these swaps was recognized as an adjustment of the interest

Note 25 — Derivatives and Off-Balance Sheet Arrangements (continued)
income of the assets whose risk is being hedged.
The following table summarizes FHN’s derivative activities associated with these loans for the year ended December 31, 2009:

(Dollars in thousands)					Gains/(Losses)
Description	Notional	Assets		Liabilities	2009
Loan Portfolio Hedging
Hedging Instruments:
Interest Rate Swaps	$233,083	N/A		$19,221	$6,640

Hedged Items:
Trust Preferred Loans (a)	N/A	$233,083	(b)	N/A	$(6,754	) (c)

(a)	Assets included in loans, net of unearned section of the Consolidated Statements of Condition.

(b)	Represents principal balance being hedged.

(c)	Represents gains and losses attributable to changes in fair value due to interest rate risk as designated in ASC 815-10-45 hedging relationships.
Off-Balance Sheet Arrangements
Credit-Related Commitments. FHN enters into fixed and variable interest rate loan commitments with customers. When these commitments have contract rate adjustments that lag changes in market rates, the financial instruments have characteristics similar to option contracts. FHN follows the same credit policies and underwriting practices in making commitments as it does for on-balance sheet instruments. Each counterparty’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty.
Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The majority of FHN’s loan commitments have maturities less than one year and reflect the prevailing market rates at the time of the commitment. Since commitments may expire without being fully drawn upon, total contractual amounts do not necessarily represent future credit exposure or liquidity requirements.
Other commitments include standby and commercial letters of credit and other credit enhancements. Standby and commercial letters of credit and other credit enhancements are conditional commitments issued by FHN to guarantee the performance and/or payment of a customer to a third party in connection with specified transactions. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers, as performance under any of these facilities would result in a loan being funded to the customer. See Note 22 – Fair Value of Assets and Liabilities for the book value and fair value of FHN’s off-balance sheet commitments.
FHN services loans for others, and in some cases, provides guarantees or recourse on the serviced loans. See Note 18 — Restrictions, Contingencies, and Other Disclosures for additional information.

Note 26 — Restructuring, Repositioning, and Efficiency
Beginning in 2007, FHN began conducting a company-wide review of business practices with the goal of improving its overall profitability and productivity. In order to redeploy capital to higher-return businesses, FHN concluded the sale of 34 full-service First Horizon Bank branches in its national banking markets in the second quarter 2008 while also taking actions to right-size mortgage banking operations and to downsize FHN’s national lending operations. Additionally, in January 2008, FHN discontinued national homebuilder and commercial real estate lending through its First Horizon Construction Lending offices. FHN also repositioned mortgage banking operations through various MSR sales.
On August 31, 2008, FHN completed the sale of substantially all of FHN’s mortgage origination pipeline, related hedges, certain fixed assets, and other associated assets. FHN’s mortgage loan warehouse was not included within this transaction. FHN retained its mortgage operations in and around Tennessee, continuing to originate home loans for customers in its banking market footprint. FHN also agreed to the sale of servicing assets and related hedges on $19.1 billion of first lien mortgage loans and associated custodial deposits. FHN entered into a subservicing agreement for the remainder of FHN’s servicing portfolio. In general, FHN received book value for the assets and liabilities it sold, less a purchase price reduction.
Continuing the efforts to refocus on core businesses, a definitive agreement was reached in 2009 for the sale of FTN ECM, the institutional equity research division of FTN Financial. FHN incurred a pre-tax goodwill impairment of $14.3 million (approximately $9 million net of taxes) in 2009. This impairment and other restructuring, repositioning, and efficiency charges incurred by FTN ECM are included with their other operating results in the Loss from discontinued operations, net of tax line on the Consolidated Statements of Income for all periods presented. During first quarter 2010, the contracted sale of FTN ECM failed to close, and FHN exited this business. See Note 28 – Other Events for additional discussion related to actions occurring in 2010.
Other transactions that occurred in late 2009 were the sales and closures of FERP and Atlanta insurance operations and the cancellation of a large services/consulting contract. Losses on divestitures were $7.5 million and $1.7 million for the divestiture of the Atlanta insurance business and FERP, respectively, which include write-downs of associated goodwill. FHN incurred additional costs for closure of these locations in 2009, including goodwill impairment of $2.3 million. FHN also terminated an outsourcing/consulting contract in fourth quarter 2009 which triggered a $13.4 million charge.
Net costs recognized by FHN in the year ended December 31, 2009, related to restructuring, repositioning, and efficiency activities were $51.9 million. Of this amount, $12.4 million represented exit costs that were accounted for in accordance with the Exit or Disposal Cost Obligations Topic of the FASB Accounting Standards Codification (ASC 420).
Significant expenses recognized in 2009 resulted from the following actions:
•	Severance and related employee costs of $5.6 million related to discontinuation of national lending operations and the sales and closures of FERP and the Atlanta insurance business.

•	Loss on divestitures of $9.2 million related to the FERP and Atlanta insurance transactions.

•	Loss of $13.4 million related to cancellation of consulting contract.

•	Goodwill impairment of $14.3 million related to agreement to sell FTN ECM and $2.3 million related to the closure of the remaining Atlanta insurance business.
Net costs recognized by FHN in the year ended December 31, 2008, related to restructuring, repositioning, and efficiency activities were $91.4 million. Of this amount, $49.1 million represented exit costs that were accounted for in accordance with ASC 420.
Significant expenses recognized in 2008 resulted from the following actions:
•	Expense of $49.1 million associated with organizational and compensation changes due to right-sizing operating segments, the divestiture of certain First Horizon Bank branches and certain mortgage banking operations, and consolidating functional areas.

•	Loss of $16.6 million on the divestiture of mortgage banking operations.

•	Loss of $2.4 million from the sales of certain First Horizon Bank branches.

•	Transaction costs of $12.7 million from the contracted sales of mortgage servicing rights.

Note 26 — Restructuring, Repositioning, and Efficiency (continued)
•	Expense of $10.7 million for the write-down of certain premises and equipment, intangibles, and other assets resulting from FHN’s divestiture of certain mortgage operations and from the change in FHN’s national banking strategy.
Net costs recognized by FHN in the year ended December 31, 2007, related to restructuring, repositioning, and efficiency activities were $98.7 million. Of this amount, $47.9 million represented exit costs accounted for in accordance with ASC 420.
Significant expenses recognized in 2007 resulted from the following actions:
•	Expense of $20.4 million associated with organizational and compensation changes for right sizing operating segments and consolidating functional areas.

•	Non-core business repositioning costs of $17.4 million, including costs associated with the exit of the collectible coin merchandising business and the transition of the non-prime mortgage origination business to a broker model.

•	Expense of $17.2 million related to other restructuring, repositioning, and efficiency initiatives, including facilities consolidation, procurement centralization, multi-sourcing and the divestiture of certain loan portfolios.

•	Costs of $24.3 million related to the divestiture of 34 full-service First Horizon Bank locations in Virginia, Maryland, Georgia, and Texas, including $13.9 million for the write-down of goodwill and other intangibles; partially offset by $15.7 million of gains realized in 2007 from the disposition of 15 of these locations.

•	Expense of $11.3 million related to the restructuring of mortgage operations through office closures, associated sales force decreases, and the reduction of management and support staff and downsizing of national lending operations through the reduction of consumer and construction sales forces and decreasing management, support staff and back-office costs.

•	Expense of $17.4 million for asset impairments related to the discontinuance of technology projects.

•	Transaction costs of $6.4 million from sales of mortgage servicing rights.
Provision for loan losses of $7.7 million was incurred during 2007 in relation to the divestiture of a non-strategic loan portfolio. Gains or losses from the divestitures of the Atlanta insurance business, FERP, certain mortgage banking operations, and First Horizon Bank branches are included in gains/(losses) on divestitures in the noninterest income section of the Consolidated Statements of Income. Transaction costs related to transfers of mortgage servicing rights are recorded as a reduction of mortgage banking income in the noninterest income section of the Consolidated Statements of Income. All other costs associated with the restructuring, repositioning, and efficiency initiatives implemented by management are included in the noninterest expense section of the Consolidated Statements of Income, including severance and other employee-related costs recognized in relation to such initiatives which are recorded in employee compensation, incentives, and benefits, facilities consolidation costs and related asset impairment costs which are included in occupancy, costs associated with the impairment of premises and equipment which are included in equipment rentals, depreciation, and maintenance. Other costs associated with such initiatives, including professional fees, intangible asset impairment costs, and asset impairment costs related to the discontinuance of technology projects, which are included in all other expense and goodwill impairment.

Note 26 — Restructuring, Repositioning, and Efficiency (continued)
Activity in the restructuring, repositioning, and efficiency liability for 2009, 2008, and 2007 is presented in the following table, along with other restructuring and repositioning expenses recognized. Costs associated with the reduction of national operations and termination of product and service offerings are included within the non-strategic segment while costs associated with efficiency initiatves affecting multiple segments and initiatives that occurred within regional banking and capital markets are included in the corporate segment.

(Dollars in thousands)	2009		2008		2007
	Charged to		Charged to		Charged to
	Expense	Liability	Expense	Liability	Expense	Liability
Beginning Balance	$—	$24,167	$—	$19,675	$—	$—
Severance and other employee related costs (a)	5,612	5,612	24,400	24,400	25,532	25,532
Facility consolidation costs	6,511	6,511	16,751	16,751	13,131	13,131
Other exit costs, professional fees, and other	322	322	7,902	7,902	9,255	9,255

Total Accrued	$12,445	$36,612	$49,053	$68,728	$47,918	$47,918
Payments related to:
Severance and other employee related costs		$9,840		$16,235		$15,174
Facility consolidation costs		8,868		14,223		3,992
Other exit costs, professional fees, and other		874		7,558		7,915
Accrual reversals		1,127		6,545		1,162

Restructuring and Repositioning Reserve Balance		$15,903		$24,167		$19,675

Other Restructuring and Repositioning Expense:
Provision for loan portfolio divestiture	$—		$—		$7,672
Mortgage banking expense on servicing sales	548		12,667		6,428
Loss/(gain) on divestitures	9,183		19,020		(15,695)
Impairment of premises and equipment	2,873		5,650		9,288
Impairment of intangible assets	16,753		4,030		13,999
Impairment of other assets	10,124		993		29,108

Total Other Restructuring and Repositioning Expense	$39,481		$42,360		$50,800

Total Restructuring and Repositioning Charges	$51,926		$91,413		$98,718

(a)	Includes $1.2 million of deferred severance-related payments that will be paid after 2009.
Cumulative amounts incurred to date for costs associated with FHN’s restructuring, repositioning, and efficiency initiatives are presented in the following table:

Charged to
(Dollars in thousands)	Expense

Severance and other employee related costs (a)	$55,544
Facility consolidation costs	36,393
Other exit costs, professional fees, and other	17,478
Other restructuring & repositioning expense:
Loan portfolio divestiture	7,672
Mortgage banking expense on servicing sales	19,643
Net loss on divestitures	12,508
Impairment of premises and equipment	17,811
Impairment of intangible assets	34,783
Impairment of other assets	40,225

Total Restructuring and Repositioning Charges Incurred to Date as of December 31, 2009	$242,057

(a)	Includes $1.2 million of deferred severance-related payments that will be paid after 2009.

Note 27 — Parent Company Financial Information
Following are condensed statements of the parent company:

Statements of Condition	Year Ended December 31
(Dollars in thousands)	2009	2008

Assets:
Cash	$—	$11,549
Securities purchased from subsidiary bank under agreements to resell	17,827	—

Total cash and cash equivalents	17,827	11,549
Interest-bearing cash	160,999	240,963
Securities available for sale	7,160	4,537
Notes receivable	3,700	3,700
Allowance for loan losses	(823)	—
Investments in subsidiaries:
Bank	3,455,474	3,667,228
Non-bank	20,631	20,814
Other assets	208,181	215,337

Total assets	$3,873,149	$4,164,128

Liabilities and equity:
Other short-term borrowings and commercial paper	$3,800	$16,830
Accrued employee benefits and other liabilities	130,507	129,684
Long-term debt	436,374	442,982

Total liabilities	570,681	589,496
Total equity	3,302,468	3,574,632

Total liabilities and equity	$3,873,149	$4,164,128

Certain previously reports amounts have been reclassified to agree with current presentation.

Statements of Income	Year Ended December 31
(Dollars in thousands)	2009	2008	2007

Dividend income:
Bank	$—	$—	$230,000
Non-bank	1,261	3,852	11,292

Total dividend income	1,261	3,852	241,292
Interest income	570	4,035	6,266
Other income	1,494	(1,724)	(1,656)

Total income	3,325	6,163	245,902

Provision for loan losses	823	—	—
Interest expense:
Short-term debt	298	285	395
Long-term debt	12,166	18,940	26,935

Total interest expense	12,464	19,225	27,330
Compensation, employee benefits and other expense	33,398	49,290	39,041

Total expense	46,685	68,515	66,371

Loss before income taxes	(43,360)	(62,352)	179,531
Income tax benefit	(20,514)	(20,884)	(30,486)

Loss before equity in undistributed net income of subsidiaries	(22,846)	(41,468)	210,017
Equity in undistributed net income/(loss) of subsidiaries:
Bank	(247,205)	(148,315)	(372,300)
Non-bank	214	(2,204)	(7,863)

Net loss available to common shareholders	$(269,837)	$(191,987)	$(170,146)

Certain previously reports amounts have been reclassified to agree with current presentation.

Note 27 — Parent Company Financial Information (continued)

Statements of Cash Flows	Year Ended December 31
(Dollars in thousands)	2009	2008	2007

Operating activities:
Net loss	$(269,837)	$(191,987)	$(170,146)
Less undistributed net loss of subsidiaries	(246,991)	(150,519)	(380,163)

Income/(loss) before undistributed net income of subsidiaries	(22,846)	(41,468)	210,017
Adjustments to reconcile income to net cash provided by operating activities:
Deferred income tax provision/(benefit)	764	(1,160)	(9,838)
Depreciation and amortization	5,131	3,060	5,239
Stock-based compensation expense	5,821	2,930	4,968
Loss on sale of securities	—	—	3,641
Net (increase)/decrease in interest receivable and other assets	(2,962)	94,931	14,617
Net decrease in interest payable and other liabilities	(507)	(110,378)	(14,030)

Total adjustments	8,247	(10,617)	4,597

Net cash provided/(used) by operating activities	(14,599)	(52,085)	214,614

Investing activities:
Securities:
Sales and prepayments	—	2,714	30,606
Purchases	(3,000)	(1,528)	(550)
Decrease/(increase) in interest-bearing cash	79,963	(34,909)	(185,477)
Return on investment in subsidiary	700	2,918	—
Cash investments in subsidiaries	—	(1,346,169)	589

Net cash provided/(used) by investing activities	77,663	(1,376,974)	(154,832)

Financing activities:
Preferred stock:
Proceeds from issuance of preferred stock and common stock warrant — CPP	—	866,540	—
Cash dividends	(43,447)	—	—
Common stock:
Exercise of stock options	3	511	34,542
Proceeds from issuance of common stock	—	659,656	—
Cash dividends	—	(120,575)	(225,011)
Repurchase of shares	(392)	(303)	(1,104)
Long-term debt:
Payment	—	—	(30,000)
(Decrease)/increase in short-term borrowings	(13,030)	14,754	(3,544)
Other	80	—	—

Net cash (used)/provided by financing activities	(56,786)	1,420,583	(225,117)

Net increase/(decrease) in cash and cash equivalents	6,278	(8,476)	(165,335)

Cash and cash equivalents at beginning of year	11,549	20,025	185,360

Cash and cash equivalents at end of year	$17,827	$11,549	$20,025

Total interest paid	$12,246	$19,014	$27,426
Total income taxes paid	99,090	332,600	11,390

Certain previously reports amounts have been reclassified to agree with current presentation.

Note 28 — Other Events
During first quarter 2010, the contracted sale of FTN Financial’s institutional equity research business, FTN ECM, failed to close and FHN exited this business. FHN estimates that additional charges against first quarter 2010 earnings of approximately $10 million will be incurred in connection with this action.
Note 29 — Summary of Revisions to the 2009 Audited Consolidated Financial Statements and Notes
Changes to Segment Presentation
In first quarter 2010, FHN revised its operating segments to better align with its strategic direction, representing a focus on its regional banking franchise and capital markets business. Key changes include the addition of the non-strategic segment that combines the former mortgage banking and national specialty lending segments, the movement of correspondent banking from capital markets to regional banking, and the shift of first lien mortgage production in the Tennessee footprint to the regional banking segment. Exited businesses were moved to the new non-strategic segment.
Consistent with the treatment of exited operations and product lines, FHN has also revised its presentation of historical charges incurred related to its restructuring, repositioning, and efficiency initiatives. Past charges that resulted from the reduction of national operations and termination of product and service offerings have been included within the non-strategic segment. Additionally, past charges affecting multiple segments and initiatives that occurred within regional banking and capital markets have been included in the corporate segment to reflect the corporate-driven emphasis on execution of the repositioning efforts. These segment changes did not have any effect on FHN’s consolidated results.
Income Statement Reclassification
FHN historically presented charges related to repurchase obligations for junior lien consumer mortgage loan sales in noninterest income while similar charges arising from first lien mortgage originations and sales through the legacy national mortgage banking business were reflected in noninterest expense. In order to present such charges consistently, FHN determined that charges relating to repurchase obligations should be reflected in noninterest expense in the line item called Repurchase and foreclosure provision on the Consolidated Statements of Income. Consequently, FHN retroactively applied this change which resulted in a reclassification of charges related to junior lien mortgage loan sales from noninterest income into noninterest expense. All applicable tables and associated narrative have been revised to reflect this change. This reclassification did not impact FHN’s net income and all effects are included in the non-strategic segment.
Stock Dividends
During 2010, FHN declared and distributed stock dividends. The financial statements reflect the retrospective application of the stock dividends distributed on April 1, 2010, July 1, 2010, and October 1, 2010, as well as stock dividends expected to be distributed on January 1, 2011.
Disclosure revisions to Note 22 — Fair Value of Assets & Liabilities — Level 3 Rollforward
Upon investigating the composition of the reported amount of unrealized gains reported in the Level 3 Rollforward in Note 22 – Fair Value of Assets & Liabilities for Mortgage banking trading securities and MSR for the year ended December 31, 2009, FHN determined that the reported amounts reflect all fair value marks recognized for excess interest and MSR that were recorded during the year. However, throughout 2009, FHN executed sales of excess interest and MSR and also recognized a reclassification from excess interest to MSR. Upon review of the disclosure requirements of ASC 820-10-50, only unrealized gains associated with excess interest and MSR still held at the reporting date should have been included within the amount disclosed. Accordingly, FHN has determined that the appropriate amount of unrealized gains for trading securities to report for the year ended December 31, 2009, is $14.4 million. The appropriate amount of unrealized gains for MSR to report for the year ended December 31, 2009, is $69.4 million. FHN has determined that only amounts associated with excess interest and MSR were incorrectly reported within this disclosure and that this issue did not affect the reported amounts of realized and unrealized gains and losses reported in the Consolidated Statements of Income for the year ended December 31, 2009.